U.S.  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10

General Form for Registration of Securities
Pursuant to
Section 12(b) or (g) of
the Securities Exchange Act of 1934

RENEWABLE FUEL CORP
(Name of Small Business Issuer)

Nevada	26-0892819
(State or Other Jurisdiction of	I.R.S. Employer
Incorporation or Organization)	Identification Number

7251 WEST LAKE MEAD BOULEVARD SUITE 300
LAS VEGAS, NEVADA 89128
(Address of Principal Executive Offices including Zip Code)

702-989-8978
(Issuer's Telephone Number)

Copies to:
C. Parkinson Lloyd, Esq.
Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Phone: (801) 415-3000; Facsimile: (801) 415-3500

Securities to be Registered Under Section 12(b) of the Act:  None

Securities to be Registered Under Section 12(g) of the Act: Common Stock, Par Value $.0001

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☒
(do not check if a smaller reporting company)

TABLE OF CONTENTS

ii

Item 1.                      Business

DESCRIPTION OF BUSINESS

Business History

Renewable Fuel Corp (“RFC”) was founded by William VanVliet, who has a vision of improving the environment for a better future by reducing carbon emission from renewable fuel usages and power generation. As of the date of this Filing, he was a Director and Chairman of RFC.  We are an integrated producer, blender and distributor of biodiesel and blended fuels in the United States, and plan to build and have plans to operate a Jatropha plantation in Indonesia. The Company was incorporated in September 2007 in Nevada and had an initial capitalization of $650,000.  Management anticipates that sales and marketing of our biodiesel and blended fuels will begin in late calendar year 2009, and initiation of the initial planting of the Jatropha plantation in early calendar year 2010 (with first yields anticipated in calendar year 2011).

We plan to produce and supply pure B100, which is 100% biodiesel, or blend the B100 into various biodiesel blends such as B2, B5 and B10, where B(x) refers to the percentage of biodiesel being blended with diesel fuel, before supplying to the US markets. With respect to our biodiesel products, we believe we have a cost advantage as we are able to source directly for lower cost feedstocks in the growing areas near our production plants and produce subsequently cheaper biodiesel from our plants in Malaysia and in Indonesia and potentially purchase from other plants in the South East Asian region as needed.

To develop production capacity, we entered into two share exchange agreements where we acquired entities that either owned a biofuel production plant or had the required government licenses, land and engineering designs to be able to build and develop production plants.

Malaysian Production Plant

In December 2007, we closed a share exchange with Bio-Aspect Sdn. Bhd. (“Bio-Aspect”), and Exquisite Foresight Sdn. Bhd. (“Exquisite”), two Malaysian entities that owned 100% of the outstanding shares of Plant Biofuels Corporation Sdn. Bhd. (“PBC”) in Malaysia.  Under this Share Exchange Agreement, we acquired all of the issued and outstanding shares of common stock PBC, in exchange for which we issued an aggregate of 73,000,000 shares of our common stock, 51,100,000 shares to Bio-Aspect, and 21,900,000 shares to Exquisite.

PBC owns a biodiesel production plant with an anticipated production capacity of thirty million gallons per year on a 24-hour operation basis. The plant consists of three (3) major process plants, i.e. pre-treatment plant, biodiesel plant, and glycerin refining plant. Production capacity may be increased to sixty million gallons per year by calendar year 2010, subject to approval from the relevant government agencies.  The plant is able to produce high-quality biodiesel that complies with the strict European (EN14214) and American (ASTM 6751) biodiesel specifications from a combination of 90% CPO and 10% Jatropha (or other virgin oils). The plant is also capable of processing and refining USP standard glycerin, which is a bi-product of the biodiesel transesterification process and is widely used in the pharmaceutical industry.  The technology provider for our biodiesel plant is Desmet Ballestra (“Desmet”).

The plant, which has a biodiesel manufacturing license from the Ministry of International Trade and Industry of Malaysia, is expected to commence operation in the third quarter of calendar year 2009 and deliver biodiesel to customers in the fourth quarter of calendar year 2009. The development cost of our plant is anticipated to be approximately $63 million.

Indonesian Production Plants

Additionally, in September 2008, we entered into a share exchange agreement with Caerus, Ltd., a British West Indies corporation, which was the sole shareholder of Bio Refining Industries Inc. (“BRII”).  We issued 120,908,000 shares of our common stock to Caerus or its designees in exchange for all of the issued and outstanding shares of common stock of BRII.

BRII owns all of the issued and outstanding shares of Century Corp Sdn. Bhd. (“Century”) and Optimis Teguh Sdn. Bhd. (“Optimis”), two Malaysian entities.  Subsidiaries of Century and Optimis have each been granted licenses to operate biodiesel plants located at Dumai in the Republic of Indonesia.

As such, through our acquisition of BRII from Caerus, we have obtained two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us (through our subsidiaries) to own, construct and operate two biodiesel plants in Indonesia.   The land owned by each facility is adjacent to the other, enabling RFC to combine certain operations and use of assets to reduce cost through sharing resources like a jetty. Each facility has complete engineering documentation provided by Plant Offshore Group Limited (“POGL”) and Oilcorp Berhad (“Oilcorp”), respectively.  Oilcorp, the general contractor on the combined facility, had begun infrastructure work as of the date of this filing.

The Indonesian plants will be designed with a nameplate production capacity of one hundred twenty million gallons per year (approximately 400,000 tons) and also have the capability of processing and refining USP standard glycerin.  The Indonesian plants will be sited in Keluruhan Guntung, Dumai, and Province of Riau. Our plants will have access to a sea front and be equipped with a jetty. The total cost of investment and working capital for these two biodiesel plants and relevant common utilities is projected at approximately $121 million.  We anticipate that one plant (with capacity of approximately 200,000 tones) will be complete in calendar year 2010, and the second will be complete in calendar year 2011.

The biodiesel products produced by the Malaysian and Indonesian plants will be logistically compatible with the current US distribution facilities servicing the oil and gas industry.  This includes seaport, common carrier pipeline and transportation systems, and storage facilities.  As of the date of this filing, we were in the process of developing strategic relationships with oil pipeline operators and independent tank farm operators to blend, store and deliver our products to customers in the wholesale, fleet and retail markets. This will allow us to enter and penetrate the US market with minimal capital investment.

We anticipate that we will initially finance our marketing and distribution of B100 and blended fuels through equity participation from our investors. In the future, we may consider financing our operations with additional equity and/or debt offerings, and also vendor financing.

Significant Milestones

Key milestones in the Company’s history are as follows:

FY 2007

►	RFC incorporated and $650,000 of initial venture capital funding secured [September]

►	Key employees retained [November and December]

►	Acquisition of PBC, the initial developer of the Kuantan Plant, in a reverse stock merger [December]

FY 2008

►	Secured two biodiesel production licenses though acquisition of Century and Optimis [September]

►	Completed $9.2 million debt restructuring with POGL [September]

FY 2009 (YTD)

►	Private placement raised $3.5 million of equity funds from various individual investors [various dates up to May 15, 2009]

Expected future near-term achievements and plans include:

FY 2009 (Planned)

►	Completion of $22.1 million debt restructuring with Oilcorp [Anticipated Third Calendar Quarter 2009]

►	Kuantan Plant commissioned [Anticipated Third Calendar Quarter 2009]

►	Kuantan Plant capacity increased to 200,000 metric tons per year [Anticipated 2010]

FY 2010

►	Phase I of construction of the Indonesia Plants completed [second quarter 2010]

►	Phase II of construction of the Indonesian Plants completed [fourth quarter 2010]

However, there can be no guarantee that the expected or anticipated near-term achievements or plans will be achieved on these schedules or at all.

Company Structure

RFC is a privately held, US multi-national corporation and is involved in the manufacturing and distribution of biodiesel and blended diesel fuels in the US. The diagram below illustrates the structure of the RFC:

Plant Biofuels Corporation Sdn. Bhd. (Malaysia) (“PBC”) is a wholly owned subsidiary of RFC and owns a biodiesel project, licenses and facility with an existing capacity of 100,000 MT and expandable to 200,000 MT of B100 biodiesel per year. The biodiesel plant is located in Kuantan, Malaysia. As of the date of this filing, the biodiesel facility was over 95% completed and is expected to be in operation by the third quarter of calendar year 2009.

Bio Refining Industries Inc. (Nevada corporation) (“BRII”) was incorporated on August 18, 2008 in the US and is an investment holding company focused on renewable energy projects and clean energy initiatives worldwide. Assets of Optimis and Century were combined under BRII via a share exchange agreement on September 5, 2008 (the “Share Exchange”). The Share Exchange was done in such a manner to ensure RFC acquired the assets of Optimis and Century through a US-based company, instead of direct acquisition through Malaysian and Indonesian incorporated companies, respectively.

Optimis Teguh Sdn. Bhd. (Malaysia) (“Optimis”) is a wholly owned subsidiary of BRII, which in turn is a wholly owned subsidiary of RFC. PT. Optimis Teguh Indonesia (Indonesia) (“PTOTI”) is a 95%-owned subsidiary of Optimis and is principally involved in biodiesel production for both the local and export markets. Optimis, via PTOTI, owns and is currently constructing a biodiesel project, licenses and facility with a capacity of approximately 200,000 MT of B100 biodiesel per year. As of the date of this filing, the biodiesel facility was approximately 20% completed. Optimis’ plant is located in Keluruhan Guntung, Dumai, Indonesia, and is expected to commence its operations in calendar year 2010.

Research Fuel Corp Sdn. Bhd. (Malaysia) (“Research”) is a wholly-owned subsidiary of RFC. The group’s biofuel research activities are conducted by Research.

PT. Plant Biofuel Indonesia (Indonesia) (“PTPBI”) is a 99%-owned subsidiary of Century Corp Sdn. Bhd. (Malaysia) (“Century”). Century, via PTPBI, owns and is constructing a biodiesel project, the license and facility are for a capacity of approximately 200,000 MT of B100 biodiesel per year. Century’s plant is located in Keluruhan Guntung, Dumai, Indonesia, and is expected to commence its operations in calendar year 2011.

Target Markets

Our target markets are broadly categorized into wholesale, fleet and retail, which include fuel distributors, jobbers, blenders, industrial users, fleet operators, gas stations, as well as federal, state and local governments. We also intend to enter specified term contractual commitments especially with large industrial fuel users.

Given the Company’s contacts in the worldwide oil industry, management plans to purchase  quantities of ultra low sulfur diesel D2 fuel and, use that fuel to mix with  our B100, selling quantities of the D2 as is to the wholesale market and retain additional quantities for mixing with biodiesel.  We anticipate that the ratio of D2 sold versus the blended product will change over time as the Company’s biodiesel supply expands.

We believe we will be able to blend and distribute biodiesel and blended fuels at lower costs than many of our competitors, which we anticipate will increase the demand for our products and increase our revenues and profit. We have optimized our biodiesel production facility to incorporate state-of-the-art technology, and our biodiesel production facility is designed and being built to be multiple-feedstocks capable, making it one of the most efficient and newest facilities in the industry.

Information on Biodiesel Industry

As an integrated biodiesel and blended fuel producer and supplier, RFC activities shall encompass operating jatropha and crude palm oil (“CPO”) plantations (future), biodiesel production plants, tank farms for storage of biodiesel, diesel and blended fuel (future), and distribution of B100 and blended fuel.

As a green company that supplies biodiesel and blended fuels, RFC may be able to claim and trade carbon and renewable credits, thus providing an additional stream of revenue to the Company.

We believe we will be able to produce, blend and distribute industry quality biodiesel and blended fuels at lower costs than some of our competitors, which we firmly believe will increase the demand for our products and hence increase our revenue and profits.

Biodiesel is a biodegradable, nontoxic alternative fuel produced from multiple types of vegetable oil and other feedstocks. Biodiesel performs comparably to petroleum diesel, in vehicle, construction, marine, power generation and home heating oil applications. Biodiesel can be used as a direct replacement for diesel and can also be blended with diesel. In comparison to ethanol, which is used primarily as an oxygenate that typically replaces up to 10% of gasoline, biodiesel can be used as a direct replacement for diesel at levels up to 100% (in some instances such use may require minor engine modifications).
This increases the potential penetration of biodiesel in the diesel market relative to the potential penetration of ethanol in the gasoline market. To use ethanol as a replacement fuel or in blends higher than 10% generally requires significant engine modification. As of the date of this filing, biodiesel represented less than 0.4% of the overall US diesel market, based on 2006 figures. In the US, biodiesel consumption has grown from approximately 500,000 gallons in 1999 to more than an estimated 450 million gallons in 2007.

Increased use of biodiesel not only reduces dependence on petroleum oil but also combats the environmental impact of petroleum-based fuels. Biodiesel emits fewer exhaust materials that are associated with smog, particulate pollution and global warming than petroleum diesel. According to the US Environmental Protection Agency (EPA), pure biodiesel (B100) emits 78% less carbon dioxide, 67% fewer unburned hydrocarbons, 48% less carbon monoxide, and 47% fewer particulate, 100% fewer sulfates than petroleum diesel. Given these benefits, federal and state governments are mandating or encouraging the use of biodiesel. The federal government provides blenders with an excise tax credit of $0.01 per percentage point of biodiesel blended with diesel, up to $1.00 per gallon. For example, a blend of 20% biodiesel and 80% diesel, or B20, would entitle the blender to a $0.20 credit per gallon so blended.

According to the DOE, 49 of 50 states currently have various forms of incentives and laws related to alternative fuels, including biodiesel.

The production of biodiesel may also generate emissions credits, which can be traded on exchanges pursuant to the Kyoto Protocol and other efforts such as the Renewable Fuel Standard (“RFS”) program.

The RFS program ensures an annual amount of renewable fuel is used by gasoline refiners, blenders and importers. Compliance with the RFS program is demonstrated through the acquisition of Renewable Identification Numbers (“RINs”) that are assigned by producers or importers to every gallon of renewable fuel produced or imported, with eligibility limited to renewable fuels such as ethanol, biodiesel and non-ester renewable diesel. The RFS program allows various parties to generate and acquire credits to demonstrate compliance with the annual renewable fuel volume obligations, to meet requirements for the following year or be traded for use by another party. RINs form the basic “currency” for the RFS program, i.e. currency for trades, currency for credits and currency for compliance. Under the RFS program, renewable fuel producers and importers are required to submit three (3) reports to the EPA for compliance purposes, i.e. Quarterly RIN Generation Report, RIN Transaction Report and Quarterly Gallon-RIN Activity Report.

Global Warming

RFC is a “for profit” business with an altruistic motive, to lend a hand in addressing global warming and climate change. While there are few actions the average individual can take, the use of a renewable sustainable fuel principally biodiesel, might actually be the most significant.  The use of the automobile is the daily single largest contribution to green house gas production, a principle component cited in global warming.  For individuals in the US, Europe and other countries where automobile use is prevalent, the use of biodiesel and other alternative fuel sources will provide a way to reduce their carbon footprint.

Global warming refers to the increase in the average temperature of the Earth's near-surface environments, including air and oceans which, in recent decades, have been slowly warming and are projected to continue to rise. An increase in global temperatures is expected to cause other changes, including sea level rise, increased intensity of extreme weather events, and changes in the amount and pattern of precipitation. Other effects include changes in agricultural yields, glacier retreat, species extinctions and increases in the ranges of disease vectors.

Although global warming is typically viewed as an environmental issue, the effects are far reaching. The potential economic impact of extreme weather includes reduction in global gross domestic product by up to 1% and that in a worst case scenario global per capita consumption could fall 20%. According to the United Nations, insurers, re-insurers, and banks face economic cost associated with climate change. Other economic sectors likely to face difficulties related to climate change include agriculture and transport. Developing countries, rather than the developed world, are at greatest economic risk

We believe our business of marketing and distributing biodiesel and blended fuels will not only help spur economic growth in the US and elsewhere but also lead to a reduction of carbon emissions, which ultimately means a greener future for everyone, creating a legacy the current generation can leave to their children and grandchildren.

Business Strategies

We aim to strengthen our market position and become one of the preferred biodiesel and blended fuels provider in the global biodiesel industry. In order to achieve this, we have put in place the following business strategies:

•
Establish a global scale distribution network - We intend to expand our reach by establishing strategic alliances and growing our global storage and distribution capacity in key US and international markets. We also intend to lease off-site storage facilities and terminal access at strategic ports, which will allow us to store and blend large volumes of biodiesel and directly distribute to our customers.

We believe that a strategically deployed distribution network will enable us to access large-volume biodiesel customers while reducing our overall transportation, feedstock acquisition and storage costs, hence leading to overall distribution costs reduction.

•
Purchase feedstock from low cost producers – In addition to sourcing biodiesel from our own plants, we plan to source and purchase biodiesel and ULSD from low cost producers to ensure our key costs remain low. This translates to competitive pricing and greater demand for our products, which subsequently lead to higher revenue and profits. A key area of focus is the sourcing of our raw materials in South East Asia where overall production costs for biodiesel is low due to lower labor and feedstock material costs.

•
Employ hedging strategies – In purchasing feedstock and fuel supplies for the purpose of producing both biodiesel and for blending purposes, timing for both the inputs and finished products will require hedging due to the volatile movement of both the commodity material and finished fuel.  Transactions can take up to ninety days or more to complete.  As such, the time interval from the purchase of feedstock, to processing, shipping and receipt of payment can see the sale price of biodiesel potentially go down, creating a risk of buying high and being forced to sell low. Fortunately for the biodiesel industry there are many hedging tools available in the physical and financial markets to manage price risk. The available hedging tools for feedstock and biodiesel include futures and options, swaps, wraps and cash-forward, index and basis contracts. Hedging is necessary to limit risk on basic physical transactions as well as to strategically take advantage of price volatility.

While RFC does not contend with the same operating issues that US based biodiesel plants face, RFC has identified similar risks in price volatility.  We believe that the Company will be able to sell its biodiesel to wholesale B100 buyers based on the price of NYMEX Heating Oil Futures.  We intend to minimize downside risk with simple hedging strategies.

•
Establish a global biodiesel distribution platform – We intend to establish a global biodiesel distribution platform for our biodiesel and blended fuels. Besides offering another potential revenue stream, we are also able to utilize this platform to assist our customers to hedge their biodiesel requirement.

•
Leverage our efficient and technologically advanced biodiesel production capacity - We intend to capitalize on the growing US demand for biodiesel by using our operations expertise to leverage expanded marketing and distribution of our biodiesel and blended fuels during the next several years.

•
Pursue strategic investment opportunities - We believe that opportunities for expansion of our business through industry acquisitions and investments will arise as the biodiesel industry continues to grow. We will continue to evaluate opportunities to acquire or invest in gas stations and various other distribution facilities in the US and internationally.

Products

Biodiesel is a clean-burning alternative to hydrocarbon-based diesel. Biodiesel is manufactured and produced from renewable feedstocks (soybean, canola, palm and sunflower oil) and from animal fats (fish oils, tallows and recycled cooking oils). The production of biodiesel involves reacting feedstocks with methanol in the presence of a catalyst, which yields both biodiesel and glycerin.  The Company has been contacted for the purpose of selling glycerin, with potential buyer interest in both the US and Europe.    Biodiesel is a direct replacement for D2 diesel fuel and can be blended between 1% and 99% with diesel. Although biodiesel is mainly used in blends with diesel as a fuel for trucks and automobiles, its usage is wide and can also be used as home heating oil and as an alternative fuel in a variety of other applications in numerous industries.

We believe that the usage of biodiesel has the following advantages:

•
Reduction of dependence on oil and extending petroleum diesel fuel supplies - Given that biodiesel can be used in most diesel engines, it reduces dependence on petroleum-based oil resources. Supply of diesel is limited by, amongst other things, a shortage of refining capacity. The Energy Information Agency (“EIA”) expects the US demand for refined products to increase more rapidly than US refining capacity. Additionally, the US has been and is expected to remain a net importer of liquid petroleum fuels, according to the EIA. We believe that increased demand and associated pressure on US refining capacity will result in greater demand for biodiesel.

•
Superior environmental characteristics - The use of biodiesel in diesel engines leads to substantial reduction of unburned hydrocarbons, carbon monoxide, carbon dioxide and particulate matter. According to the EPA, the use of biodiesel results in a 78% reduction in carbon dioxide emissions when compared to the use of diesel. In addition, biodiesel hydrocarbons are 50% less likely to have ozone-forming potential than diesel fuel. Exhaust emissions of carbon monoxide, particulate matter and total hydrocarbons from biodiesel are on average 48%, 47% and 67% lower, respectively, than comparative emissions from diesel. Biodiesel is also better than diesel from a health perspective because it contains between 50% to 90% lower levels of various potential carcinogens than diesel.

•
Lower investment requirement - Biodiesel can be used as a pure, unblended fuel or be blended with diesel up to 99% and its usage in blends of up to 20% does not require any significant engine modifications in most diesel engines. Biodiesel can also be stored in typical diesel terminal and storage facilities and supplied to end users through existing rail, marine and truck infrastructure.

•
Enhanced engine performance - Blending biodiesel with ULSD has been shown to improve engine lubricity. Also, biodiesel also has a higher cetane number than most diesel fuel, leading to shorter ignition delay periods, more consistent engine starting, and fewer engine deposits, thus reducing smoke, emissions and engine wear. Such increased performance attributes may make biodiesel a preferred blending stock with diesel. Additionally, the ability to produce biodiesel from multiple feedstocks, including feedstocks better suited for colder environments, can reduce the risk that diesel engines are unable to start at lower temperatures. Biodiesel can actually be blended with ULSD D2 by pumping the desired mixture in a truck and driving to the delivery point.  No special equipment or facilities need to be employed.

•
Better energy efficiency - According to the US Department of Energy (“USDOE”), biodiesel is able to yield 3.24 units of energy for each unit of energy used to produce it, which is comparable to the diesel energy efficiency. Comparatively, corn-based ethanol only yields up to .84 units of energy for each unit of energy it takes to produce it. Additionally, a gallon of ethanol delivers approximately 67% of the energy output of a gallon of gasoline. In contrast, a gallon of biodiesel delivers at least 91% of the energy output of a gallon of diesel.

•
Multiple feedstock sources - Biodiesel is produced from a variety of feedstocks and animal fats such as soybean oil, palm oil, jatropha, canola oil, sunflower oil, fish oils, tallow’s and  recycled cooking oils. Most biodiesel producers in the US currently employ single-feedstock production designs and technology, which typically uses soybean oil, and most European biodiesel production technology uses either canola oil or rapeseed oil. The ability to produce biodiesel from multiple feedstocks allows biodiesel producers to diversify and not depend on a single commodity, and thereby mitigate adverse supply cost and pricing risk. As of the date of this filing, development was underway in Malaysia to create a strain of algae that can be converted to biodiesel at very favorable economics.  Accordingly, it is anticipated that the use of algae as a fuel will be possible in the very near future.

•
Federal, state, and local governments’ incentives - Due to the economic and environmental benefits of biodiesel, federal, state and local governments have sought to encourage biodiesel production and use in the US through numerous regulations that either provide economic incentives for biodiesel producers and users or mandate the use of specified levels of biodiesel. The United States Energy Bill passed in December 2007 will significantly increase the use of biofuel. The law requires a specific renewable requirement for diesel fuel that will be met by biodiesel.  The bill increases the minimum renewable requirement in the diesel pool from 500 million gallons in 2009 to 1+ billion gallons in 2012 and will create stable market conditions for the US domestic market in biodiesel.  Additionally it will ensure fuel-labeling requirements to promote consumer confidence in its use.

•
Biodiesel Tax Credits - The US Government provides suppliers of blended fuels with tax credits and other economic incentives.  For instance, the EPA has established a credit-trading program that allows entities subject to renewable fuel volume requirements, such as gasoline refiners, to acquire credits toward those requirements.

Our products consist of pure biodiesel (B100) or blended fuels including B2, B5 and B10, or such other percentage as requested. Our blended fuels are supplied based on the specific requirements of our customers.

Biodiesel Industry

Global Biodiesel Industry

The global biodiesel industry is one of the fastest-growing industries in the world. World capacity, production and consumption of biodiesel grew on average by 32% per year between 2000 and 2005, and faster growth rates are expected from 2008 and beyond, i.e. 115% per year for capacity and 101% per year for demand.

As of the date of this filing, the US and Europe represented the two largest markets for biodiesel.  However, consumption is increasing throughout the world. Brazil, for example, enacted a 2% biodiesel mandate for all diesel vehicles as of January 2008, and many other countries around the world are beginning to enact similar mandates and legislation.

Biodiesel has been in commercial production in Europe and US since 1991 and 2000 respectively. The existing installed production capacity and consumption of biodiesel is principally consumed by Europe, followed by the US.

Europe

Although the biodiesel industry in the US has grown in recent years, it still lags behind the European market. According to the IEA, Europe consumed approximately 95 billion gallons of diesel in 2006, compared to 56 billion gallons consumed in the US.

The European Union has implemented a target of 5.75% renewable fuel usage by 2010 ((Directive 2003/30/EC), which potentially creates demand for approximately 5.5 billion gallons of biodiesel per year based on the assumption of meeting the demand entirely with biodiesel. In March 2007, the European Council adopted as part of the Climate Change and Energy Package a 10% binding target for biofuels consumption to be reached by 2020 by each EU member state.  As with all governmental mandates, they may be subject to revision from time to time, and some revisions may be more favorable than others. Also, based on 2006 consumption levels, there is potential for nearly 6.8 billion gallons in just the US and Europe alone. On March 16, 2009 the European Union imposed import taxes on US-manufactured biodiesel. Exporters in the U.S. will have to pay additional anti-dumping tariffs of up to 29 percent, and anti-subsidy duties of up to 41 percent. The EU has explained that the additional tariffs are designed to prevent US manufacturers from selling biodiesel below the real costs of production. The duties may be confirmed up to five years.

According to the Austrian Biofuels Institute, based on the current demand and supply situation, global biodiesel production and consumption is currently at infancy stage and is expected to boom within the next 2 to 3 years.  Europe currently leads as the largest producer and consumer of biodiesel, but Asia and North America have been showing very strong and steady growth.

Within the EU, the three largest biodiesel producers are Germany, France and Italy, which together represent approximately 75% of EU biodiesel production.

By 2011, it is projected that Europe will require approximately 12 million tons of biodiesel to meet its Member States’ demand and to fulfill its target for promoting the use of biofuel in the transport industry.

European Biodiesel Production Capacity & Demand (Estimated)

With capacity growing annually at 115%, the world is expected to run into an overcapacity situation in the near future.  The increase in capacity is also occurring in North America and Asia, with the total growth in capacity worldwide exceeding expected consumption growth rates.  With the more countries and governmental entities adopting requirements and mandates for the use of biofuels, it is believed the overcapacity situation will be resolved as a result of these and similar requirements.

A shift in global biodiesel production patterns began in 2005 and is expected to continue through 2010. Western Europe, which accounted for over 75% of worldwide biodiesel production in 2005, is expected to diminish production to below 40% through 2010, mainly because production is expected to grow at much faster pace in other regions, such as Asia and North America.

As for global biodiesel consumption, Germany consumed 61% of the world total in 2005, followed by France, US, Italy and Brazil. By 2010, the US is expected to become the largest single biodiesel market, accounting for almost 18% of world biodiesel consumption. Additionally, new and large single markets for biodiesel are expected to emerge in China and India.

With the growing recognition by Governments around the world (as evidenced by the Kyoto Protocol) of the problems associated with global warming, and thus the need to reduce carbon emissions, a number of Governments and legislative initiatives have been implemented the US, Europe and various other countries that have assisted, and will continue to assist in the rapid expansion of the biofuel industry.

Government Support in Europe

Government support provides upside boost for biodiesel industry growth, especially in the case of high feedstock cost scenario (i.e., palm and soybean).  For example, on May 8, 2003 the European Parliament and the Council of the European Union adopted EU Directive 2003/30/EC "Promotion of the use of Biofuel or other renewable fuels for transport" to promote the use of biofuel.  The directive sets out national targets for biofuel of 2% and 5.75% of the fuels to be placed in the Member States market by 2005 and 2010 respectively. The target is calculated on the basis of the energy content of all petrol and diesel used for transport purposes.  In March 2007, the European Council adopted as part of the Climate Change and Energy Package a 10% binding target for biofuels consumption to be reached by 2020 by each EU member state.

In order to provide the necessary catalyst for the Member States to successfully meet the target, the European Parliament and the Council of the European Union, on October 27, 2003 adopted another EU Directive 2003/96/EC "Restructuring the Community framework for the taxation of energy products and electricity." The Directive establishes a European Community framework to allow Member States to amend the petroleum tax structure via total or partial petroleum tax exemption for biofuel or via reduction in excise duties so as to promote biofuel consumption.

The above policies set targets of a minimum share of 2% of fuels in the transport sector in 2005 to be increased to 5.75% in 2010. At the same time, the Member States are provided with the latitude to implement the directive, which allows the reduction of excise duties on biofuel and choice in the form of tax relief that best fits their situation.

Some EU implemented exemptions of the mineral oil tax on biofuel without any limit on blending.  For example, in Spain, the exemption applies for both, pure (B100) or blended biofuel, up to the year 2014.

The UK has introduced similar incentive whereby a fixed UK20 pence/liter duty incentive / savings applies to Biofuel (whether pure or blended), which represent a partial 40% duty exemption on the total mineral oil tax structure.  France also introduced, in 2004, a duty incentive structure on biodiesel of EUR0.33/liter which represents an 80% on total excise duty on petroleum tax.  Other European countries are also introducing similar incentives to promote use of biofuel in each respective country to comply with the European Directives.

The tax/exemption mechanism as currently being implemented in Europe has largely helped to promote the use of biofuel.  The incentive makes the production of biofuel more competitive relative to mineral oil and has the end result of making biofuel “cheaper” compared to petroleum diesel.

It is forecast that if fully implemented, there would be a need for 12 – 14 million tons of biofuels by 2010 of which a large proportion will be biodiesel.  Successful implementation of this market share directive would lead to the following sales volumes per country (projected):

European Directive Target for Biofuel Consumption

The European policy provides an example of substantial developing demand for biodiesel that may also be adopted in other countries in response to issues such as global warming and the Kyoto Protocol.

United States

The EPA’s new ULSD regulation, which went into effect in 2006, and anticipated diesel import requirements in the US and Europe, are further driving biodiesel demand upwards. The ULSD regulation requires all diesel fuel, diesel fuel additives and distillate fuels blended with diesel for on-road use to contain less than 15 ppm of sulfur content. Biodiesel serves as an alternative and appropriate way to comply with ULSD regulations, as biodiesel has less than 15 parts per million (“ppm”) of sulfur content. Blending biodiesel with ULSD also provides added lubricity, which is lost with the removal of sulphur but is required for peak engine performance.   Also, in October 2008, ASTM amended the D975 standard for on-road diesel to allow for 5% biodiesel.

Because biodiesel can be used as a direct replacement for diesel, the potential market for biodiesel includes virtually all current diesel users. According to the EIA, the US consumed approximately 64 billion gallons of diesel in 2006. Projecting 1% annual growth in consumption and if all US diesel were blended with 5% biodiesel, the US market demand for biodiesel would be approximately 3.3 BGY (11.1 million tons) of biodiesel by 2010. This market would increase to 13 BGY (44 million tons) of biodiesel at a 20% blend ratio, which is typical in Europe and other foreign countries that consume biodiesel. By comparison, according to the National Biodiesel Board (“NBB”), the US consumed an estimated 450 million gallons of biodiesel in 2007, which represents a 50,000% increase from 1999 consumption levels of 500,000 gallons.  The US is positioned to become the single largest biodiesel market with 19 percent of worldwide consumption by 2012, according to a report issued by SRI Consulting.

Note: CAGR – Compound Annual Growth Rate

We believe that the following segments are poised and well-positioned for entry by biodiesel and blended fuels:

No.	Industry/Sector	Description
1.	Agriculture	Promoted biodiesel use and industry integration
2.	Marine diesel	Promoting biodiesel utilization due to the fuel’s non-toxic and biodegradable characteristics
3.	Public service	Driven by federal- and state-mandated fleet vehicle requirements for use in public transit and agency vehicles as well as the need for lower emissions in certain geographic markets
4.	Power generation	Ability to generate renewable energy credits
5.	Mining	Faces diesel particulate matter exposure limits

Biodiesel can be shipped directly to end users, such as large fleets or military customers, or distributed using existing diesel terminal and storage facilities and rail, marine and truck infrastructure.

US Biodiesel Production Capacity

According to the National Biodiesel Board, as of January 2008, there were 171 biodiesel production plants located across the US, the majority of which are located in the eastern half of the United States and in Texas.  The annual production capacity from these plants as of January 2008 was approximately two billion gallons per year. However, since January 2008, certain number of these plants have reduced production or closed as a result of changes in the EU tariffs with regard to US biodiesel imports as discussed above (under the heading “Europe”).

Estimated US Biodiesel Production
by Fiscal Year (Oct 1 – Sept 30)
Gallons
700,000,000
600,000,000
500,000,000
400,000,000
300,000,000
200,000,000
100,000,000
0
2000
2001
2002
2003
2004
2005
2006
2007
2008

Source: The National Biodiesel Board (www.biodiesel.org)

Biodiesel Policies and Incentives
The growth of biodiesel industry will be determined largely by government legislation and regulation. In general, governments use a variety of subsidies and tax breaks to stimulate the growth demand.

Most governments have three primary concerns in formulating their biofuel policy:

•	securing constant energy supply and reducing dependence on fossil fuel imports;
•	obtaining environmental benefits and reducing sulfur emissions compared with those of fossil diesel; and
•	creating jobs, in especially in rural regions, and boosting the agricultural sector.

Federal, state and local governments in the US have recently enacted legislative incentives and mandates to encourage the production and use of biodiesel. The present strong support for renewable fuels is driven by an increased embrace of the economic, environmental and security benefits of renewable fuels.

Key regulatory initiatives in the US in relation to biofuels are provided below:

•
Environmental Protection Agency (“EPA”) - Has established a goal of 30% alternative fuel usage in government fleets by 2010. Biodiesel is an alternative fuel, and credits can be earned for blends of 20% or greater. The rules also require the federal government, alternative fuel providers, state and local governments, and private fleets to purchase vehicles that employ alternative fuels. Since 2000, 75% of all light-duty vehicles acquired by covered fleets of federal agencies have been required to have alternative fuel capabilities.

•
Energy Conservation and Re-Authorization Act 1998 - Allows vehicle fleets that are required to purchase alternative fuel vehicles (“AFVs”), to generate credits toward fulfilling this requirement by purchasing and using biodiesel in conventional-fuel vehicles. Since there are few cost-effective options for purchasing heavy-duty AFVs, federal and state fleet providers can meet up to 50% of the heavy-duty AFV purchase requirements by generating biodiesel fuel use credits.

•
Environmental Protection Act (“EPAct”) - Extends through December 2008 the income and excise tax credits for biodiesel promulgated under the Jobs Creation Act of 2004. The EPAct, also mandates procuring AFVs and using alternative fuels, including biodiesel, in federal, state and utility fleets. The EPAct establishes minimum nationwide levels of renewable fuels, including biodiesel, ethanol and liquid fuel produced from biomass or biogas, to be blended into the domestic fuel supply. By 2012, these renewable fuel standards, or (“RFS”), require that the national volume of renewable fuels equal or exceed 7.5 billion gallons. The US EPAct is required, in consultation with the Secretary of Agriculture and the Secretary of Energy, to promulgate regulations for blenders to earn and trade renewable fuel credits for biodiesel blending. The EPAct has established a credit trading program that defines who can generate credits and under what conditions, how credits may be transferred, and the appropriate value of credits. Under this program, blending biodiesel into fuel will earn 50% more credits than blending ethanol.

•	State and local biodiesel mandates - According to the DOE, 49 of 50 states currently have various forms of incentives and laws related to alternative fuels, including biodiesel.

•
Other legislative and regulatory market drivers - RFS and other similar laws and programs that create a market for trading renewable credits are additional demand drivers for biodiesel.  The RFS program ensures an annual amount of renewable fuel is used by petroleum refiners, blenders and importers. Compliance with the RFS program is demonstrated through the acquisition of Renewable Identification Numbers (“RINs”) that are assigned by producers or importers to every gallon of renewable fuel produced or imported, with eligibility limited to renewable fuels such as ethanol, biodiesel and non-ester renewable diesel.  The RFS program allows various parties to generate and acquire credits to demonstrate compliance with the annual renewable fuel volume obligations, meet requirements for the following year or traded for use by another party.  RINs form the basic “currency” for the RFS program, i.e., currency for trades, currency for credits and currency for compliance.

In addition to RFS requirements, the Kyoto Protocol to reduce greenhouse gas emissions will drive biodiesel consumption. According to the EPA, the use of biodiesel, compared to diesel, results in a 78% reduction in carbon dioxide emissions. The Kyoto Protocol, which is an international treaty to reduce greenhouse gas emissions associated with global warming, and other similar regulations, have created an international market for trading of emissions credits in Europe, in Asia and through United Nations exchange programs. Trading in credits allows companies and governments to match their greenhouse gas emissions with equal volumes of emission allowances.

•	Other - In addition to the above, there are a variety of government programs specifically tailored to support and assist the biodiesel industry:

1.
The Renewable Energy and Energy Efficiency Program, administered by the Rural Business Cooperative Service of the USDA, which provides grants, loans and loan guarantees for the development of renewable energy products;

2.
The Biomass Research and Development Initiative, administered jointly by the USDE and US Department of Agriculture (“USDA”) through the National Biomass Coordination Office, provides grants for biomass research, development and demonstration projects;

3.
Project grants administered by the U.S. DOE’s Office of Energy Efficiency and Renewable Energy provide bioprocessing facility project funding for cooperative biomass research and development for the production of fuels, electric power, chemicals and other products; and

4.	The Loan Guarantee Program, administered by the USDOE, provides loan guarantees for energy projects that reduce air pollutants and greenhouse gas emissions, including biofuels projects.

World energy consumption is projected to expand by 50 percent from 2005 to 2030, according to the EIA International Energy Outlook 2008. As the world’s petroleum oil reserves deplete, many countries have mandated minimum consumption levels of renewable fuel. This is because environmental concerns, global warming, economic and energy security issues have made renewable energy more appealing. Consequently, the demand for biodiesel is increasing throughout the world.

China

With its massive population, surging economy and nascent car market, China has become the world's second largest consumer of petroleum oil. China imported 145 million tons of crude oil in 2006, up 14.5% from 10.82 million tons in 2005. (Source: General Administration of China Customs.) China plans to substitute 15% of transportation fuels with biofuels (12 million tons) by 2020.  (Source: China’s Biofuel Policy.) In February 2005, the Chinese government passed a renewable energy law that requires power distributors to buy electricity from alternative energy providers. In addition, China is striving to reduce its dependence on coal, which supplies 65%-70% of the country's energy needs but is responsible for much of its environmental problems. China has set a target of 12% of its power generation capacity coming from renewable energy by 2020.

India

India ranks sixth in the world in terms of energy demand, accounting for 3.5% of the world energy consumption. In India, the demand for diesel is about five times higher than the demand for petrol. Demand for crude oil in India is projected to be 311 million tons annually by 2022.  (Source: India’s Integrated Energy Policy) The Indian government plans to substitute 20% of the country’s diesel requirements with biodiesel by 2012. At present, renewable energy sources contribute only 5% of the total power generating capacity in India.

Japan

Japan has enacted ‘Special Measures Law Concerning the Use of New Energy by Utilities,’ which sets a target of 3% energy supply from renewable energy by 2010.  Annual consumption of petroleum diesel in Japan was 36 billion liters currently as of the date of this filing. If biodiesel content is assumed at 5%, the total demand for biodiesel would be 1.8 billion liters or 1.6 million tons annually.  (Source: Institute of Energy Economics, Japan)

South Korea

South Korea is ranked the 11th largest economy in the world. Currently, South Korea uses 0.5% biodiesel blend in its diesel fuel. The government of South Korea has passed legislation that mandates a 3% biodiesel blend by 2012. (Source: South Korea Energy Ministry)

Malaysia

Malaysia promotes the use of biodiesel fuel blend of 5% with petroleum diesel in the transportation and industry sectors. The policy is primarily intended to reduce imported petroleum fuel. The government has enacted legislation to mandate the use of B5 diesel by 2010. (Source: Malaysia’s National Biofuel Policy.) Malaysia’s consumption of petroleum diesel is about 10 million tons per year. Assuming usage of 5% biodiesel, Malaysia’s demand for biodiesel will be 500,000 tons annually.  (Source: Malaysia National Biofuel Policy.) Under the country’s Fuel Diversification Policy, Malaysia wants renewable energy to provide at least 5% of electricity generation. This amounts to about 550 MW of electricity.  Several major companies, including power producers and Malaysian Airline System Bhd (MAS), have agreed to increase the use of biofuel.

Indonesia

In September 2008, the Indonesian government issued directives for minimum consumption of renewable fuel. Diesel used for transportation must have a minimum of 1% biodiesel starting in 2009. For industrial users, the biodiesel blend was set at 2.5% starting 2009. The nation also mandated 1% bioethanol blend for cars using subsidized fuel starting 2009, while industries using gasoline must ensure 5% of the fuel has bioethanol. The government has targeted at least 5% share of renewable energy in the national energy mix by 2020.  (Source: Indonesia National Energy Policy)

Thailand

Thailand’s biodiesel policy is to promote biodiesel to replace 10% of diesel consumption by 2012.   The government is supporting commercial production of biodiesel and has enforced consumption of B2 nationwide since April 1, 2008.   The government plans to enforce consumption of B5 nationwide in 2011.  (Source: Ministry of Energy, Thailand)

Singapore

In March 2007, the Research, Innovation and Enterprise Council (RIEC) chaired by Singapore’s Prime Minister, endorsed clean energy as a key growth area for Singapore with the target of generating $1.7 billion value-added by 2015. Singapore aims to increase the value added from Singapore’s energy industry from $20 billion to $34 billion by 2015.  (Source: Singapore National Energy Policy Report) Singapore is a signatory to the Kyoto Protocol and has pledged to reduce green house gas emissions.

Brazil

The Brazilian government has set a target for the country to consume 660 million gallons (2.2 million tons) of biodiesel annually by 2010.  (Source: Emerging Markets Online, Petrobras) Beginning in January 2008, Brazilian distributors are required to blend 2 percent biodiesel into their regular diesel supplies. Further, national legislation requires an increase in the biodiesel share to 5 percent of the diesel mix by 2013.

Biodiesel Forecast

Using a conservative figure of 5% biodiesel blend, the forecasted demand in the selected countries would be as shown below:

Country	Forecasted Demand For Biodiesel (million tons)
Europe	11.5 million tons by 2010
United States	11.1 million tons by 2010
China	6 million tons by 2010, 10 million tons by 2020 and 18 million tons by 2030 (Source : Credit Suisse, IEEJ, US Department of Commerce)
India	3.3 million tons by 2010
Brazil	2.2 million tons by 2010
Japan	1.6 million tons by 2009
Indonesia	1.5 million tons (2006 – 2010), 3.0 million tons (2011 – 2015) and 6.4 million tons (2016 – 2025)
Malaysia	0.5 million tons by 2009

Based on the projected demand as mentioned above, the biodiesel demand growth in the EU countries, US and Asian region is projected to be substantially under-served.

Diesel Industry

Supply of diesel in the US is summarized below:

Decade	Year-0	Year-1	Year-2	Year-3	Year-4	Year-5	Year-6	Year-7	Year-8	Year-9
1980s (MMGY)				22,577	24,234	24,432	25,777	24,941	26,275	27,740
1990s (MMGY)	27,511	26,974	27,098	29,197	33,779	35,457	37,505	38,491	40,579	42,868
2000s (MMGY)	43,553	45,118	44,144	45,634	47,186	49,152	52,543
Source: EIA

Analysis

Based on 2006’s annual supply of diesel of 52.5 billions of gallons, and assuming the Federal government imposes a 5% biodiesel blend requirement this translates to a biodiesel requirement of 2.6 billions of gallons in the US market, which is a ten-fold increase over the 2006 supply of approximately 250 million gallons. In addition, many states now have a mandate to achieve a 5% (B5) penetration rate within the next few years with an ultimate goal of B20 or 20% biodiesel mixed with ULSD.

Marketing

Target Markets

 Our plan is to distribute biodiesel and blended fuels to multiple market segments, including but not limited to local distributors or jobbers, mid-stream markets and wholesale users. The mid-stream segment encompasses small refiners, vehicle fleets and the shipping industry.  Additionally, we anticipate a strong market in the heating oil segment as well.

Sales

We intend to supply biodiesel and blended fuels to government agencies, large vehicle fleets, various transportation companies, mid-market fuel distributors and oil companies. As of the date of this Filing, we were also negotiating potential contracts with market traders and mid-market fuel distributors.

We intend to expand the reach of our biodiesel and blended fuels by leasing storage facilities in various markets, and adding blending and distribution capability in selected US and global markets. We also intend to lease biodiesel storage facilities in strategic ports, which will allow us to store and blend large volumes of biodiesel and directly distribute to end-customers without the need for an intermediary distributor.  We believe that a strategically deployed system for biodiesel and fuel will ensure our ability to access large-volume biodiesel customers while reducing our overall transportation and storage costs, thus leading to lower overall distribution costs.

Marketing Objectives

Our objective is to create awareness and aggressively build visibility and sales for our Company, promote our brand name and products, and where possible support to the mission of the biodiesel industry and its trade organizations which seek to promote and build demand for the use of biodiesel globally. Our key marketing strategies are as follows:

•               Promote broad-based adoption of biodiesel

We plan to participate in numerous trade organizations and conferences, and conduct various other public relations activities to promote the adoption of biodiesel globally. In addition, we plan to help promote and support new renewable fuel standards for the industry and lobby the appropriate government agencies regarding the benefits of biodiesel and encourage policies that support its use. Besides this, we will also explore new market potential for biodiesel in as many market segments and industries as possible.

•	Select strategic distribution sites to base our sales, marketing and distribution efforts

We intend to select distribution sites that are strategic to our ability to favorably secure sales, marketing, promotion and distribution of our biodiesel, blended fuels and products. The sites selected for our facilities will be located near producers of ULSD, users of biodiesel and blended fuels and/or are near domestic and international fuel distribution points, which will improve the efficiency of our marketing, the visibility of our brand and distribution of biodiesel and blended fuels in both domestic and international markets. As of the date of this filing, we were engaged in active negotiations for facilities to base marketing and sales efforts.  The planned initial market penetrations will be in critical and high petroleum use locations and facilities including but not limited to New York, Houston, and New Orleans.  We believe that we will be able to support sales and marketing activities within a 250 mile radius of each of these areas. Within each of these market areas, we plan to target fleet operators, petroleum jobbers, mid stream refiners, petroleum resellers, independent distributors, rail providers, shippers and other heavy users of diesel products.  Within these currently planned locations and market areas, we believe that we will be able to access approximately 25% of the total US population and a proportional segment of the petroleum user base.

•               Support and expand market demand for biodiesel

Our plan is to grow demand for biodiesel by producing and marketing high quality biodiesel and blended fuels. We plan to aggressively build company and product awareness associated with RFC and leverage high visibility opportunities such as conference events, sports events, car shows, and other enthusiast gatherings in the marketplace that will be used to convey the beneficial message of our products and communicate that by using RFC biodiesel products, users will be supporting environmental responsibility and help reduce the dependence on foreign petroleum. In all our efforts, we plan to utilize a marketing approach of leveraging our plan by 10X or more of value received to dollars expended.

•               Public relations

We intend to create a public relations plan that will include participation in numerous trade organizations and conferences; build strong relationships with key press, and industry advocacy groups that support our overall efforts; create  public visibility and  coverage for RFC and the biodiesel products; create a political advocacy group to support and publicize the benefits of our products and brand; and conduct various other public relations activities to promote the adoption of biodiesel and blended fuels both in the US and globally. We anticipate that other efforts will include positioning RFC executives as experts for commentary for the biodiesel initiatives; enhancing our online efforts as support; developing reference customers that can support our positions; develop highly visible media efforts in key local markets; conducting press tours; providing speakers for seminars and tradeshows; and creating a position for RFC as an industry authority for biodiesel and biofuels.

Marketing Strategies

The strategies of the marketing program are designed to drive sales and revenue; to create awareness of RFC, its position in the marketplace, and its brand and products; and for the publicity and advocacy of benefits regarding biodiesel and its use as a fuel. We believe that the our marketing efforts will establish the US presence of RFC, create sales inquiries in the designated market segments, and lay the groundwork for RFC to become the predominant player in the biodiesel marketplace.  This will be accomplished through the following:

Integrated Marketing - We intend to highlight RFC’s strengths, including its ability to manufacture biodiesel at its production facilities with the benefits associated; its control of feedstock and the benefits of its processes; its ability to acquire diesel in the spot markets for price leverage; and its beneficial biodiesel brands, and create preferences for RFC’s products.  The initiatives and offers within core market segments and targeting of high purchase intent users likely will be as follows:

•	Direct to market program for customer targets in the key markets;
•	Highly visible public relations communications effort;
•	Senior executive visibility at trade shows, industry conferences and similar;
•	Highly targeted advertising, public relations and promotion to key customer segments to add awareness and sales for the RFC, our biodiesel and products.

Brand Attributes

•	Create and establish a powerful and positive reputation in biodiesel/biofuel products;
•	Support and build the RFC brand position through customer acquisition, and providing resources for the Company’s leadership development;
•	Adopt a distinctive RFC communications style and message approach.

Product

•	Create points of distinction in advertising and public relations with state-of-the-art production capabilities, approach, and product and company-brand distinctions;
•	Create pricing through low production costs, gain product acceptance rapidly;
•	Focus on growth of US and key international markets distribution capabilities; and
•	Build a positive reputation for the Company’s products and Company’s reputation with competitive pricing and top level service.

Advertising Approach

Our plan will incorporate elements of the following;

•           Business publications
•           Trade shows /event direct marketing
o           Sponsorships
o           High Visibility Events
•           Website advertising and presence
•           Web promotions, communications to fuel buyer markets
•           Direct marketing
o           Mailers
o           Newsletters
o           Email campaigns
o           Advertising – industry, directories, focus on the fuel buyer markets
•           Marketing promotional tools
o           Promotional programs
•           Merchandising and unique trade show reminders
•           Public relations
•           Programs
o           Strategic, promotional and informational communications to customers
o           Trade publication advertising in key industry publications
o           Key industry website advertising
o           Ongoing brand and corporate merchandising, product and pricing updates
o           Select speaking opportunities for RFC Executives at trade shows and conferences

Operations

Sources of Raw Material and Availability

We plan to acquire ULSD D2 and to manufacture biodiesel (B100) for our business.  Generally, ULSD and B100 biodiesel are blended or B100 biodiesel is sold unblended based on requirements of our customers, and we plan to distribute to them either via FOB wholesale at our port facility in Kuantan or through tanker delivery at specified port locations.  We intend to distribute RFC branded biodiesel and blended fuels as part of our future efforts from previously mentioned distribution facilities for use at retail gas stations in the US.

We will manufacture the biodiesel from our own production plants, complying with both the European (EN14214) and American (ASTM 6751) biodiesel specifications.  We anticipate that our biodiesel will be shipped from Kuantan, Malaysia or Dumai, Indonesia to US locations including Houston, Texas, New York, New York; and New Orleans, Louisiana, and thereafter distributed to our customer facilities or our storage facilities.

Details of Biodiesel Production Plants

Biodiesel Production Plant – Kuantan, Malaysia

We have obtained a biodiesel production license from the Malaysian government, which enable us to own and operate a biodiesel plant in Malaysia. Our plant, with nameplate production capacity of 60MMGY, is expected to serve our internal requirement and any excess capacity will be supplied to the market.

Our Malaysian biodiesel plant is located on an 11 acres site in the Gebeng Industrial Estate, which is adjacent to the Kuantan Port in Pahang. It is within close proximity to the world class Kuantan Port Complex. This industrial estate is Pahang’s main petrochemical and palm oil related products cluster and houses domestic and multinational companies with adequate and undisrupted supply of electricity and water and backed by good rail and road services.

This particular site is logistically well situated, capable of handling large volumes of feedstock and finished product, with close proximity to port access for vessel loading and offloading.  The port is also strategically located with direct access via South China Sea, an easy passage to the fast growing markets in East Asia and the Pacific regions. Also, this port is connected to the Gebeng Industrial Estate via a common pipe rack facility for transportation of raw materials and finished goods and it is being promoted as a biodiesel hub by the Malaysian government.

The engineering and construction of the plant is expected to be completed and is targeted to be fully commissioned in the third calendar quarter of 2009. The development cost is approximately US$63 million.

Details of Indonesian Biodiesel Production Plants

We have obtained two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesian, which enable us to own, construct and operate two biodiesel plants in Indonesia. Our plants are expected to serve our internal requirement and any excess capacity will be supplied to the market.

Our plant will be designed with a nameplate production capacity of 120MMGY and also have the capability of processing and refining USP standard glycerine which is widely used in the pharmaceutical industry. Our plants will be sited in Keluruhan Guntung, Dumai, and Province of Riau. Our plants will have access to a sea front and be equipped with a jetty. The total cost of investment and working capital for these 2 biodiesel plants and relevant common utilities is approximately US$ 121 million.

The photograph above shows the proposed site for our biodiesel production plants.

The above shows the layout of our biodiesel production plants in Kelurahan Guntung.

This site has a sea front and measures approximately 7.3 ha and is located in Kelurahan Guntung, which is about 15 km from Kota Dumai in the Riau Province, Sumatera Island, Indonesia. It is strategically located across the Rupat-Straits of Riau.

We have selected this site because it has a sea-front and is strategically located at the international shipping route and near to Kota Dumai and a port. In addition, there is an abundance of supply of crude palm oil and jatropha within the vicinity, backed by the local government that is investor-friendly in promoting investment in Dumai.

The Riau Province is the largest producer of crude palm oil (CPO) in Indonesia.  It produces approximately 4.3 to 4.5 million tons of CPO per year. Presently, 80% of CPO produced is exported and only 20% is refined in Dumai. The Riau Provincial government is encouraging investors to set up processing plants to produce palm oil related products instead of merely exporting raw CPO.

Additional Facilities Planned

In addition to our Malaysian and Indonesian facilities, we plan to acquire or create facilities for tankage and blending. We are currently looking at several locations on the Texas gulf coast which will give RFC an initial distribution site for product dissemination.  Until that facility is in place we will contract with third party facilities for this purpose. Distribution from these facilities will be via ship, barge, rail, and tanker truck. Pipeline transport of biodiesel blends up to 5% (B5) is being tested in many locations, with one pipeline operator accepting B5 on its entire system.

Feedstock Availability

The choice of fats and oils for biodiesel production largely depends on local availability and affordability: Western Europe - rapeseed oil, the US - refined soybean oil, South East Asian countries such as Malaysia and Indonesia – palm kernel and palm seed oil.  Additionally, governmental decisions can also affect the choice of feedstock. The most important feedstocks by 2010 are expected to be soybean, rapeseed and palm oils, in descending order. It is anticipated that jatropha and cottonseed oils will show the highest growth rates.

Currently most of the world’s biodiesel production is from semi-refined vegetable oils such as rapeseed oil, soybean oil and palm oil, and various other fats such as used cooking oil and greases.

Although our biodiesel plants are designed to process multiple-feedstock such as CPO, jatropha and algae, our plants will initially produce biodiesel from CPO due to the abundance availability of palm oil in Malaysia and Indonesia, and also due to the fact that CPO is a cheaper alternative compared to other vegetable oils, which makes it our preferred choice of feedstock.

Comparison between CPO and other vegetable oils are provided below:
	Palm Oil	Soybean Oil	Rapeseed Oil
Prices 10 years average 96/97 to 05/06 Prices as at May 07/08 average	US$420/ton US$1,096/ton	US$456/ton US$1,201/ton	US$565/ton US$1,455/ton
Oil yield per acre	12.5 ton	1.35 ton	3.75 ton
Main producers	Malaysia & Indonesia	U.S., Brazil & Argentina	Europe
Cost advantage of using CPO		+US$105/ton	+US$359/ton

Source: www.usda.gov

The strategic location of our biodiesel plant within the world’s largest palm oil producing nations provides strategic leverage for the economics of our plant. The large availability of CPO in Malaysia and Indonesia combined with the continuous increase in output, planted areas and excess of reserve stock, the supply of raw material at competitive price is largely assured.

Indonesia alone had a total production of 19.7 million tons in 2008. As noted above, the Riau Province is the largest producer of CPO in Indonesia, producing approximately 4.3 to 4.5 million tons of CPO per annum and has opened many new plantations, of which some have yet to reach their optimal production level.  Currently 80% of the CPO produced is exported and only 20% is refined in Dumai. The Indonesian government is encouraging investors to set up second stage processing plants in the province.

We have managed to secure several expressions of interest to supply CPO from local palm oil suppliers to our plant. The combined capacities of these suppliers are able to meet our CPO requirement per annum. Moving forward, we also plan to source for CPO from the spot markets as CPO is an actively traded commodity.

However, in order not to compete for the usage of food-based feedstocks and to reduce our production costs, we intend to also utilize jatropha and algae, which are non-food based feedstocks, in the production of our biodiesel.

Types of Feedstock

Our biodiesel production plant is multi-feedstock capable and able to process various feedstocks such as:

1.           Jatropha
2.           Algae and
3.           CPO

Jatropha

Unique features of jatropha are as follows:

•           The tree is not edible and does not compete with other food crops;
•           The tree is not browsed by animals and has an economic life of approximately 25-30 years;
•           Jatropha is a fast growing plant and resistant to pests and diseases;
•           Jatropha provides additional protection to other inter-cropped plants and is easy to propagate;
•           Jatropha has an oil extraction rate of 25-50%;
•           Jatropha restores fertility of marginal and degraded land; and
•           Jatropha methyl ester can be mixed with diesel to produce blended fuels.

Benefits of using jatropha are as follows:

•           Reduction of green house gas emissions by using green energy;
•           Environmentally-friendly and economical as production of jatropha oil involves two conversion stages;
•           Create rural entrepreneurs and create new job opportunities to reduce unemployment;
•           Alleviate burden of high diesel prices;
•           Development of jatropha plantations help eradicate hardcore poverty; and
•           Jatropha is a fuel crop, not a food crop.

Algae

Unique features of algae are as follows:

•	Algae grow quickly and can double its volume overnight given the right condition;
•	Algae can even be cultivated in deserts provided specific conditions are met;
•	As much as 5,000 - 20,000 gallons of oil can be produced per acre of algae per year;
•	Cultivating algae is easy as algae can be fed on liquid human or animal sewage or cultivated in areas where waterways are being polluted by fertilizer run-offs; and
•	Algae consumes CO2 (benefiting the environment) and then produces oil and oxygen (or hydrogen) as by-products.

Benefits of using algae are as follows:

•	Strains of algae high in carbohydrates as well as oil produce starch that can be separated and fermented into ethanol and the remaining proteins can be turned into animal grains; and
•	Aside form being used in biodiesel production, algae can also be used to produce solid fuels, methane gas or bio-ethanol.

Crude Palm Oil (CPO)

Unique features of CPO are as follows:

•	Each tree produces compact bunches weighing between 10 and 25 kilograms with 1000 to 3000 fruitlets per bunch;
•	A normal oil palm tree will start bearing fruits after 30 months of planting and will continue to be productive for the next 20 to 30 years thus ensuring a consistent supply of oil;
•	Oil palm trees have higher leaf area index that allows them to have better photosynthetic efficiency;
•	Palm oil is rich source of carotenoids and vitamin E which confers natural stability against oxidative deterioration;
•	The oil palm is most efficient, requiring only 0.625 acres to produce one ton of oil while soybean, sunflower and rapeseed need 5.375, 3.75 and 1.875 acres respectively;
•	The cultivation and processing of oil palm requires less input of fertilizers, pesticides and fuel energy to produce one metric ton of oil; and
•	Palm oil has a balanced ratio of unsaturated and saturated fatty acids.

Competitive Strengths

We have the following competitive strengths over our competition, which we believe will allow us to quickly take a lead position in the biodiesel industry. We expect these strengths to continue to support our company activities and growth in the future:

•          Established relationships

We have established relationships with international producers of biodiesel and diesel, and as a result of this global network and these resources we are able to procure raw materials at lower costs. We are not dependent on a single supplier and hence potential disruption in our business is virtually negligible. Further, with these established relationships, we may obtain discount for bulk purchases and periodic vendor financing, which support our pro forma financials. Also, we have established relationships with biodiesel and blended fuels users, to whom we intend to supply our products on an ongoing basis.

•          State-of-the-art technology

For over 10 years, regional companies have developed a role in defining the biodiesel marketplace using home grown technologies that are continually being obsolesced with new advancements.  In the past two years, the industry standards have been established and the technologies have stabilized allowing economical benefits for large investments into infrastructure.  Not only do we produce high quality biodiesel fuel at our own plants but we have also established relationships with world class biodiesel producers and ULSD producers. These relationships ensure the constant supply of high quality biodiesel and ULSD for blending, marketing and distribution in the US.

•          Leading sales, marketing and distribution capabilities

We have worked to create a global distribution system for our biodiesel products, with ships, common carrier pipeline access, rail and terminal storage capabilities, in order to provide market access for EN14214 and ASTM D6751-07certified biodiesel and various other blended fuels.

•          Experienced management team

In addition to having experience in the oil and gas industry and in related agriculture businesses, our management team also has extensive experience leading public companies. They are entrepreneurial and result-orientated, and have the necessary skills and ability to manage high growth businesses, erratic and changing business environments, adoption of advanced technologies and delivery of quality products at low cost.

Item 1A.                      Risk Factors

Risk Factors

You should carefully consider the risks described below. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses and cannot assure you that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

Risks Relating to Our Business

We are a development stage company and may never be able to execute our business plan.

We were incorporated on September 11, 2007.  On December 31, 2007, RFC acquired the outstanding stock of Plant Biofuel Corporation (“PBC”), in a reverse merger, a Malaysian corporation in business since 2003.  On September 5, 2008, RFC acquired the outstanding common stock of Bio Refining Industries Inc (“BRII”), a Nevada corporation incorporated in August 2008. BRII is the parent company of two entities, Century Corp Sdn Bhd (“Century”) and Optimis Teguh Sdn Bhd (“Optimis”), which are Malaysian corporations that own biodiesel production licenses in Indonesia through PT Plant Biofuel Indonesia (“PTPBI”) (99% owned by Century) and PT Optimis Teguh Indonesia (“PTOTI”) (95% owned by Optimis).

The result of this transaction is one company, RFC. PBC was completing construction of a biodiesel plant in Kuantan, Malaysia, at the time of the acquisition, targeted to produce 100,000 metric tons of biodiesel plus a glycerin byproduct, with a planned expansion to increase production to 200,000 metric tons of biodiesel. The Kuantan plant is scheduled for completion in the third calendar quarter of calendar year 2009 and will begin shipping biodiesel in the third calendar quarter of calendar year 2009 as well.  The  biodiesel production plant in Kuantan, Malaysia (through subsidiary PBC) and the two biodiesel production facilities planned in Dumai, Indonesia (through subsidiaries Century and Optimis) scheduled for completion in calendar years 2010 and 2011 respectively, have an aggregate nameplate production capacity of 180 million gallons per year (“MMGY”).  However, there can be no guarantee that the plant completion schedules or production capabilities will be achieved.

As of the date of this filing, we had no customers or revenues.  We may not be able to execute our business plan unless and until we are successful in raising funds. We anticipate that we will require a minimum of approximately $10,825,000 to support operations during approximately the next nine to twelve months. Such financing, if required, may not be forthcoming. Even if additional financing is available, it may not be available on terms we find favorable.  As a result, we may not be able to obtain additional necessary funding.  Failure to secure the needed additional financing will have a serious effect on the Company's ability to survive. At this time, there are no anticipated additional sources of funds in place.

We have no operating history and have maintained losses since inception, which we expect to continue in the future.

We have no operating history and have maintained losses since inception.  We also expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated both with the continuing development of our manufacturing and distribution facilities, and with the marketing and sale of our products.  We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business likely will fail.

We have limited experience in the Diesel Fuel (“D2”) wholesale marketplace for the sales and distribution within this business.  There is an arbitrage risk in these transactions due the commodity nature of fuel trading; as such we may lose money on any given transaction. There can be no guarantee that the prices and volumes offered by neither the sellers nor the prices and volumes discussed with the buyers can be maintained. Also, the availability of bank debt or other funding to finance these transactions cannot be assured.

We are currently in negotiation with tank storage providers there can be no guarantee that we will be successful in these negotiations.

We have limited experience in logistics for ULSD D2 and biodiesel. We have identified and are having active discussions with service providers in each of the major ports and are negotiating for tankage and distribution agreements for D2 and blended biodiesel. While the various providers express interest in providing service to RFC, should these services be unavailable for any reason it would have an adverse material effect on the company.

We have limited experience in the biodiesel industry, which increases the risk of operating in the biodiesel distribution business.

We have limited experience in the biodiesel industry. We have no or limited experience in operating biodiesel plants, and intends to rely on our resident employees and staff to continue operations of the Biodiesel plants. We are presently, and will likely continue to be for some time, able to rely only upon our initial officers, directors and Technology Providers for assistance in executing our business plan.  While these individuals are highly experienced in business generally, they have limited experience in organizing and building or operating biodiesel plants and in the biodiesel industry.  In addition, some of our directors are presently engaged in other businesses and other activities that may impose demands on their time and attention.

 Regulations permitting tax credits for biodiesel production in the United States and various other biodiesel mandates in the United States could be eliminated in the future, which could hinder our ability to operate at a profit.

According to the DOE, 49 of 50 states currently have various forms of incentives and laws related to alternative fuels, including biodiesel.  As of May 2008, tax credits or incentives for the use of renewable fuels, including biodiesel, were available in at least 35 states. Renewable fuel requirements, including requirements only applicable to government vehicles, have been enacted in at least 18 states. As of December, 2008 the US Government extended the Federal Excise Tax Credit of $1.00/gallon of blended biodiesel until December, 2009. While it is anticipated that many of these incentives and mandates will continue in force, any negative changes or elimination in these regulations or mandates in the United States in the future could significantly hinder our ability to operate profitably and remain competitive in the market.

Regulations concerning biodiesel production in Europe could be eliminated in the future, which could hinder our ability to operate at a profit.

Growth and demand for biodiesel in Europe is being driven primarily by the European Union directive requiring a 5.75% biodiesel participation rate by 2010. This participation rate means that diesel fuel sold in the European Union must contain at least 5.75% biodiesel. Demand for biodiesel may decline if this policy changes or is discontinued. In addition, a significant long-term fall in the rate of excise or duties levied on petrol diesel would impact affect the competitiveness and viability of biodiesel, which would significantly impact our ability to generate revenues.

Our lack of business diversification could have a negative impact on our financial performance if we do not generate revenue from our primary products or such revenues decrease.

We expect that our business will consist of biodiesel production, and sales of biodiesel, ULSD diesel D2, biodiesel blended fuels and glycerin.  We currently have no plans for other lines of business or other sources of revenue.  Our lack of business diversification could cause us to be unable to generate revenues by the production and sales of biodiesel, ULSD D2 and glycerin because we do not have any other lines of business or alternative revenue sources.

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our products and services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other key employees and contractors who have critical technological knowledge, industry experience, and relationships that we rely on to implement our business plan. The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to develop, market, and sell our products and services, which could adversely affect our financial results and impair our growth.

The Malaysian and Indonesian plant sites may have unknown environmental problems that could be expensive and time-consuming to correct or remediate, which may hinder our ability to operate profitably.

We may encounter hazardous conditions at or near the Malaysian and Indonesian plant sites that may delay or prevent operation of the facility. If we encounter a hazardous condition at or near the sites, work may be suspended, and we may be required to correct or remediate the condition prior to continuing production. The presence of a hazardous condition likely would delay or prevent continuing operation of the Malaysian and Indonesian plants, and may require significant expenditure of resources to correct the condition.  If we encounter hazardous conditions during operation, estimated sales and profitability may be adversely affected.

Initially, we intend to operate three plants.  Any operational disruption at the Malaysian and Indonesian plants could result in a reduction of our sales volume, and could cause us to incur substantial losses.

Our initial plans call for us to operate three plants, the PBC plant in Malaysia and subsequently the two plants in Indonesia.  If our operations at those plants experience a significant interruption due to a major accident or damage by severe weather or other natural disasters or other causes, our ability to generate revenues could be adversely impacted.  In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents, and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

The operation of our plants in Malaysia and Indonesian may subject us to limitations on availability of resources necessary to operate our plants.

Operation of our initial plants, the PBC plant in Malaysia and the CC and OT plants in Indonesia may subject us to risks relating to dealing with foreign governments and governmental utilities, and the availability of resources, including power, fuel oil, and other utilities necessary to operate the plants.  These resources may be unavailable or the availability may be delayed for reasons beyond our control.  Any delay in availability of these necessary resources could result in operational downtimes or a decrease in the production capacity of the plant, which could materially impact our ability to implement our business plan or operate profitably.

We are dependent on our officers for management and direction and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers and staff for implementation of our proposed strategy and execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Construction delays could result in devaluation of our shares if the production and sales of biodiesel and their byproducts are similarly delayed.

Construction projects often involve delays due various reasons including delays in obtaining permits, delays due to weather conditions or other events.  In addition, engineering, procurement and construction firms or any other company involved in the construction of our biodiesel plants, while constructing our plants, could cause delays in the construction schedule.  If it takes longer to construct any of our biodiesel plants than is anticipated, our ability to generate revenues could be impaired and make it difficult for us to meet our debt service obligations.

Risks Relating to Our Strategy and Industry

Changes in environmental regulations or our violation of those regulations could be expensive and hinder our ability to operate profitably.

We will be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to construct and operate our plants and distribution facilities. If for any reason, any of these permits are not granted, construction costs for the plants may increase.  Additionally, any changes in environmental laws and regulations could require us to invest or spend considerable additional resources beyond our current estimates and budget in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce profits.

Our financial performance will be dependent on prices for ULSD or D2, palm oil, methanol and other chemical or material inputs, which are subject to and determined by market forces outside our control. An increase in the prices for these input commodities will materially affect our ability to operate at a profit.

Our results of operations and financial condition will be significantly affected by the cost and supply of ULSD or D2, palm oil and other alternative feedstocks. ULSD and palm oil are expected to constitute our largest expense in the biodiesel business. The price of ULSD or D2 is influenced by global demand and supply, which current trends indicate an over-supply and under-demand scenario leading to a price of between $40-50 per barrel. The price of palm oil or other feedstocks is influenced by weather conditions and other factors affecting crop yields, plantation planting decisions, the output and proximity of palm oil production facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. As such, the significance and relative effect of these factors on the price of ULSD and palm oil is difficult to predict. While not directly tied, the price of CPO is affected by the price of diesel and home heating oil.  As such, lower petroleum prices can drive biodiesel prices lower and can lower CPO demand and price to a point where alternative uses of palm oil could eventually tend to stabilize the price.  Any event that negatively affects the supply of ULSD and palm oil could increase ULSD and palm oil prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in sourcing ULSD and palm oil on economical terms due to supply factors. Such factors could require us to suspend operations until ULSD and palm oil are available at economical terms, which would have a material adverse effect on our business, results of operations and financial position.

The availability and price of ULSD and palm oil will influence our financial performance. We may purchase ULSD and palm oil in the cash market and hedge ULSD and palm oil price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation, which may leave us vulnerable to high ULSD and palm oil prices. Hedging activities themselves can result in costs because price movements in ULSD and palm oil contracts are volatile and are influenced by many factors that are beyond our control.

The wholesale price of D2 will have a significant impact on our operations, both in connection with our resale of D2 as well as in combination with our biodiesel products for sale.  Fluctuations in the wholesale cost of D2 could have a material impact on our margins and ability to operate at a profit because they not only directly increase our cost of goods for blended fuels, but they also tend to decrease the price of B100 biodiesel as well.

Price increases in production material supplies or a lack of supply of such inputs could increase production costs, reduce profit margins and negatively affect cash flow. This is especially true if market conditions do not allow us to pass through increased ULSD and palm oil costs to our customers. There is no assurance that we will be able to pass through higher ULSD and palm oil prices to our customers. If a period of high ULSD and palm oil prices or other inputs were to be sustained for some time, such pricing may reduce our ability to operate and generate revenues. In certain instances, we could decide to limit or even cease production for a period of time.

Similarly, if the price of crude oil, from which D2 is produced, were to fall significantly, our ability to produce biodiesel at a cost-effective rate could be adversely impacted.

Because of the costs of producing biodiesel, if the price of crude oil from which D2 is produced were to decrease dramatically, the costs to produce biodiesel could result in lower margins or losses from such production, which could have a material adverse impact on our business and ability to operate profitably.

Fluctuations in the prices of biodiesel will have a negative impact on our financial performance.

Our revenues can be greatly affected by the price at which we can sell our biodiesel and blended fuels. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. Biodiesel prices generally parallel the movement of petroleum oil prices. Oil prices are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and other myriad factors. Even the slightest rumor of political instability can significantly affect the price of oil.

Any lowering of diesel prices will likely also lead to lower prices for biodiesel, which may decrease our biodiesel sales and reduce revenues.  There can be no assurance as to the price of biodiesel in the future. Any downward changes in the price of biodiesel may result in lower revenue which could substantially affect our income.

Our business is subject to periodic feedstock price fluctuations, which could adversely affect our financial results.

Our operating results could be influenced by periodic fluctuations in the price of palm oils and the price of crude oil and diesel.  In addition, our biodiesel prices are substantially correlated with the price of crude oil and diesel. The price of crude oil and diesel tends to increase both in summer, due to the summer driving season, and in winter, due to home heating needs. Given our limited history, we do not know yet how these periodic fluctuations will affect our financial results over time.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions.  Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact our profitability.

Changes and advances in biodiesel production technology could require us to incur costs to update our biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or operate profitably.

Advances and changes in biodiesel production technology may make the biodiesel production technology to be installed in the PBC plant less desirable or obsolete. These advances may also allow competitors to produce biodiesel at a lower cost than us. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could end up being less efficient than our competitors, which could cause us to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms.  These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Changes in specification standards for biodiesel fuel may increase production costs or require additional capital expenditures to upgrade and/or modify our biodiesel facility to meet them. Such upgrades and/or modifications may entail delays in or stoppages of production.

The European Committee for Standardization (CEN) is the recognized standard-setting body for fuels and additives in the European Union. CEN's specification for pure biodiesel, EN14214, is emerging as the preferred standard for European consumption. CEN and other standard setting bodies have altered their specifications in the past, and are expected to continue to modify the specification in the future as the use of and experience with biodiesel expands. PBC currently will meet the EN 14214 standard as well as the ASTM 6751 standards.  Recent increases in the “cold flow” property requirements for Palm Methyl Ester (PME) issued by the US Government required RFC to add incremental new technology to our Kuantan production facility to achieve the new standard. This increased expense was not anticipated and serves as an example of the risks involved in a dynamic and politically controlled regulatory environment.  There is no guarantee that our production facility will be able to produce compliant biodiesel fuel in the event of changes to the specification. We may need to invest significant capital resources to upgrade or modify our biodiesel facility, which might cause delays in or stoppages of production and the resultant loss of revenues, or which might not be economically feasible at all. Any modifications to the production facility or to the biodiesel specification may entail increased production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance.

Operation in and expansion into international markets is important to our long-term success, and our inexperience in operations outside the U.S. increases the risk that our international operations may not be successful.

We believe that our future growth depends, in part, on our ability to operate biodiesel production facilities in foreign countries, such as Malaysia and Indonesia, and our ability to produce and sell biodiesel outside the U.S. While some of our executive officers have experience in international business from prior positions, the Company has little experience with operations outside the U.S. Our goal of selling biodiesel into international markets will require management attention and resources and is subject to inherent risks, which may adversely affect us, including:

•	unusual or burdensome foreign laws or regulations and unexpected changes in regulatory requirements, including potential restrictions on the transfer of funds;
•	foreign currency risks;
•	political and economic instability, including adverse changes in trade policies between countries in which we may maintain operations;
•	difficulties in staffing and managing foreign sales and support operations in locations with less developed infrastructures;
•	longer accounts receivable payment cycles and difficulties in collecting payments; and
•	less effective protection of our intellectual property.

The noted factors and other factors could adversely affect our ability to execute our international biodiesel production and marketing strategy or otherwise have a material adverse effect on our business.

Ownership by a United States-based company of plants in foreign countries could result in unforeseen consequences, which could have a material adverse impact on our operations.

Under our present structure, Renewable Fuel Corp, a Nevada corporation, owns the outstanding stock of PBC, a Malaysian corporation and BRII, a Nevada corporation. BRII in turn owns the outstanding stock of CC and OT, Malaysian corporations that own biodiesel production licenses in Indonesia through PT Plant Biofuel Indonesia (99% owned by CC) and PT Optimis Teguh Indonesia (95% owned by OT). Ownership of the Malaysian and Indonesian corporations by a United States-based corporation could result in unforeseen consequences, including additional governmental involvement, restrictions on exports, restrictions on transfer of revenues, and other consequences that could have a material adverse impact on our ability to operate and implement our business plan.  Because we anticipate that all of our biodiesel production will be done overseas at least initially, the effect on our operations of any adverse consequences could be significant.

As biodiesel production continues to grow, blended fuel prices may decline, which could significantly reduce our revenue results.

The number of biodiesel plants being developed and constructed in the United States and other areas of the world is increasing.  The European Union directive for 5.75% biodiesel usage by 2010 and the requirement by Brazil of a countrywide B2 2% biodiesel blend effective January 1, 2008, are examples of how biodiesel use and acceptance is likely to increase. If the demand for blended fuels biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline.  Declining biodiesel prices will result in lower revenues and may reduce or eliminate profits.

As the production of biodiesel increases there may not be an adequate supply of ship dockage, storage tanks, railroad cars or trucks to distribute the biodiesel fuel produced by us.

There may not be an adequate supply of storage facilities, rail cars or trucks and or other distribution methods in critical distribution centers specifically or in the United States in generally, to distribute the fuel, which our current plan anticipates that we will be producing once our plant is developed. If the volume of biodiesel shipments continues to increase, there may be weaknesses in infrastructure such that our biodiesel cannot reach its target markets. Rail, barge, tankage and trucking infrastructure may be inadequate to meet the expanding volume of biodiesel shipments, which could prevent us from shipping our biodiesel to our target markets. We will be shipping FOB Plant utilizing highways, waterways and rail lines. If we are unable to transport our products, we may have to slow or halt production which would result in a decrease of our profitability.

Any delay or unanticipated cost in providing transportation infrastructure to the plant could significantly impact our ability to operate the plant and reduce the value of your investment.

We expect that transportation infrastructure must be constructed for our plant. Increased costs for transportation access or a delay in obtaining transportation access could significantly impact our ability to operate the plant. As a result, the value of your investment could decline.

We will depend on third parties to transport our biodiesel, which third parties may not be located by us, or if located, whose failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.

We will have to secure contracts with third parties to market and transport our biodiesel. However, we have not entered into any agreements as of the date of this filing. If we cannot secure these contracts or if companies with which we secure contracts do not perform their obligations as agreed, our operations and financial performance may be harmed. Our reliance on one or a limited number of marketers may place us at a competitive disadvantage.

Concerns about fuel quality may impact our ability to successfully market our biodiesel.

Industry standards impose quality specifications for biodiesel fuel. Actual or perceived problems with quality control in the industry may lead to a lack of consumer confidence in the product and hinder our ability to successfully market our biodiesel.  Quality control issues could result in a decrease in demand for our product, which could lower the value of your investment.

Winter weather conditions may impact demand for Palm based Methyl Ester or PME.

As of the date of this filing, RFC’s primary feedstock is palm oil. Given our ability to process multiple feedstocks, Jatropha can be mixed with crude palm oil (CPO), but our product is primarily Palm-based Methyl Ester (PME). The “cloud point” (temperature at which liquids begin to congeal and turn to solids) for PME is higher than soy or rapeseed methyl esters. Distribution and storage tanks are usually equipped with heating elements in colder climates to accommodate this factor for PME during the winter. Nevertheless, demand for PME during these months is often reduced in favor or soy and rapeseed biodiesel, which could have an adverse affect on the Company’s market demand in the US and European markets.

Automobile manufacturers and other industry groups have expressed reservations regarding the use of biodiesel, which could negatively impact our ability to market our biodiesel.

Because it is a relatively new product, research regarding the use of biodiesel in automobiles and its effect on the environment is ongoing. Some industry groups and standards, including the World-Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.

Our ability to successfully operate is dependent upon the availability of methanol at anticipated prices.

We will require a continuing supply of methanol to produce biodiesel.  The inability to obtain a reliable supply of the necessary methanol may negatively effect our operations, cash flows and financial performance.  Although our policy is to reuse and recycle methanol in our plant operations, any interruption to a reliable supply of methanol for our use could have an adverse impact on our operations.

Any laws or regulations relating to addressing global climate change or global warming that have a negative impact on the market for biodiesel could have a material adverse impact on our operations and ability to operate.

The international treaty relating to global warming (commonly known as the Kyoto Protocol) would have required reductions in emissions of greenhouse gases, primarily carbon dioxide and methane, by industry, including power generating facilities, if ratified by the United States. As an alternative to Kyoto, which became effective (without ratification by the United States) in February 2005, current United States policy regarding greenhouse gases favors voluntary reductions, increased operating efficiency, and continued research and technology development. Although several bills have been introduced in Congress that would compel reductions in carbon dioxide emissions, there are presently no federal mandatory greenhouse gas reduction requirements. The likelihood of any federal mandatory carbon dioxide emissions reduction program being adopted in the near future, and the specific requirements of any such program, is uncertain. However, a number of states in the US in the Northeast and Midwest have proposed or are in the process of developing regulatory programs to manage greenhouse gas emissions.

Any adoption by the federal or state governments of programs mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry and the market for biodiesel.  We cannot predict the potential impact of such laws or regulations on the market for biodiesel in general, or on our future financial condition, results of operations or cash flows in particular.  Because of the importance of biodiesel in our overall business plan, any laws or regulations that have a negative impact on the biodiesel market could have a significant adverse impact on our business and operations.

Our plans for financing include seeking loans from banks, government agencies, and other lending institutions in foreign countries, which could result in the imposition of additional covenants, restrictions, and obligations on the Company that could be different from those resulting from loans from US-based banks and lending institutions.

Our plans for financing our operations, including possible acquisitions and business combinations, include the possibility of seeking loan guarantees from government agencies, or loans from foreign banks and other lending institutions.  Such foreign institutions may be governed by laws and regulations which are substantially different from those governing US-based banks and lending institutions, which could result in additional fees, restrictions, covenants, and obligations being imposed on the Company beyond those resulting from loans from US-based entities.  There can be no guarantee that the Company will be able to secure financing from such foreign institutions on terms that are satisfactory to the Company or in the time frames when such financing may be needed.

We still need to obtain a significant amount of additional debt and equity capital to complete the development and completion of our biodiesel plants, which we may not be able to obtain on acceptable terms or at all.

Setting up biodiesel plants require huge capital investments on plant, machinery and working capital. However, the global credit crunch has made it difficult to raise additional debt and equity capital. The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding could slow down or prevent us from executing on our plan to operate biodiesel plants.

If tariffs are imposed on biodiesel imports, such tariffs could have a material impact on our ability to operate profitably.

As of the date of this filing, the US imposed a 4.6% tariff on the importation value of biodiesel and classified it as a chemical, not a transport fuel.  Additionally, the EU recently imposed an offsetting tariff for US-manufactured biodiesel.  As of the date of this filing, these tariffs will only impact US-manufactured biodiesel, although it is possible that these tariffs could be expanded by the EU to include biodiesel produced in other countries.  Future termination of the subsidies or a change in the valuation of the tariffs could have a material adverse impact on our ability to implement our business plan and operate profitably.

Item 2.                      Financial Information

CAPITALIZATION

Please read the following capitalization table together with the sections of this registration statement entitled “Unaudited Pro Forma Financial Data,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this registration statement.

The following table sets forth our cash and our consolidated capitalization as of September 30, 2008:  on an actual, historical basis; and on a pro forma basis reflecting our registration of 239,365,535 shares of common stock, of which 204,469,594 are currently issued and outstanding at September 30, 2008, the issuance of 9,171,680 shares of common stock upon the conversion of all of the shares of our outstanding preferred stock at September 30, 2008 with the consummation of this public registration and the issuance 25,724,261 shares of common stock related to debt to equity conversions and other equity transactions as more fully described below .

	As of September 30, 2008
	Historical		Adjustments		Pro Forma
			(unaudited)		(unaudited)
	(in US $$)		(in US $$)		(in US $$)

Cash and cash equivalents	$206,676		$1,480,196	(5)	$1,686,872

Current liabilities	27,267,361		(22,111,660)	(3)	3,094,131
			(2,061,570)	(4)
Term loans payable	17,099,979				17,099,979
Total liabilities	44,367,340				20,194,110

Convertible preferred stock	9,171,680		(9,171,680)	(2)	-
Minority Interest	30,410				30,410

EQUITY
Common Stock	20,447	(1)	917	(2)	23,936
			2,211	(3)
			206	(4)
			148	(5)
			7	(6)
Additional paid in capital	16,104,289		9,170,763	(2)	50,865,176
			22,109,449	(3)
			1,929,799	(4)
			1,480,048	(5)
			70,828	(6)
Accumulated other comprehensive income	(405,435)				(405,435)
Accumulated earnings (deficit)	(904,688)		(70,835)	(6)	(975,523)
Total equity	14,814,613				48,972,901

Total capitalization	$68,384,043				$69,233,421

(1) The Company had 204,469,594 shares of common stock, with a par value of $0.0001 per share, issued and outstanding at September 30, 2008.

(2)   The Company had 917,168 shares of Series A preferred stock, with a par value of $0.0001 per share, issued and outstanding at September 30, 2008.  The Series A preferred stock shares have an automatic conversion feature into common shares on a 1:10 basis if the Company’s common stock begins trading on a stock exchange, market or other trading facility.  This pro forma assumes conversion of the Series A preferred stock into common stock.

(3)   On December 2, 2008, RFC entered into a subscription agreement with Oilcorp Berhad (“Oilcorp”), whereby Oilcorp, subscribed to purchase 2,211,166 new shares of Series A Preferred Stock of RFC at an issue price of $10.00 per share in exchange for forgiveness of $22,111,664 of trade payables due to Oilcorp by the Company. The Series A preferred stock shares have an automatic conversion feature into common shares on a 1:10 basis if the Company’s common stock begins trading on a stock exchange, market or other trading facility.  This pro forma assumes the conversion of the trade payables to Series A preferred stock and further conversion of the Series A preferred stock into common stock.

(4)   Four individuals who had previously made advances totaling $1,929,799 to the Company and certain of its subsidiaries, agreed to convert these advances payable into common shares of the Company.  Effective February, 3, 2009, these advances were forgiven and the Company issued 2,061,570 shares of common stock to the individuals at an issuance price of $0.94 per share.  This pro forma assumes the conversion of the advances into common stock.

(5)   Eleven individuals purchased 1,480,196 shares of RFC common stock at $1.00 per share during the period February 20, 2009, through May 15, 2009.  This pro forma assumes the purchases and concurrent issuance of common stock.

(6)   In connection with the transactions for the 2,061,570 and 1,480,196 shares of common stock (as described in items (4) and (5) above), the Company’s CEO was granted 70,835 shares of common stock and options to acquire common stock of 177,088 in accordance with the terms of his employment agreement, which grants him awards of 2% in stock and 5% in options in the event the Company enters into an equity transaction, as defined by his employment agreement.  This pro forma assumes the issuance of common stock to the CEO.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated statement of operations gives effect to the September 5, 2008, share exchange agreement between RFC and BRII and the December 31, 2007, share exchange agreement between RFC and PBC as if they had been completed on October 1, 2007. Our consolidated financial statements for the year ended September 30, 2008 include the results of operations of RFC and its consolidated subsidiaries on the basis of presentation  described in Note (1) to the unaudited pro forma consolidated statement of operations below.

The pro forma consolidated financial data has been prepared by our management based upon the financial statements of RFC and its consolidated subsidiaries included elsewhere within this registration statement and reflect certain estimates and assumptions described in the accompanying notes to the pro forma statement. This unaudited pro forma consolidated statement of operations should be read in conjunction with our audited financial statements and the audited financial statements of PBC, Century Consolidated and Optimis Consolidated which are included elsewhere in this registration Statement.

The pro forma statement of operations is not necessarily indicative of operating results which would have been achieved had the foregoing transaction actually been completed at the beginning of fiscal year 2008 and should not be construed as representative of future operating results.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended September 30, 2008

	RFC (1)	Pro Forma Adjustments (2)	Pro Forma RFC
	9/30/08	9/30/08	9/30/08
		(UNAUDITED)	(UNAUDITED)

Revenues	$-	$-	$-

Cost of sales	-	-	-

Gross margin	-	-	-

Operating expenses:

Payroll and share-based compensation	706,429	1,173,401	1,479,369
Legal and professional fees	78,728	234,897	313,625
Depreciation	1,973	434	2,407
Other general and administrative expenses	216,559	415,936	632,495
Total operating expenses	1,003,689	1,824,668	2,828,357

Operating loss before interest & taxes	(1,003,689)	(1,824,668)	(2,828,357)

Other income (loss) net	39,537	15,015	54,552
Loss attributable to minority interest	766	(879)	(1,645)

Loss before interest & taxes	(963,386)	(1,808,774)	(2,772,160)

Income tax expense	-	-	-

Net (Loss)	$(963,386)	$(1,808,774)	$(2,772,160)

(1) The Company’s consolidated financial statements include the accounts of Optimis, PTOTI, RFC, PBC and Research from September 5, 2008 (“acquisition date”), the date of the share exchange agreements.  Accordingly, the included historical financial statements for the year ended September 30, 2007, through September 5, 2008 are those only of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI (“Century Consolidated”).  Thus, for the period October 1, 2007 through September 30, 2008, the included operating results are those of Century Consolidated for the entire period, along with the results for Optimis, PTOTI, RFC, PBC and Research from September 5, 2008 (acquisition date) through September 30, 2008.

(2) The pro forma adjustments include the accounts of Optimis, PTOTI, RFC, PBC and Research from October 1, 2007 through September 5, 2008, the date of the share exchange agreements.  These pro forma adjustments reflect the BRII and PBC reverse mergers as if they occurred on October 1, 2007.  Thus, the pro forma RFC operations for the period ended September 30, 2008 include the full 12-months of operations for each entity (or since its inception, if prior to October 1, 2007).

Compensation expense recognized in the accompanying historical consolidated statement of operations related to the Employee Options and CEO Options for the years ended September 30, 2008, 2007 and for the period from October 1, 2006 (inception) through September 30, 2008 was approximately $600,708, 0, and $600,708, respectively.  The amounts expensed result from the immediate vesting of 6,045,400 and 458,584 CEO Options in connection with the BRII transaction on September 5, 2008 and the POGL transaction on September 24, 2008, respectively and represent the fair value of the options granted.

(3) The calculated fair value of the 3,650,000 CEO Options granted in connection with the December 31, 2007 share exchange agreement with PBC was $319,000 and was initially expensed in the Company’s statement of operations.  On September 5, 2008, RFC and PBC were acquired in a reverse merger in connection with a share exchange agreement between RFC and BRII.  As such, the calculated fair value of the 3,650,000 CEO Options, or $319,000, was excluded from the historical accompanying consolidated statement of operations for the accounting acquirer, Century Consolidated.

During fiscal year 2008, the Company granted 3,600,000 stock options to certain key employees with an exercise price of $0.10 per share (the “Employee Options”). The calculated fair value of the 3,600,000 Employee Options issued is $318,000.  Of that amount,$81,000 was recorded as share-based compensation expense in the separate company RFC statement of operations for the period October 1, 2007 through September 5, 2008.  However, on September 5, 2008, RFC was acquired in a reverse merger in connection with a share exchange agreement with BRII. As such, the $81,000 expense amount is not included in the accompanying consolidated statement of operations for the accounting acquirer, BRII.
Based on the preceding three paragraphs, pro forma adjustments to accurately state the share based compensation expense for the pro forma year ended September 30, 2008 include $319,000 for the PBC option expense and $81,000 for the stock options granted to key employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operation (‘MD&A”) should be read in conjunction with our audited consolidated financial statements for the year ended September 30, 2008.  The discussion also includes subsequent activities up to March 31, 2009.  These financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”).  Except as otherwise disclosed, all dollar figures included therein and in the following MD&A are quoted in U.S.

THIS MANAGEMENT’S DISCUSSION AND ANALYSIS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES.  ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE DEEMED BY RENEWABLE FUEL CORP TO BE COVERED BY AND TO QUALIFY FOR THE SAFE HARBOR PROTECTION PROVIDED BY SECTION 21E OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED BY RENEWABLE FUEL CORP AND DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.  WHEN USED IN THIS REGISTRATION STATEMENT, WORDS SUCH AS “BELIEVES,” “EXPECTS,” “INTENDS,” “PLANS,” “ANTICIPATES,” “ESTIMATES,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, ALTHOUGH THERE MAY BE CERTAIN FORWARD-LOOKING STATEMENTS NOT ACCOMPANIED BY SUCH EXPRESSIONS.  FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED BELOW IN THE SECTION ENTITLED “INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS” AND UNDER THE HEADING “CERTAIN SIGNIFICANT RISK FACTORS” ABOVE.  RENEWABLE FUEL CORP DISCLAIMS ANY OBLIGATION OR INTENTION OF UPDATING ANY FORWARD LOOKING STATEMENT.

A.   PLAN OF OPERATION

Corporate Organization

Renewable Fuel Corp (“RFC” or the “Company”) conducts its operations through its two wholly owned Malaysian subsidiaries, Plant Biofuels Corporation Sdn. Bhd. (“PBC”) and Research Fuel Corp Sdn. Bhd. (“Research”) and its wholly owned US company, Bio Refining Industries Inc. (“BRII”).  BRII conducts its operations through its two wholly owned Malaysian subsidiaries, Century Corp Sdn. Bhd. (“Century”) and Optimis Teguh Sdn. Bhd. (“Optimis”).  Subsidiaries of Century and Optimis, PT Plant Biofuel Indonesia (“PTPBI”) and PT Optimis Teguh Indonesia (“PTOTI”), respectively, own the licenses for the Company’s two biodiesel plants under construction in Indonesia.

The consolidated financial statements of the Company include the accounts of RFC and its subsidiaries, all of which are wholly owned except PTPBI, which is 99% owned and PTOTI, which is 95% owned.

Business Strategy

The Business

RFC (a development stage company) is an early-stage privately held, integrated producer, blender and distributor of biodiesel and blended fuels.  RFC was incorporated in the State of Nevada on September 11, 2007.  The Company owns a biodiesel production license in Malaysia and two additional biodiesel licenses in Indonesia.

PBC owns the Company’s Malaysian biodiesel plant. The Malaysian plant is near completion and is expected to begin production and sales in the calendar third quarter 2009.  Initial design and site preparation is underway at the two Indonesian sites, with construction anticipated to be completed in calendar years 2010 and 2011, respectively.

We plan to produce and supply pure B100, which is 100% biodiesel, or blend the B100 into various biodiesel blends such as B2, B5 and B10, where B(x) refers to the percentage of biodiesel being blended with diesel fuel, before supplying to the US markets. We also plan to trade ultra-low sulfur diesel (“ULSD D2”) and other petroleum products.  We believe we have a cost advantage as we are able to source directly for lower cost feedstocks in the growing areas near our production plants, resulting in lower-priced biodiesel from our plants in Malaysia and in Indonesia.  We may also purchase from other plants in the South East Asian region as needed. Our target market areas are broadly categorized into wholesale, fleet and retail, which include fuel distributors, jobbers, and blenders, industrial users, fleet operators, gas stations and even federal, state and local governments. We also intend to enter long term contractual commitments with large industrial fuel users.

Our primary business strategies are as follows:

•
Establish a global scale distribution network - We intend to expand our reach by establishing strategic alliances and growing our global storage and distribution capacity in key US and international markets. We also intend to lease off-site storage facilities and terminal access at strategic ports, which will allow us to store and blend large volumes of biodiesel and directly distribute to our customers.

We believe that a strategically deployed distribution network will enable us to access large-volume biodiesel customers while reducing our overall transportation, feedstock acquisition and storage costs, hence leading to overall distribution costs reduction.

•
Purchase feedstock from low cost producers - In addition to sourcing biodiesel from our own plants, we plan to source and purchase biodiesel and ULSD from low cost producers to ensure our key costs remain low. This translates to competitive pricing and greater demand for our products, which subsequently lead to higher revenue and profits. A key area of focus is the sourcing of our raw materials in South East Asia where overall production costs for biodiesel is low due to lower labor and feedstock material costs.

•
Employ hedging strategies - In purchasing feedstock and fuel supplies for the purpose of producing both biodiesel and for blending purposes, timing for both the inputs and finished products will require hedging due to the volatile movement of both the commodity material and finished fuel.  Transactions can take up to ninety days or more to complete.  As such, the time interval from the purchase of feedstock, to processing, shipping and receipt of payment  can see the sale price of biodiesel potentially go down, creating a risk of buying  high and being forced to sell low. Fortunately for the biodiesel industry there are many hedging tools available in the physical and financial markets to manage price risk. The available hedging tools for feedstock and biodiesel include futures and options, swaps, wraps and cash-forward, index and basis contracts. Hedging is necessary to limit risk on basic physical transactions as well as to strategically take advantage of price volatility.

While RFC does not contend with the same operating issues that US based biodiesel plants face, RFC has identified similar risks in price volatility. We believe that the Company will be able to sell its biodiesel to wholesale B100 buyers based on the price of NYMEX Heating Oil Futures.  We intend to minimize downside risk with simple hedging strategies.

•
Establish a global biodiesel distribution platform - We intend to establish a global biodiesel distribution platform for our biodiesel and blended fuels. Besides offering another potential revenue stream, we are also able to utilize this platform to assist our customers to hedge their biodiesel requirement.

•
Efficient and technologically advanced biodiesel production capacity - We intend to capitalize on the growing US demand for biodiesel by using our operations expertise to leverage expanded marketing and distribution of our biodiesel and blended fuels during the next several years.

•
Pursue strategic investment opportunities - We believe that opportunities for expansion of our business through industry acquisitions and investments will arise as the biodiesel industry continues to grow. We will continue to evaluate opportunities to acquire or invest in gas stations and various other distribution facilities in the US and internationally.

B.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Significant Events in Our Financial History

Due to our rapid growth and complex corporate history, it is useful to the reader to understand the chronology of the development of RFC and its subsidiaries. The following is a brief discussion of the significant events that have occurred in the financial history and the building of our Company.

On December 31, 2007, the Company entered into a share exchange agreement to acquire PBC.  As a result of the purchase of PBC by using shares of the Company’s common stock, the original owners of PBC received a 90.2% ownership and voting interest in the combined Company. The transaction was accounted for as a reverse merger, with PBC as the accounting acquirer.    As the accounting acquirer, the assets and liabilities of PBC were recorded using their historical amounts and the assets and liabilities of RFC were accounted for using the purchase method of accounting at their fair market value at the date of acquisition.

Research was formed on March 13, 2008, as a Malaysia corporation and is a wholly owned subsidiary of RFC.

BRII was incorporated on August 15, 2008 and was formed as a holding company to roll-up and consolidate the holdings of Century and Optimis.  On September 5, 2008, BRII entered into individual share exchange agreements with the shareholders of Century and with the shareholders of Optimis, whereby the shareholders of Century and Optimis received shares of common stock in BRII in exchange for 100% of the common shares of Century and Optimis.  The individual shareholders then contributed the shares they received to BRII.

On September 5, 2008 and simultaneous with the execution of the individual share exchange agreements discussed in the preceding paragraph, the Company entered into a share exchange agreement to acquire 100% of the outstanding shares of BRII.   As a result of the purchase of BRII using shares of the Company’s common stock, the original owners of BRII collectively owned and had voting rights of 62.0% of the combined Company. The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer of RFC.  Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII (but not a controlling position), Century was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.  The assets and liabilities of Optimis, as well as of RFC, PBC and Research were recorded at their fair value on the date of acquisition.   As such, Century is the predecessor company for BRII, and due to the reverse merger with RFC, it is also the predecessor company for RFC. As the predecessor company, the assets and liabilities of Century were accounted for in the RFC consolidated financial statements at their historical costs.

The accounts of Optimis, PTOTI, RFC, PBC and Research have been included in the Company’s consolidated financial statements from September 5, 2008 (“acquisition date”), the date of the share exchange agreements.  Accordingly, the included historical financial statements for the year ended September 30, 2008, and including the period October 1, 2006 (inception), through September 5, 2008, are those only of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI (“Century Consolidated”).  Thus, for the period October 1, 2006 (inception), through September 30, 2008, the included operating results are those of Century Consolidated for the entire period, along with the results for Optimis, PTOTI, RFC, PBC and Research from September 5, 2008 (acquisition date), through September 30, 2008.

A Development Stage Company

The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises.”  A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived therefrom.  As of September 30, 2008 and March 31, 2009, the Company had not fully commenced operations nor had it received significant revenues from its planned principal operations.

The Company’s operating subsidiary, Century, was originally incorporated on March 21, 1995.  In its beginning, Century was engaged in the business of selling properties for development.  Beginning October 1, 2006, the Company made a strategic decision to change its core business to the construction of biodiesel plants and producing, blending and distributing biodiesel and blended fuels.  Thus, the inception period for the results of Century are deemed to be October 1, 2006, the date Century began designing its biodiesel plant.  Operating results not related to the ongoing construction of the biodiesel plants and the core business of producing, blending and distributing biodiesel and blended fuels are included in other income (loss), net on the statements of operations.  The remaining land held for sale by Century is included in other assets on the balance sheets.

RESULTS OF OPERATIONS

Interim Periods

Six Months Ended March 31, 2009

During the six months ended March 31, 2009, we reported no revenues and a net loss of approximately $1,136,000 or $.01 per share.  Total operating expenses for the six months ended March 31, 2009, were approximately $1,233,000 of which approximately $546,000 related to payroll and related expense and $355,000 related to legal and professional fees. Remaining operating expenses incurred during the period were approximately $207,000 for general and administrative fees, $112,000 for share-based compensation expense and $14,000 for depreciation expense.

Six Months Ended March 31, 2008

During the six months ended March 31, 2008, we reported no revenues and a net loss of approximately $72,000, or $.01 per share.  The Company was essentially in its inception period as a constructor and operator of biodiesel plants.

Total operating expenses for the six months ended March 31, 2008, were approximately $104,000, of which approximately $6,000 related to payroll and related expense and $19,000 related to legal and professional fees. Remaining operating expenses incurred during the period were approximately $79,000 for general and administrative fees.  During the six months ended March 31, 2008, the company recognized a gain of $32,000, which was reflected in the statement of operations as other income.   This gain related to profit on the sales of properties held for investment by Century.  As a Development Stage Company with its core line of business in constructing and operating biodiesel plants, RFC reports the final sales of its discontinued operations of selling properties for development as non-operating income or expense.

Full Fiscal Periods

Fiscal Year Ended September 30, 2008

During the period ended September 30, 2008 we reported no revenues and a net loss of approximately $963,000, or $0.01 per share.  Total operating expenses for the year ended September 30, 2008 were approximately $1,004,000, of which approximately $706,000 related to payroll and share-based compensation expense and approximately $217,000 related to general and administrative fees.  Remaining operating expenses incurred during the period were approximately $79,000 for legal and professional fees and $2,000 for depreciation expense.  The operating expenses were partially offset by approximately $40,000 of other income related to non-core, unrelated business activities of Century and Optimis.

Fiscal Year Ended September 30, 2007

During the period ended September 30, 2007 we reported no revenues and a net loss of approximately $25,000, or $0.03 per share.  Century, the accounting predecessor company to RFC, was essentially in its inception period as a constructor and operator of biodiesel plants.  Total operating expenses for the year ended September 30, 2007 were approximately $4,000, which primarily related to general and administrative fees.  The operating expenses were offset by approximately $29,000 of other income related to non-core, unrelated business activities of Century.

LIQUIDITY AND CAPITAL RESOURCES

The Company has experienced cumulative losses of $2,073,901 from October 1, 2006 (inception), through March 31, 2009, has total equity of $14,774,440, and as of the date of this filing had not commenced its operations; rather, it is still in the development stages. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern.

As of March 31, 2009, the Company has raised its $18.7 million of equity through a combination of its initial capitalization, various share exchanges as it acquired its operating subsidiaries and has converted $9.1 million of debt for preferred shares with a related party vendor.  In addition, the Company also has borrowed $16.1 million under its credit facility with a Malaysian bank.  These funds have been used to acquire certain capital equipment and infrastructure to support development and implementation of its business plan, payment of salaries and fees of technical and marketing personnel, marketing and promoting, working capital and general corporate purposes.  Additional funds will need to be generated by the Company to complete the three biodiesel plants currently under construction and to further support the development of its business model.

The Company is considering various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. No assurances, however, can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

As of March 31, 2009 and September 30, 2008, we had cash and cash equivalents of approximately $112,000 and $207,000, respectively. We have historically financed our operations with borrowings from debt issuances, private offerings of equity securities, and internally generated funds. We do not believe that our existing cash of $112,000 as of March 31, 2009  will provide adequate resources to satisfy our working capital, scheduled principal and other general and administrative payment requirements, contractual obligations and anticipated capital expenditure requirements for the foreseeable future. We have had negative operating cash flow for the current year to date and anticipate continued negative cash flow from operating activities.

Cash Flows

Net cash used in operating activities was approximately $1,415,000 for the six months ended March 31, 2009 compared to net cash provided by operating activities of approximately $186,554 for the same period in 2008. The cash used in the six months ended March 31, 2009, related to the primarily company’s $1,135,725 operating loss.  The cash used in operations for the six months ended March 31, 2008, related to the  company’s $72,000 operating loss.  Net cash used in operating activities was approximately $263,000 for the year ended September 30, 2008, and net cash used was approximately $1,649,000 for the period from October 1, 2006, through March 31, 2009.

Net cash used in investing activities for the six months ended March 31, 2009, was approximately $0 compared to approximately $67,000 for the same period in 2008. This decrease resulted mainly from the decline in proceeds from disposal of investments.  Net cash used in investing activities was approximately $67,000 for the year ended September 30, 2008 and approximately $67,000 for the period from October 1, 2006 through March 31, 2009.

Net cash used in financing activities for the six months ended March 31, 2009, was approximately $1,064,000 compared to a cash use of $53,000 for the same period in 2008.  Net cash provided by financing activities was approximately $109,000 for the year ended September 30, 2008, and approximately $185,000 for the period from October 1, 2006, through March 31, 2009.

Financing Activities

A summary of financing activities is as follows:

•	On January 22, 2007, Century issued 831,418 of shares of restricted common stock for total proceeds of $358,204.
•	On September 11, 2007 the Company issued 812,500 shares of restricted common stock to a founder of the Company for consideration totaling $400.
•	On September 24, 2007 the Company issued 5,687,500 shares of restricted common stock to an entity for consideration totaling $650,000.
•	On December 31, 2007 the Company issued 74,460,000 of restricted shares in connection with a share exchange agreement with PBC valued at $7,300,000.
•	On July 28, 2008, Century issued 12,445,079 shares of restricted common stock to an individual for total proceeds of $5,530,960.
•	On August 15, 2008, BRII was incorporated as a Nevada corporation and 102,000,000 shares were issued to its founders for proceeds of $5,100.

•	On August 31, 2008, Optimis issued 5,350,000 shares of restricted common stock to two individuals for total proceeds of $2,748,895.
•	In February 2009, the Company issued 2,061,570 shares of restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share, for total proceeds of $2,061,570.
•
In February and March 2009, the Company issued 563,000 shares of our restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share, for total proceeds of $563,000.

•	In April 2009, the Company issued 228,000 shares of our restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share, for total proceeds of $228,000.
•	In May 2009, the Company issued 689,196 shares of our restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share, for total proceeds of $689,196.
•
During the period from inception through September 30, 2008, the Company issued 2,601,593 restricted shares as compensation expense to management in accordance with their employment agreements totaling $600,968.

•
During the period from October 1, 2008, through March 31, 2009, the Company issued 52,491 restricted shares as compensation expense to management in accordance with their employment agreements totaling $52,491.

Term Loans Payable

In October 2007, PBC entered into a $20,085,900 facilities agreement (the “Facilities”) with a bank, which provided available borrowings under two individual term loans totaling $17,174,900 and a revolving line with available credit of $2,911,000.  At March 31, 2009, and September 30, 2008, $2,911,000 was available under the revolving line of credit; however, any disbursements are restricted for purchases of raw materials and repayable within six months from date of disbursement.  A total of $17,099,979 is outstanding under the Facilities at March 31, 2009, and September 30, 2008, which includes two term loans totaling $17,099,979 and $0 borrowed under the revolving credit facility.

The term loans under the Facilities bear interest at the bank’s effective costs of funds +1.25% in year one, increasing to +2% in year two and beyond.  At March 31, 2009, and September 30, 2008, the interest rate for the term loans was 8.25% and 7.5% per annum, respectively.  The interest rate for the revolving line of credit is the bank’s cost of funds +2%.  At March 31, 2009, and September 30, 2008, the interest rate for the revolving line of credit was 8.00%.

The Company has recognized $633,000 and $975,000 in interest charges related to the term loans for the three months ended March 31, 2009, and the year ended September 30, 2008, respectively, all of which has been capitalized and recorded as additions to construction in progress on the PBC plant.  Accrued interest payable at March 31, 2009 and September 30, 2008 was approximately $1,608,447 and $975,000, respectively.  Interest payments will be made with the commencement of monthly installments beginning on each term loans respective date as described above.  The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC.  In addition, the term loans are jointly and severally guaranteed by directors of PBC.

Convertible Preferred Stock

On September 24, 2008, the Company issued POGL 917,618 shares of its Series A Convertible Preferred Stock (“Series A”).  The $9,171,680 purchase price for the Series A was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares.   POGL is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia.  Each Series A share is automaticallly converted into 10 common shares if at any time during the twelve month period following the purchase the Company’s common stock begins trading on a stock exchange, market or other trading facility.   Subsequent to this twelve month period if the Series A have not been converted into common stock the holders have the option to convert all outstanding Series A shares into debt totaling $9,171,680, plus any accrued and outstanding dividends payable.  The holders have the right to receive 25% of the Company’s annual net income after taxes until the outstanding debt is repaid.  In addition, the Company will make quarterly interest payments at a rate of 8% in arrears in the form of common stock at a conversion rate of $1.00 per common share.

Off-Balance Sheet Transactions

As of March 31, 2009 and September 30, 2008, we did not have any off-balance sheet arrangements.

Related Party Transactions

On December 31, 2007, RFC acquired the outstanding stock of PBC in a reverse merger.  PBC was owned by two entities, Bio-Aspect Sdn. Bhd. and Exquisite Foresight Sdn. Bhd., both of which entities were controlled by Tan Yee Hean, who, following the merger, became a member of the Company’s Board of Directors.   Advances totaling $1,264,447 and $0 from Bio-Aspect Sdn. Bhd. and Exquisite Foresight Sdn. Bhd. are included in accounts payable, related parties at September 30, 2008 and March 31, 2009, respectively.

On September 24, 2008, RFC entered into a subscription agreement with POGL, whereby POGL subscribed to purchase 917,168 new shares of Series A of RFC at an issue price of $10.00 per preferred share.  The $9,171,680 purchase price for these preferred shares was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares.   POGL is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia.  Additionally, a current director of RFC is an independent non-executive Chairman of POGL.  Advances totaling $1,016,818 from Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, are included in accounts payable, related parties at September 30, 2008.

The September 30, 2008 balance for accounts payable, related party in the Company’s accompanying balance sheet includes $24,337 of amounts payable to a director of Century and $19,828 of amounts payable to other related parties.

The March 31, 2009 balance for accounts payable, related party in the Company’s accompanying balance sheet includes $545,857 of amounts payable to a director and $0 of amounts payable to other related parties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk attributed to other general and administrative and foreign currency exchange rates.

Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federal insured domestic institutions to minimize risk.  The balances in these accounts did not exceed the US federal insured limit at March 31, 2009, and September 30, 2008 and the Company has not historically incurred losses related to these deposits.   In addition, the Company maintains bank deposits at state-owned banks within Malaysia and Indonesia, which were covered by local government insurance at March 31, 2009, and September 30, 2008. Further, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts receivable are recorded at cost.  The Company periodically evaluates the adequacy of the allowance for estimated losses resulting from the possible non-collection of customer receivables.  Historical collections experience and age of the receivable balance are considered in estimating this allowance.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Concentration of Credit Risk

The Company's operations are carried out in Malaysia and Indonesia. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in Malaysia and Indonesia, and by the general state of Malaysia and Indonesia's economy. The Company's operations in Malaysia and Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Inflation

We are subject to the effects of changing prices. We have, however, generally been able to pass along inflationary increases in our costs by increasing the prices of our products and subscriptions.

Sarbanes-Oxley Compliance and Corporate Governance

Upon this filing being declared effective by the SEC, we will become a public company.  As a public company, we will be subject to the reporting requirement of the Sarbanes-Oxley Act of 2002. Beginning immediately, we will be required to establish and regularly evaluate the effectiveness of internal controls over financial reporting. In order to maintain and improve the effectiveness of disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

We plan to satisfy in a timely manner all requirements of the Sarbanes-Oxley Act applicable to us. We have taken, and will continue to take, actions designed to enhance our disclosure controls and procedures. We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. We will establish a confidential and anonymous reporting process for the receipt of concerns regarding questionable accounting, auditing or other business matters from our employees. We intend for our general counsel to assist us in the continued enhancement of our disclosure controls and procedures. In addition, we intend to put additional personnel and systems in place which we expect will provide us the necessary resources to be able to timely file the required periodic reports with the SEC as a publicly traded company. We intend for our chief financial officer, controller and other financial personnel to lead our existing staff in the performance of the required accounting and reporting functions. In addition, we plan to install a new accounting system and implement additional controls and procedures designed to improve our financial reporting capabilities and improve reporting efficiencies.

On an ongoing basis we intend to conduct a controls evaluation to identify control deficiencies and to confirm that appropriate corrective action, including process improvements, are being undertaken. We expect to conduct this type of evaluation on a quarterly basis so that the conclusions concerning the effectiveness of our controls can be reported in our periodic reports. The overall goals of these evaluation activities will be to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change, including with improvements and corrections, as conditions warrant.

Our ability to enhance our disclosure controls and procedures, to conduct controls evaluations and to modify controls and procedures on an ongoing basis may be limited by the current state of our staffing, accounting system and internal controls since any enhancements and modifications may require additional staffing and improved systems and controls.

Forward-looking statements

All statements made in this filing, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements.  Any one or a combination of factors could materially affect our operations and financial condition.  These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets.  Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate.  Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.  We expressly disclaim any intention or obligation to update any forward-looking statement.

Item 3.                      Properties

PROPERTIES OF THE COMPANY

The Company’s head and principal office is located at 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128.  The Company’s telephone number is (702) 989-8978 and information about the Company can be found on its website at www.rfuelcorp.com.

The primary office facility are currently occupied under the terms of an operating lease and is located at 31C-3 Kalana Mall, Jalan SS6112, 47301 Petaling Jaya, Selangor, Malaysia.  The lease expires June 30, 2010 and the monthly payment is RM 4400.00.  The Company occupies 3500 square feet in this site.

Malaysian Production Plant

We have signed an agreement with Plant Biofuels Corporation Sdn Bhd (“PBC”) in Malaysia, which is our wholly owned subsidiary, to purchase up to thirty million gallons per year of B100 annually.  PBC is a Malaysian incorporated company which owns a biodiesel production plant with a production capacity of thirty million gallons per year on a 24-hour operation basis. The plant consists of three (3) major process plants: a pre-treatment plant, a biodiesel plant and a glycerin refining plant. Production capacity may be increased to sixty million gallons per year upon completion of the Phase II expansion of the plant anticipated by the year 2010, subject to approval from the relevant government agencies.

Our biodiesel plant is located on a 10-acre site in the Gebeng Industrial Estate, which is adjacent to the Kuantan Port in Pahang. It is within close proximity to the world class Kuantan Port Complex. This industrial estate is Pahang’s main petrochemical and palm oil related products cluster and houses domestic and multinational companies with adequate and undisrupted supply of electricity and water and backed by good rail and road services.

This particular site is logistically well situated and capable of handling large volumes of feedstock and finished product, with close proximity to port access for vessel loading and offloading.  The port is also strategically located with direct access via South China Sea, an easy passage to the fast growing markets in East Asia and the Pacific regions. Also, this port is connected to the Gebeng Industrial Estate via a common pipe rack facility for transportation of raw materials and finished goods and it is being promoted as a biodiesel hub by the Malaysian government.

The plant is also capable of processing and refining USP standard glycerin, which is a bi-product of the biodiesel transesterification process and is widely used in the pharmaceutical industry. The plant, which has a biodiesel manufacturing license from the Ministry of International Trade and Industry of Malaysia, is expected to commence commercial production in the third quarter of 2009 and deliver biodiesel to the US in the fourth quarter of 2009. The development cost of our plant is approximately US$63 million.

Our plant is able to produce high-quality biodiesel that complies with the strict European (EN14214) and American (ASTM 6751-07) biodiesel specifications. The technology provider for our biodiesel plant is Desmet Ballestra (“Desmet”).

Desmet’s portfolios of oleo chemical processes include fatty acids processes, fatty alcohol processes, glycerin processes for sweet water, spent lye’s and methyl esters, and biodiesel and methyl esters processes. Desmet is able to add value to our biodiesel production plant through it’s:

1.           Proven process technology for high yields and low operating cost;
2.           Competitive sourcing of quality equipment using specialized workshops;
3.           Quality control by experienced project management teams;
4.           Total in-house expertise for new projects, plant expansions or upgrades;
5.           Possible sources of financing origination from countries where its companies operate; and
6.           Global coverage to meet any local requirements and conditions.

Indonesian Production Plants

We have obtained two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesian, which enables us to own, construct and operate two biodiesel plants in Indonesia. Our plants are expected to serve our internal requirement and any excess capacity will be supplied to the market.

Our plants will be designed with a nameplate production capacity of 120MMGY and have the capability of processing and refining USP standard glycerin, which is widely used in the pharmaceutical industry. Our plants will be sited in Keluruhan Guntung, Dumai, and Province of Riau. Our plants will have access to a sea front and be equipped with a jetty. The total cost of investment and working capital for these 2 biodiesel plants and relevant common utilities is approximately US$ 121 million.

This site has a sea front and measures approximately 18.25 acres and is located in Kelurahan Guntung, which is about 15 km from Kota Dumai in the Riau Province, Sumatera Island, Indonesia. It is strategically located across the Rupat-Straits of Riau.

We have selected this site because it has a sea-front and is strategically located at the international shipping route and near to Kota Dumai and a port. In addition, there is an abundance of supply of CPO and jatropha within the vicinity, backed by the local government that is investor-friendly in promoting investment in Dumai.

The Riau Province is the largest producer of CPO in Indonesia.  The region produces approximately 4.3 to 4.5 million tons of CPO annually. Presently, 80% of CPO produced is exported and only 20% is refined in Dumai. The Riau Provincial government is encouraging investors to set up processing plants to produce palm oil related products instead of merely exporting raw CPO.

Item 4.                      Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 15, 2009, there were a total of 208,082,195 shares of Renewable Fuel Corp’s Common Stock issued and outstanding and 14,781,072 and 2,150,000 of vested and unvested options to acquire common shares, respectively.   Additionally, the Company has 917,168 of Series A Preferred Shares outstanding, which are convertible on a 1:10 basis to common stock at the option of the Series A holder.  If converted, the 9,171,680 shares would represent a 4.2% ownership interest in the Company.

The following table sets forth information with respect to the beneficial ownership of common shares:

Name of Shareholder	Number of Shares	Amount and Nature of Beneficial Ownership
5% Stock Holders
Bio-Aspect Sdn Bhd	51,100,000(1)	24.56%
Exquisite Foresight Sdn Bhd	21,900,000(1)	10.52%
CAERUS Ltd.	89,508,000	43.02%
Other Shareholders	45,574,195	21.90%

Executive Officers and Directors
William Van Vliet, Chairman and Chief Executive Officer	18,576,001(2)	8.38%
Tan Yee Hean, Director	73,000,000(3)	35.08%
Richard Henderson, Director and President	400,000(4)	*
Joseph Putegnat, VP Sales	200,000(5)	*
Steven Braasch, VP Marketing/Investor Relations	200,000(6)	*
David Slater, VP Operations	200,000(7)	*
Cho Nam Sang, Director and VP International Affairs	200,000(8)	*

Executive Officers an Directors as a Group (7 individuals)	92,776,001	41.62%
*             Less than one percent (1%).

(1)	Consisting of shares issued in connection with purchase of Plant BioFuel Corporation (“PBC”). Tan Yee Hean is a significant shareholder in both entities, see (3) below.
(2)	Consisting of 4,944,929 shares of common stock and vested options to purchase 13,631,072 shares of common stock.
(3)	Consisting of the 51,100,000 shares held by Bio-Aspect Sdn Bhd and the 21,900,000 shares held by Exquisite Foresight Sdn Bhd. Tan Yee Hean is a significant shareholder in both companies.
(4)
Consisting of options to purchase 400,000 shares which were exercisable as of or within 60 days of May 15, 2009.  Does not include options to purchase an additional 800,000 shares which were not exercisable as of or within 60 days of May 15, 2009.

(5)
Consisting of options to purchase 200,000 shares which were exercisable as of or within 60 days of May 15, 2009.  Does not include options to purchase an additional 400,000 shares which were not exercisable as of or within 60 days of May 15, 2009.

(6)
Consisting of options to purchase 200,000 shares which were exercisable as of or within 60 days of May 15, 2009.  Does not include options to purchase an additional 400,000 shares which were not exercisable as of or within 60 days of May 15, 2009.

(7)
Consisting of options to purchase 200,000 shares which were exercisable as of or within 60 days of May 15, 2009.  Does not include options to purchase an additional 400,000 shares which were not exercisable as of or within 60 days of May 15, 2009.

(8)
Consisting of options to purchase 200,000 shares which were exercisable as of or within 60 days of May 15, 2009.  Does not include options to purchase an additional 400,000 shares which were not exercisable as of or within 60 days of May 15, 2009.

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 15, 2009. Each beneficial owner’s percentage ownership is determined by assuming that warrants, options, or other convertible or exercisable securities that are held by such person (but not held by any other person), and which are exercisable within 60 days from May 15, 2009, have been exercised.

Item 5.                      Directors and Officers

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth information concerning our executive officers and directors and their ages as of March 31, 2009:

Name	Age	Position

William Van Vliet	43	Chairman and Chief Executive Officer
Richard Henderson	63	Director and President
Tan Yee Hean	43	Director
Cho Nam Sang	46	Director and Vice President, International Affairs
David Slater	38	Vice President, Operations
Joe Putegnat	49	Vice President, Sales
Steve Braasch	54	Vice President, Marketing /Investor Relations

William Van Vliet is an entrepreneur with over 20 years of experience in international business, specializing in new technologies and new industries.  He is especially skilled in project management, technology implementation, technical administration and creative marketing. He has founded, been instrumental and accomplished numerous successes for various businesses. Mr. VanVliet was on active duty serving his country from 1985 – 1992.  In 1992, he worked as Senior VP of Operations for South Bay Communications where he was involved in design and implementation of national SS7 technology with Siemens Stromberg Carlson that is the standard today in telecommunications technology world wide. The company was acquired by West Coast Telecommunications where Mr. VanVliet assisted in the integration of the companies and later became Senior Technical Consultant for the company.

In 1994, Mr. VanVliet was founder and CEO of Universal Communications Network, which grew to one of the top 10 technology companies in the Telecommunications / IT Sector in the late 1990s.  Mr. VanVliet sold the company in 1998. In 1999, Mr. VanVliet founded Bridgeport Energy Corp., which provided consulting services to start-up companies and investors interested in acquisitions in the technology sector.  The company provided project management and support to start-up companies in third world countries. He also holds several US Government engineering certificates for plant operations and management.  Mr. VanVliet maintains private interests in several businesses including telecommunications, technology and Ornamental Agriculture industry.

Richard Henderson is an accomplished business executive with over 30 years experience in the telecommunications and information systems industries. His areas of expertise include marketing and sales, new product development and launch, raising capital and business development in the high tech arena. Mr. Henderson has experience with Fortune 50 companies as well as start-up and early-stage companies, and he has taken two companies through initial public offerings in 1992 and 1995.

Prior to becoming a Director at Global Touch Telecom, he was President and CEO of InternationalTalk.com, President of Bestline in Austin, Chief Operating Officer of MIDCOM Communications (which conducted an IPO in 1995) and WCT Communications (which conducted an IPO in 1992).  Mr. Henderson has been President and COO of AT&E Corporation (which traded on the AMEX exchange), an international wireless venture with Seiko Corporation; President of US Sprint’s $450M Midwest Division from 1986 to 1989; Vice President of GTE’s $1.2B Sprint division; and worked with Xerox Corporation in both the copier and office systems businesses for 14 years. Mr. Henderson graduated from N. Illinois University with a BS degree in Marketing.  He is a member of the Board of Directors for three corporations.

Tan Yee Hean is the Managing Director and founder of PBC. He holds a Bachelor Degree of computing and mathematic science from Victoria University, Australia. He has more than 18 years experience in the marketing, engineering and construction industries. He has been actively involved in engineering contracts and provision maintenance services from 1995 to 2001 after which he subsequently ventured into the construction business in 2001. He is responsible for the overall management and strategic planning of PBC and other responsibilities including overseeing the design and documentation, submissions, supervision and liaison with authorities on all aspects of the projects undertaken by the company in Malaysia. He is also a director of Konsortium Perikanan Nasional Berhad (a Malaysian fisheries consortium), Unimech Engineering (Vietnam) Sdn Bhd (an engineering services provider), Art Ripple Construction & Development Sdn Bhd (a development company) and TFT Technology Berhad (an LCD monitor researcher, designer and manufacturer).

Cho Nam Sang holds a Degree in Economics, majoring in Business Administration from the University of Malaya and a Master Degree in Business Administration majoring in Finance from the Multimedia University of Malaysia.

He started his career in 1985 as a Marketing Executive with an interior designing firm. In 1986 he joined the Royal Customs and Excise Department as a Superintendent of Customs. During his two years in the Customs and Excise Depart he was involved in the assessment and collection of Indirect Tax namely Sales & Service Tax, Excise Duty, Import and Export Duties. His responsibilities also involve conducting indirect tax audits.

In 1989, he joined JVC Video Manufacturing Malaysia Sdn Bhd (“JVM”) as an Assistant Planning Manager. JVM is a leading manufacturer of digital camcorders and is wholly-owned by Victor Company of Japan Ltd, a company listed on the Tokyo Stock Exchange. In 1991 he was promoted to Manager to oversee both the Planning and Logistics Sections. In the same year, Philips of Netherland took up 50% equity stake in JVM and JVM changed its name to Philips and JVC Video Malaysia Sdn Bhd. He became a Deputy Department Manager and subsequently to a General Manager in 1992 in 1994 respectively, where he was responsible to establish the International Procurement Centre (IPC), implementation of Enterprise Resource Planning (ERP), outsourcing, information systems, supply chain management and factory innovation.

In July 2001, he was appointed as an Independent Non-Executive Director of Oilcorp Berhad (“Oilcorp”), which is an Oil and Gas company listed in the Main Board of Bursa Malaysia Securities Berhad. He resigned as an Independent Non-Executive Director of Oilcorp in June 2006 as Oilcorp, via its subsidiary, became one of the members of Konsortium Perikanan Nasional Berhad (“KPNB”), a National Fisheries Consortium which he later joined in 2006 and from which he resigned in 2007.  He is also the Independent Non-Executive Chairman of Plant Offshore Group Limited.

David Slater has approximately 15 years experience in logistics, transportation, telecommunications and ICT industries, focusing on international and domestic sales, services and operations management. He was started his career with Door To Door Services as an Import Clerk from 1993 to 1994. From 1994 to 1995, Mr. Slater became the Division Manager, International Callback with Cyberlink Inc, and a telecommunications service provider where he was involved in operations management and customer service. He then became a Director of Operations of Universal Communications Network, Inc., which is another telecommunications service provider in 1996 where he managed prepaid and wholesale termination operations. He returned to Door To Door Services in 1997 and served as a Logistics Manager until 2002. From 2002 to 2005, he was a telecommunications consultant and was actively involved in implementation of CDR collection, reporting and billing systems for VOIP services. Since 2005, Mr. Slater is the Director of Operations of Transport Management Solutions, a Logistic and Software Systems company.

Joe Putegnat is an entrepreneur with over 20 year experience in building technology related businesses. He founded a few technology companies, which he eventually sold to NASDAQ companies. He started his career in 1986 with US Sprint, where he was the National Account Representative. In 1991, he became the President of Fibernet, an International Long Distance Wholesale Carrier. He then joined I-Tel in 1993 as a Telecom Consultant, where he provided consultancy to 2 major carriers in the United States. Joe founded LDExchange.com, Inc., an International Long Distance Wholesale Carrier in 1995 and served as the President until 2000. LDExchange.com, Inc. was sold to Micro General, Inc. a NASDAQ.ob company in November 1998. In 2001, Mr. Putegnat founded Jupiter Telecom, Inc., an International Long Distance Wholesale Carrier and served as the President and Chief Executive Officer until 2005. Jupiter Telecom, Inc. was sold to AICI, Inc. in 2004 and reverse merged into IPEX, Inc. a NASDAQ.ob company. Mr. Putegnat then founded Xchangetel, Inc. in 2006 and currently serves as the President and Chief Executive Officer. Xchangetel, Inc. was sold to Micro Holdings US, Inc. a NASDAQ.pk company in 2007.

Steve Braasch holds a Bachelor of Science Degree from the University of Texas; he has over 25 years of experience in marketing and business development.  He has held senior positions in a NYSE traded company and as an entrepreneur has built and sold several businesses.

He built an advertising business that was sold in 1984.  He went on to manage a group within the company for the new owner.  Ultimately became a Senior Vice President and Group Director with GSDM, and Omnicom Company traded on the NYSE during that time he managed the accounts of Anheuser Busch, Pennzoil, Pearle and others.  In 1998 he was a principal of Point One an IP network Services Company. The company was reformed as UniPoint holding in 2003 he was the Vice President of marketing and business development until 2007.  Mr. Braasch maintains private interests in the oil and gas business and is a principal in TXC Energy an oil and gas exploration company based in Texas.

Significant Employees

Sr Finance Manager: Mr. Teo Guan Joo holds a Professional Degree in Accountancy (Association of Chartered Certified Accountants, ACCA) from the United Kingdom, and is a member of the FCCA and Malaysia Institute of Accountancy (MIA).  He began his career in 1991 working for KFC Holdings Bhd, followed by employment at Fujioka Precision (M) Sdn Bhd, Hua Hong Import & Export Co Sdn Bhd, and Khaishen Trading Sdn Bhd.  Prior to joining RFC, Mr. Teo served as Senior Finance Manager for Konsortium Perikanan Nasional Bhd..

Throughout his career, Mr. Teo has provided leadership in planning and implementing proper accounting procedures including analyzing cash flow and P&L statements.   Additionally, Mr. Teo has extensive experience in capital cost management, financial due diligence, risk management, budgeting and financial costing analysis.

Plant Manager: Mr. Rosli bin Alias is a professional Chemical Engineer., having earned a Bachelors Degree in Chemical Engineering from the University of Malaya, Kuala Lumpur, in 1992.   He is a member of the Malaysia Board of Engineers (“BEM”).

Mr. Rosli has over 15 years experience working in the oleo-chemical processing and manufacturing industry, managing facilities and project development.  His career began in 1992 as an engineer working in an oleo-chemical plant.  He later joined Stamford Food Ind. Sdn Bhd as a Process Engineer. In 2002 he earned a promotion to Production Manager.  Mr. Rosli has extensive experience in new plant testing and commissioning, operating cost saving projects, processes improvement and occupational, safety & health standards and compliance (“OSH”).

Plant Engineer: Mr. Khairul Hazwan Bin Ramlan is a professional Chemical Engineer., having graduated from the University Technology Malaysia (“UTM”).  He is a member of the Malaysia Board of Engineers (“BEM”).

Mr. Khairul has over 4 years experience in the oleo-chemical industry.   He began his career as a Project Engineer with the Malaysian Chemical Engineering and Technologies Sdn Bhd (“MALCHEM.”); He later worked as a Process Engineer for an oleo-chemical company.  His experience includes engineering, procurement, construction and commissioning of biodiesel plants worldwide, and a broad based knowledge of the oleo-chemical plant process, operation, performance and optimization.

Electrical & Instrumental Engineer: Mr. Ryan Liew Turk Ming is a professional Electrical & Instrumental Engineer., having graduated from UNITEN in Kajang, Malaysia.  He is a member of the Malaysia Board of Engineers (“BEM”), and is currently pursuing his Masters in Business Administration (“MBA”) from the University Utara Malaysia (“UUM”).

Mr. Ryan has 6 years of experience in the Electrical and Instrument engineering field. He began his career as an Engineering Executive and Electrical Engineer working for a major particle board manufacturing company. His experience includes electrical and instrument engineering, procurement and computer programming. He specializes in electrical and instrument equipment performance analysis, monitoring and cost saving analysis for plant operations.

Asst. Quality Supervisor: Mr. Mohd Firdaus Bin Sanusi is a graduate of the University Technology Malaysia in Skudai, Johor, Malaysia, where he majored in Industrial Biology, earning a Bachelors of Science.

Mr. Mohd Firdaus has more than 3 years experience in the chemical lab and testing environment.   He began his career as a Lab Technician with a latex company, followed by a position as Senior Lab Technician with a biofuel company.  His experience includes biodiesel plant commissioning, quality control and biodiesel quality testing.

Production Supervisor: Mr. Ridzuan Bin Ariffin is a professional Chemical Engineer, having earned his degree in Chemical Engineering from the University Technology of Malaysia (“UTM”) in 1991.

Mr. Ridzuan has over 18 years experience in the petro-chemical industry, including plant commissioning and start up. He began his career as an Operation Technician and was later promoted to Lead Technician, where he supervised a large production team.  His experience also includes plant safety audits, plant emergency response, plant safety and incident investigation.

Item 6.                      Executive Compensation
Executive Compensation

Compensation Agreements

Renewable Fuel Corp recognizes the critical importance of the experience and capabilities of its executives as they represent the core leadership upon which the corporation will be built to achieve its results. Because of the corporate reliance on the performance and continued participation of key individuals, all current executives employed by RFC are under 3-year employment agreements. Their compensation rewards results with emphasis on revenue growth and tenure with a 3-year vesting program for stock options. Their compensation recognizes and pays for performance as well as continued tenure with the corporation

Their compensation consists of 4 elements:

1.           Annual Salary for the term of the contract;
2.           A percent of revenue commission paid monthly;
3.           A bonus accelerator paid quarterly, if the corporation achieves its revenue goal; and
4.           Stock options which vest in three tranches, annually at the completion of each of the first three years.

Name	Salary	Monthly % of Revenue	Quarterly Bonus	Initial Stock Option Awards
William VanVliet	$120,000	0.002	100% Commission/Quarter	3,600,000
Richard Henderson	$120,000	0.002	100% Commission/Quarter	1,200,000
Joseph Putegnat	$96,000	0.00375	100% Commission/Quarter	600,000
Steven Braasch	$96,000	0.001	100% Commission/Quarter	600,000
David Slater	$84,000	0.001	100% Commission/Quarter	600,000
Cho Nam Sang	$70,542(1)	0.001	100% Commission/Quarter	600,000

(1)  Cho Nam Sang’s salary is fixed at 250,000 MYR (Malaysian Ringgit), which as of July 7, 2009, was approximately US$70,542 based on the exchange rate.

In addition to the elements listed above, Mr. VanVliet is entitled to receive (a) a share bonus consisting of two percent of any equity transaction (an “Equity Transaction”) in which the Company issues stock; and (b) option compensation consisting of options to purchase shares of the Company’s common stock equal to five percent of each Equity Transaction.

Each of the above members of Management have a 3-year employment agreement which are effective November 1, 2007, for William Van Vliet and Cho Nam Sang, December 1, 2007 for Richard Henderson, and December 27, 2007, for the three others.

Item 7.                      Certain Relationships and Related Transactions, and Director Independence

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

On December 31, 2007, RFC acquired the outstanding stock of Plant Biofuel Corporation (“PBC”), in a reverse merger, a Malaysian corporation in business since 2003.  PBC was owned by two entities, Bio-Aspect Sdn. Bhd. and Exquisite Foresight Sdn. Bhd., both of which entities were controlled by Tan Yee Hean, who, following the merger, became a member of our Board of Directors.

On September 24, 2008, we entered into a subscription agreement with Plant Offshore Group Limited (“POGL”), whereby we sold to POGL 917,168 shares of our Series A Convertible Preferred Stock at an issue price of $10.00 per Preferred Stock.  Cho Nam Sang, a Director of RFC, is also the Independent Non-Executive Chairman of POGL.

As of the date of this filing, none of our directors was independent.

Item 8.                      Legal Proceedings

As of the date of this filing, RFC was not engaged in any legal proceedings, and management was unaware of any pending or threatened proceedings, except as follows:

Ainul Shahrom Bin Yussof, et al. v. Century Corp. Sdn Bhd, Seremban High Court, Summons No. 24-380-2008.  In 2008, Plaintiff Ainul Shahrom Bin Yussof and two other individuals filed suit against Century Corp, a subsidiary of BRII, which is a subsidiary of RFC, for a security services dispute and access to a facilities at a property developed by Century Corp.  By way of background, Century Corp had developed certain parcels of land, and as part of the development, had built a club house for use by owners of the properties, in exchange for payment of certain fees.  When the fees were not paid, Century Corp closed the clubhouse and denied access to the property owners.  The plaintiffs are seeking restoration of the clubhouse to its original condition and usage.  The matter was set for a hearing on June 24, 2009.  However, the hearing has been postponed to a later date.

As per the letter from SB Cheah & Associate, the legal representative of Century Corp Sdn Bhd dated June 17, 2009 the court has decided the security services is to be taken over by the Plaintiff.

Item 9.	Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

As of the date of this filing, there was no principal market where the Registrant’s common stock was trading.

Holders.  As of May 15, 2009 there were twenty five (25) holders of record of the common stock and approximately 208,082,195 shares of common stock outstanding.

Dividends.  Since incorporation, we have not declared any dividends on our common stock.  We do not anticipate declaring a dividend on the common stock for the foreseeable future.

Equity Compensation Plans.  As of the date of this filing, we did not have any equity compensation plans.

Dilution.  We have a large number of shares of common stock authorized in comparison to the number of shares issued and outstanding.  The board of directors determines when and under what conditions and at what prices to issue stock.

The issuance of any shares of common stock in connection with the exercise of our outstanding options and warrants will result in substantial dilution of the equity and voting interests of existing shareholders.

Transfer Agent and Registrar.  As of the date of this filing, we did not have an outside transfer agent.

Item 10.                    Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities

The following information summarizes certain information for all securities we have sold during the past two fiscal years without registration under the Securities Act.

In September 2007, we entered into a Memorandum of Understanding with Soligress Sdn Bhd (“Soligress”), whereby agreed to purchase 5,687,500 shares of our common stock.  The transaction was a private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In December 2007, we entered into a Share Exchange Agreement with Bio-Aspect Sdn. Bhd. (“Bio-Aspect”), and Exquisite Foresight Sdn. Bhd (“Exquisite”), two Malaysian entities that owned 100% of the outstanding shares of Plant Biofuels Corporation Sdn Bhd (“PBC”) in Malaysia.  Under this Share Exchange Agreement, we acquired all of the issued and outstanding shares of common stock PBC, in exchange for which we issued an aggregate of 73,000,000 shares of our common stock, 51,100,000 shares to Bio-Aspect, and 21,900,000 shares to Exquisite.  The transaction was a private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In September 2008, we entered into a share exchange agreement with Caerus, Ltd., a British West Indies corporation, which was the sole shareholder of Bio Refining Industries, Inc. (“BRII”).  We issued 120,908,000 shares of our common stock to Caerus or its designees in exchange for all of the issued and outstanding shares of common stock of BRII.  The transaction was a private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

Also in September 2008, we issued 917,168 shares of our Series A Preferred Stock to an investor in a privately negotiated transaction at a price of $10.00 per share.  The Series A Preferred Stock is convertible, subject to certain adjustments, on a one (1) share of Preferred Stock into ten (10) one shares of common stock basis, into shares of our common stock.  The transaction was a private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In December 2008, we entered into an agreement to issue 2,211,166 shares of our Series A Preferred Stock to another investor in a privately negotiated transaction at a price of $10.00 per share.  The transaction was subject to approval of the shareholders of the purchaser, which approval is expected in July, 2009.The investor is a Malaysian public company, and the completion of the transaction was subject to completion of due diligence and approval by the shareholders of the investor.  The transaction was a private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In February 2009, we issued 2,261,570 shares of our restricted common stock to investors in privately negotiated transactions, 2,061,570 at a price of $.94 per share and 200,000 at a price of $1.00 per share.  These transactions were private transactions conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D, and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In March 2009, we issued 363,000 shares of our restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share.  The transactions were private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D, and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In April 2009, we issued 228,000 shares of our restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share.  The transactions were private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D, and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In May 2009, we issued 902,234 shares of our restricted common stock to investors in privately negotiated transaction at a price of $1.00 per share.  The transactions were private transaction conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D, and Section 4(2) and the rules and regulations promulgated thereunder, Regulation S, and other applicable statues under Federal and state securities laws.

In each of the above listed transactions, no public solicitation or advertising was undertaken in connection with the transactions, and the purchasers of the shares sold in the offering represented that they were purchasing the shares for their own account and for investment purposes and not for purposes of distribution or resale. The certificates evidencing such shares were marked with a restrictive legend, indicating that any resale or transfer thereof was subject to restrictions under the Securities Act and applicable rules and regulations.

Securities issued to Officers and Directors

Pursuant to an Employment Agreement, William VanVliet is entitled to receive, as a bonus shares (the “Share Bonus Compensation”) of our common stock equal to two percent (2%) of any transaction (an “Equity Transaction”) in which we issue stock, including but not limited to capital raising transactions or business combination transactions.  The shares of our common stock are to be restricted, and are to be issued within five (5) business days of the closing of any such Equity Transaction.  Through the date of this filing, we had issued 4,132,429 shares as Share Bonus Compensation to Mr. VanVliet.

Additionally, pursuant to his Employment Agreement, Mr. VanVliet is entitled to receive options (the “Option Compensation”) to purchase shares of our common stock in an amount equal to 5% of each Equity Transaction, with an exercise price equal to the per share price determined in connection with the Equity Transaction.  The options vest fully upon grant, and are exercisable for a period of ten (10) years from the date of grant.  Through the date of this filing, we had issued options to purchase 10,331,072 shares as option compensation to Mr. VanVliet.

In December 2007, we entered into employment agreements with several of our principal officers, in which we granted options, as follows:

Richard Henderson	1,200,000
Joseph Putegnat	600,000
David Slater	600,000
Steve Braasch	600,000
Cho Nam Sang	600,000
3,600,000

The 3,600,000 in options issued to our principal officers other than Van Vliet all have a term of three (3) years from the date of vesting, and shall vest as follows: one-third of the options shall vest on each of the first, second, and third anniversaries of the execution of the employment agreements and the granting of such options.

Item 11.                    Description of Registrant’s Securities to be Registered

DESCRIPTION OF SECURITIES
General

Our Articles of Incorporation authorize us to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock. As of May 15, 2009, there were issued and outstanding 208,082,195 shares of our Common Stock and 917,168 shares of our Series A Preferred Stock with a pending transaction for an additional 2,211,318 shares of our Series A Preferred Stock.

The following summary of the respective rights of holders of our capital stock is qualified in its entirety by reference to our amended and restated articles of incorporation and by-laws, copies of which are available upon request.

Common Stock

Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of Common Stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of liquidation, dissolution or winding up of Renewable Fuel Corp, to share pro rata in any distribution of Renewable Fuel Corp’s assets after payment or providing for the payment of all liabilities and the liquidation preference of any outstanding preferred stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or pre-emptive rights to purchase or subscribe for any shares of Common Stock or other securities of Renewable Fuel Corp in the event of any subsequent offering. The shares of Common Stock have no conversion rights, are not subject to redemption and are not subject to further calls or assessments. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable. This description of our Common Stock is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

Series A Preferred Stock

As of the date of this filing, the Company had designated one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”).  The Company designated 4,000,000 shares of Series A Preferred, which have a stated value of $10.00 per share.  The terms of the Series A Preferred include:

Dividends.  Holders of Series A Preferred are be entitled to receive, when and as declared by the Company’s Board of Directors, either out of funds legally available therefor or through the issuance of shares of the Company’s common stock, and the Company accrues, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the first anniversary of the Original Issue Date of the Series A Preferred cumulative dividends on the Series A Preferred at the rate per share (as a percentage of the Stated Value per share) equal to eight percent (8%) per annum, payable in shares of Common Stock of the Company at a rate of $1.00 per share of common stock.

Voting Rights.  Except as set forth in the Certificate of Designation or required by law, the shares of Series A Preferred have no voting rights.

Conversion.

(a)(i)  Automatic Conversion into Common Stock.  If, at any time during the twelve months following the purchase of the Series A Preferred Stock (the “Initial Conversion Period”), the Company’s common stock begins trading on a stock exchange, market, or other trading facility, the issued and outstanding Series A Preferred Stock will immediately convert, on a one (1) share of Series A Preferred Stock for ten (10) shares of common stock basis, into shares of common stock.

(ii)  Following the Initial Conversion Period and until such time as the Series A Preferred has been converted into debt (as described immediately below) (the “Subsequent Conversion Period”), if the Company’s common stock begins trading on a stock exchange, market, or other trading facility, the issued and outstanding Series A Preferred will immediately convert, on a one (1) share of Series A Preferred for ten (10) one shares of common stock basis, into shares of common stock.

(b)(i)  Optional Conversion into Debt Instrument.  At any time following the Initial Conversion Period, provided that the Company’s common stock is not trading on a stock exchange, market, or other trading facility resulting in the automatic conversion as described above, holders of the Preferred Stock shall have the right, but not the obligation, to convert all, but not less than all, of the shares of Series A Preferred held by such holder into a debt obligation (the “Debt Amount”) of the Company (the “Debt Conversion”).  If a holder of the Series A Preferred chooses to take advantage of the Debt Conversion, the Company will pay interest on the principal amount of the debt at a rate of 8%, payable quarterly in arrears, by issuing shares of the Company’s common stock at a conversion/purchase rate of $1.00 per common share.

(ii)  If the holder chooses to take advantage of the Debt Conversion, the holder shall have the right to receive from the Company twenty five percent (25%) of the Company’s Net Income After Taxes (as defined in the Company’s annual audited financial statements) until the full amount of the Debt Amount has been repaid or until the Company’s common stock begins trading on a stock exchange, market, or other trading facility, at which time the remaining outstanding Debt Amount shall automatically convert into shares of the Company’s common stock at a conversion price of $1.00 per common share.

Shares of Series A Preferred converted into Common Stock shall be canceled and shall have the status of authorized  but unissued shares of undesignated preferred stock.

Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred shall be distributed among the holders of Series A Preferred ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series A Preferred.

Item 12.                    Indemnification of Directors and Officers

Indemnification Provisions

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except in connection with a proceeding by or in the right of a corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of Renewable Fuel Corp.  In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Item 13.                     Financial Statements and Supplementary Data

As set forth in Item 15 below

Item 14.                    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15.                    Financial Statements and Exhibits

(a)           Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Renewable Fuel Corp and Subsidiaries
Audited Consolidated Financial Statements as of September 30, 2008
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2008 and 2007	F-3
Consolidated Statements of Operations for the years ended September 30, 2008 and 2007, and for the period from October 1, 2006 (inception), through September 30, 2008	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the years ended September 30, 2008 and 2007, and for the period from October 1, 2006 (inception), through September 30, 2008	F-5
Consolidated Statements of Cash Flows for the years ended September 30, 2008 and 2007, and for the period from October 1, 2006 (inception), through September 30, 2008	F-6
Notes to Consolidated Financial Statements	F-7

Consolidated Financial Statements for the six months ended March 31, 2009 and 2008 (unaudited)
Consolidated Balance Sheets as of March 31, 2009 (unaudited) and 2008	F-27
Consolidated Statements of Operations (unaudited) for the six months ended March 31, 2009 and September 30, 2008 (unaudited) and for the Period from October 1, 2006 (Inception) through March 31, 2009	F-28
Consolidated Statements of Changes in Stockholders’ Equity (unaudited) for the Period from October 1, 2006 (Inception) through March 31, 2009	F-29
Consolidated Statements of Cash Flows (unaudited) for the six months ended March 31, 2009 and 2008 and for the Period from October 1, 2006 (Inception) through March 31, 2009	F-30
Notes to Condensed Consolidated Financial Statements (unaudited)	F-31

Plant Biofuels Corp
Audited Financial Statements for the period ended September 5, 2008 & 2007
Report of Independent Registered Public Accounting Firm	F-47
Balance Sheets as of September 5, 2008 & 2007	F-48
Statements of Operations for the period October 1, 2007, through September 5, 2008, and for the nine months ended September 30, 2007	F-49
Statements of Changes in Shareholders’ Equity for the period October 1, 2007, through September 5, 2008, and for the nine months ended September 30, 2007	F-50
Statements of Cash Flows for the period October 1, 2007, through September 5, 2008, and for the nine months ended September 30, 2007	F-51
Notes to Financial Statements	F-52

Century Corp Sdn Bnd & PT Plant Biofuel Indonesia Consolidated
Audited Financial Statements for the year ended September 30, 2008 & 2007
Report of Independent Registered Public Accounting Firm	F-69
Balance Sheets as of September 30, 2008 and 2007	F-70
Statements of Operations for the years ended September 30, 2008 and 2007	F-71
Statements of Changes in Shareholders’ Equity for the years ended September 30, 2008 and 2007	F-72
Statements of Cash Flows for the years ended September 30, 2008 and 2007	F-73
Notes to Financial Statements	F-79

Optimis Teguh Sdn Bnd & PT Optimis Teguh Indonesia Consolidated
Audited Financial Statements for the years ended September 30, 2008 & 2007
Report of Independent Registered Public Accounting Firm	F-92
Balance Sheets as of September 30, 2008 & September 30, 2007	F-93
Statements of Operations for the years ended September 30, 2008 and 2007	F-94
Statements of Changes in Shareholders’ Equity for the years September 30, 2008 and 2007	F-95
Statements of Cash Flows for the years ended September 30, 2008 and 2007	F-96
Notes to Financial Statements	F-97

Optimis Teguh Sdn Bnd & PT Optimis Teguh Indonesia Consolidated
Audited Financial Statements for the period ended September 5, 2008
Report of Independent Registered Public Accounting Firm	F-105
Balance Sheets as of September 5, 2008	F-106
Statements of Operations for the period October 1, 2007, through September 5, 2008	F-107
Statements of Changes in Shareholders’ Equity for the period October 1, 2007, through September 5, 2008	F-108
Statements of Cash Flows for the period October 1, 2007, through September 5, 2008	F-109
Notes to Financial Statements	F-110

Independent Auditors’ Report

To the Board of Directors of
Renewable Fuel Corp:

We have audited the accompanying consolidated balance sheet of Renewable Fuel Corp and subsidiaries (the “Company”) (a development stage company) as of September 30, 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and the period from October 1, 2006 (inception) through September 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.   We did not audit the consolidated financial statements of the Company as of September 30, 2007 or the related consolidated statements of operations, stockholders’ equity or cash flows for the year then ended. Those statements were audited by other auditors.  Those auditors expressed an unqualified opinion on those financial statements in their report dated March 3, 2009.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the risk the Company may not successfully raise the necessary capital and the risk the Company may not have adequate liquidity to fund their operations raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accumulated deficit during the development stage for the period from inception to September 30, 2008 is $904,688.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2008 and the results of their operations and their cash flows for the year then ended and the period from October 1, 2006 (inception) through September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, the Company has restated its consolidated financial statements for the year ended September 30, 2008.
Austin, TX
July 17, 2009

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Balance Sheet
As of September 30, 2008 and 2007

	2008	2007
ASSETS
Cash and cash equivalents	$206,676	$78,289
Trade and other receivables	13,589	27,066
Other current assets	31,423	580,171
Total current assets	251,688	685,526

Plants in progress	65,773,550	9,073,700
Other Property and equipment, net	1,717,384	14
Property, plant and equipment, net	67,490,934	9,073,714
Other assets	641,421	736,221
TOTAL ASSETS	$68,384,043	$10,495,461

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
LIABILITIES
Trade and other payables	$23,098,970	$9,413,655
Accounts payable, related parties (Note 13)	2,325,430	95,671
Accrued liabilities	1,842,961	483,877
Total current liabilities	27,267,361	9,993,203

Term loans payable	17,099,979	-
Total liabilities	44,367,340	9,993,203

Convertible preferred stock (Note 11)	9,171,680	-
Minority interest	30,410	-
Commitments and contingencies (Note 15)	-	-

STOCKHOLDERS’ EQUITY
Common stock, $.0001 par value, 500,000,000 authorized and 204,469,594 and 7,612,922 issued and outstanding, respectively	20,447	761
Additional paid in capital	16,104,289	471,522
Accumulated other comprehensive income	(405,435)	(28,723)
Accumulated earnings (deficit)	(904,688)	58,698
Total stockholders’ equity	14,814,613	502,258
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$68,384,043	$10,495,461

The accompanying notes are an integral part of the consolidated financial statements.

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Statements of Operations
For the Years Ended September 30, 2008 and 2007 and the Period from October 1, 2006 (Inception) through September 30, 2008

	For the Year Ended	For the Year Ended	Inception through
	September 30, 2008	September 30, 2007	September 30, 2008

Revenues	$-	$-	$-
Cost of sales	-	-	-
Gross profit	-	-	-

Operating expenses:
Payroll and share-based compensation expense	706,429	-	706,429
Legal and professional fees	78,728	-	78,728
Depreciation	1,973	82	2,055
Other general and administrative expenses	216,559	3,584	220,143
Total operating expenses	1,003,689	3,666	1,007,355
Operating loss	(1,003,689)	(3,666)	(1,007,355)
Other income (loss), net	39,537	28,876	68,413
Loss attributable to minority interests	766	-	766
Loss before income taxes	(963,386)	25,210	(938,176)
Income tax expense	-	-	-
Net income (loss)	$(963,386)	$25,210	$(938,176)

Basic and diluted earnings per share	$(0.01)	$0.03	$(0.02)
Weighted average shares outstanding	73,081,743	988,263	37,529,134

The accompanying notes are an integral part of the consolidated financial statements.

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Statement of Stockholders’ Equity and Comprehensive Loss as of September 30, 2008 and for the Period from October 1, 2006 (Inception) through September 30, 2008

	Common Stock		Additional Paid	Accumulated Other Comprehensive	Accumulated Deficit During Development	Retained
	Shares	Amount	in Capital	Income	Stage	Earnings	Total

Balance at October 1, 2006 (Inception) Note 3	281,504	$28	$114,051	$2,911	$-	$33,488	$150,478

Issuance of common shares	831,418	83	358,121	-	-	-	358,204

Issuance of common shares	812,500	81	(81)	-	-	-	-

Issuance of common shares	5,687,500	569	(569)	-	-	-	-

Comprehensive loss-
Net income	-	-	-	-	58,698	(33,488)	25,210
Foreign currency translation adjustment	-	-	-	(31,634)	-	-	(31,634)
Total comprehensive loss							(6,424)

Balance at September 30, 2007	7,612,922	761	471,522	(28,723)	58,698	-	502,258

Shares issued in combination of RFC and PBC accounted for as a reverse merger	74,460,000	7,446	(7,446)	-	-	-	-

Issuance of common shares	12,445,079	1,245	5,529,715	-	-	-	5,530,960

Combination of RFC and BRII accounted for as a reverse merger	107,350,000	10,735	9,509,790	-	-	-	9,520,525
Share-based compensation	2,601,593	260	600,708	-	-	-	600,968

Comprehensive loss-
Net loss	-	-	-	-	(963,386)	-	(963,386)
Foreign currency translation adjustment	-	-	-	(376,712)	-	-	(376,7412)
Total comprehensive loss							(1,340,098)

Balance at September 30, 2008	204,469,594	$20,447	$16,104,289	$(405,435)	$(904,688)	$-	$14,814,613

The accompanying notes are an integral part of the consolidated financial statements.

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2008 and 2007 and the Period from October 1, 2006 (Inception) through September 30, 2008

	For the Year Ended	For the Year Ended	Inception through
	September 30, 2008	September 30, 2007	September 30, 2008
Cash flows from operating activities:
Net income (loss)	$(963,386)	$25,210	$(938,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,973	82	2,055
Non-cash share-based compensation expense	600,968	-	600,968
Bad debt expense	88	-	88
Loss on foreign exchange (Note 3)	97,640	-	97,640
Loss on disposal of investments and other	12,160	(23,164)	(11,004)
Minority interest in net loss	(766)	-	(766)
Change in assets and liabilities:
Decrease in trade and other receivables	20,990	54,301	75,291
Decrease (Increase) in other current assets	524,132	4,802	528,934
Decrease in other assets	15,528	-	15,528
Increase (decrease) in trade and other payables	(554,680)	(31,686)	(586,366)
Increase (decrease) in accounts payables, related	2,948	-	2,948
Decrease in accrued liabilities	(20,440)	-	(20,440)
Net cash (used in) provided by operating activities	(262,845)	29,545	(233,300)
Cash flows from investing activities:
Proceeds from disposal of investments	67,112	-	67,112
Net cash used in investing activities	67,112	-	67,112
Cash flows from financing activities:
Advances from shareholders	5,960,552	551,852	6,512,404
Payments to contractor	(5,988,963)	(833,942)	(6,822,905)
Cash received in share exchange agreements	137,157		137,157
Proceeds from share issuances	-	358,204	358,204
Net cash provided by financing activities	108,746	76,114	184,860
Net increase (decrease) in cash	(86,987)	105,659	18,672
Effect of exchange rate changes	215,374	(48,765)	166,609
Cash, beginning of period	78,289	21,395	21,395
Cash, end of period	$206,676	$78,289	$206,676
Supplemental non-cash investing and financing activities disclosure:
Non-cash additions of plant, property and equipment in accounts payable	$6,750,780	$9,073,714	$15,741,107
Conversion of trade payable to preferred stock	$9,171,680	$-	$9,171,680
Conversion of shareholder advances to common stock	$5,530,960	$-	$5,530,960
Net assets acquired in share exchanges (Note 5)	$9,520,525	$-	$9,520,525

The accompanying notes are an integral part of the consolidated financial statements.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of the Business, Principles of Consolidation and Basis of Presentation

Nature of Business and Organization

Renewable Fuel Corp (A Development Stage Company) is an early-stage privately held, integrated producer, blender and distributor of biodiesel and blended fuels.  Renewable Fuel Corp (“Renewable Fuel” or the “Company”) was incorporated in the State of Nevada on September 11, 2007.  The Company owns biodiesel production licenses in Malaysia and two additional biodiesel licenses in Indonesia.

The company conducts its operations through its two wholly-owned Malaysian subsidiaries, Plant Biofuels Corporation Sdn. Bhd. (“PBC”) and Research Fuel Corp Sdn. Bhd. (“Research”) and its wholly-owned US company, Bio Refining Industries Inc. (“BRII”).

BRII conducts its operations through its two wholly-owned Malaysian subsidiaries, Century Corp Sdn. Bhd. (“Century”) and Optimis Teguh Sdn. Bhd. (“Optimis”).  Subsidiaries of Century and Optimis, PT Plant Biofuel Indonesia (“PTPBI”) and PT Optimis Teguh Indonesia (“PTOTI”), respectively, own the licenses for the Company’s two biodiesel plants under construction in Indonesia.

PBC owns the Company’s Malaysian biodiesel plant. The Malaysian plant is near completion and is expected to begin production and sales in 2009.  Initial design and site preparation is underway at the two Indonesian sites, with construction anticipated to be completed in 2010 and 2011, respectively.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Renewable Fuel and its subsidiaries, all of which are wholly-owned except PTPBI, which is 99% owned and PTOTI, which is 95% owned.  All intercompany accounts and transactions have been eliminated in consolidation. The minority interest ownership at September 30, 2008 was $30,410.

Basis of Presentation

Fiscal year ending September 30, 2008

BRII was incorporated on August 15, 2008 and was formed as a holding company to roll-up and consolidate the holdings of Century and Optimis.  On September 5, 2008, BRII entered into individual share exchange agreements with the shareholders of Century and with the shareholders of Optimis, whereby the shareholders of Century and Optimis received shares of common stock in BRII in exchange for 100% of the common shares of Century and Optimis.  The individual shareholders then contributed the shares they received to BRII.

On September 5, 2008, and simultaneous with the execution of the individual share exchange agreements discussed in the preceding paragraph, the Company entered into a share exchange agreement to acquire 100% of the outstanding shares of BRII.   As a result of the purchase of BRII using shares of the Company’s common stock, the original owners of BRII collectively owned and had voting rights of 62.0% of the combined Company. The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer of RFC. Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII (but not a controlling position), Century was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.  The assets and liabilities of Optimis, as well as of RFC, PBC and Research were recorded at their fair value on the date of acquisition.   As such, Century is the predecessor company for BRII, and due to the reverse merger with RFC, it is also the predecessor company for RFC. As the predecessor company, the assets and liabilities of Century were accounted for in the RFC consolidated financial statements at their historical costs.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of the Business, Principles of Consolidation and Basis of Presentation (continued)

The accounts of Optimis, PTOTI, RFC, PBC and Research have been included in the Company’s consolidated financial statements from September 5, 2008 (“acquisition date”), the date of the share exchange agreements.  Accordingly, the included historical financial statements for the year ended September 30, 2008 and including the period October 1, 2006 (inception) through September 5, 2008 are those only of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI (“Century Consolidated”).  Thus, for the period October 1, 2006 (inception) through September 30, 2008, the included operating results are those of Century Consolidated for the entire period, along with the results for Optimis, PTOTI, RFC, PBC and Research from September 5, 2008 (acquisition date) through September 30, 2008.

Fiscal year ending September 30, 2007

As described above, RFC was the legal acquirer of BRII and BRII was the accounting acquirer of RFC and its subsidiaries.  Century Consolidated is the accounting acquirer and the predecessor company to BRII.   Therefore, the financial statements for the Company (i.e. the ultimate legal acquirer in all of the business combinations) for the year ended September 30, 2007 are the historical Century Consolidated financial statements.

2.	Liquidity and Capital Resources

The Company has experienced cumulative losses of $938,176 from October 1, 2006 (inception) through September 30, 2008, has total equity of $14,814,613 and has not commenced its operations; rather, it is still in the development stages. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern.

As of September 30, 2008, the Company has raised its $16.1 million of equity through a combination of its initial capitalization and various share exchanges as it acquired its operating subsidiaries.  Additionally, the Company has converted $9.2 million of related party trade payables to preferred shares and has borrowed $17.1 million under its credit facility with a Malaysian bank.  These funds have been used to acquire certain capital equipment and infrastructure to support development and implementation of its business plan, payment of salaries and fees of technical and marketing personnel, marketing and promoting, working capital and general corporate purposes.  Additional funds will need to be generated by the Company to complete the three biodiesel plants currently under construction and to further support the development of its business model.

The Company is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. No assurances, however, can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of Significant Accounting Policies

Basis of Accounting
These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America whereby revenues are recognized in the period earned and expenses when incurred.

A Development Stage Company
The accompanying financial statements have been prepared in accordance with the Statement of Financial  Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises.” A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from.  As of September 30, 2008, the Company has not fully commenced operations nor has it received significant revenues from its planned principal operations.

The Company’s operating subsidiary, Century, was originally incorporated on March 21, 1995. In its beginning, Century was engaged in the business of selling properties for development.  Beginning October 1, 2006, the Company made a strategic decision to change its core business to the construction of biodiesel plants and producing, blending and distributing biodiesel and blended fuels.  Thus, the inception period for the results of Century is deemed to be October 1, 2006, the date Century began designing its biodiesel plant.  Operating results not related to the ongoing construction of the biodiesel plants and the core business of producing, blending and distributing biodiesel and blended fuels are included in other income (loss), net on the statements of operations.  The remaining land held for sale by Century is included in other assets on the balance sheets.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less at the date of purchase.

Accounts Receivable
The carrying value of the Company’s accounts receivable, net of allowance for doubtful accounts, represent their estimated net realizable value.  If events or changes in circumstances indicate that a certain receivable may be unrealizable, further consideration is given to the collectability of those balances, the allowance for doubtful accounts is adjusted accordingly.  At September 30, 2008, the allowance for doubtful accounts was $0.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment, Net
Property and equipment are stated at historical cost net of accumulated depreciation.  Maintenance, repairs and minor replacements are charged against operations as incurred; major replacements or betterments are capitalized at cost.  Depreciation is provided using the straight-line method based on the estimated useful lives of the assets as follows:

Description	Useful life (in years)
Office renovation	10
Furniture and equipment	4-10
Autos and trucks	5
Computer equipment	4-5
Leasehold improvements	Shorter of the useful life or term of the lease

Construction in progress represents costs associated with property, plant and equipment under construction at the Company’s production facilities. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the production facility construction, including a portion of interest costs incurred during the related construction period, as well as direct labor and related benefits. The amount of capitalized interest in a period is determined by applying an interest rate, which is based upon borrowings outstanding during the period, to the average amount of accumulated expenditures during the period not to exceed the total amount of interest cost incurred during the period. Such costs are reclassified to an appropriate fixed asset classification and depreciated when the asset is placed into service.

Long –Lived Assets
The Company evaluates its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires reviewing long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds estimated fair value and is recorded in the period the determination was made. Management believes there was no impairment at September 30, 2008.

Stock-Based Compensation
The Company applies the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”).  Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.

Income Taxes

In accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date.  A valuation allowance is recorded for the entire deferred tax assets due to the uncertainty of the net realizable value of the asset.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of Significant Accounting Policies (continued)

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Company is subject to uncertainty of future events, economic, environmental and political factors and changes in the Company's business environment; therefore, actual results could differ from these estimates.  Accordingly, accounting estimates used in the preparation of the Company's consolidated financial statements will change as new events occur, more experience is acquired, as additional information is obtained and as the Company's operating environment changes.  Changes are made in estimates as circumstances warrant.  Such changes in estimates and refinement of estimation methodologies are reflected in the statements.

Financial Instruments and Credit Risk
Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federal insured domestic institutions to minimize risk.  The balances in these accounts did not exceed the US federal insured limit at September 30, 2008 and the Company has not historically incurred losses related to these deposits.   In addition, the Company maintains bank deposits at state-owned banks within Malaysia and Indonesia, which were covered by local government insurance at September 30, 2008. Further, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts receivable are recorded at cost.  The Company periodically evaluates the adequacy of the allowance for estimated losses resulting from the possible non-collection of customer receivables.  Historical collections experience and age of the receivable balance are considered in estimating this allowance.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Concentration of Credit Risk
The Company's operations are carried out in Malaysia and Indonesia. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in Malaysia and Indonesia, and by the general state of Malaysia and Indonesia's economy. The Company's operations in Malaysia and Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Foreign Currency Translation and Other Comprehensive Income
The reporting currency of the Company is the US dollar. The functional currency of the Company’s two wholly-owned Malaysian subsidiaries is the Malaysian Ringgit (RM) and of the two Indonesian subsidiaries is the Indonesian Rupiah (IDR).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at the historical rates and items in the income and cash flow statements are translated at the average rate for the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of Significant Accounting Policies (continued)

Accumulated other comprehensive income in the consolidated statement of shareholders’ equity amounted to ($405,435) as of September 30, 2008.  For the year ended September 30, 2008, the operating results include foreign transaction losses of $97,640.

Income (Loss) Per Share
The Company accounts for income (loss) per share in accordance with SFAS No. 128 (“SFAS 128”) “Earning per Share.”  SFAS 128 requires the presentation of both basic and fully diluted earnings per share (“EPS”) on the face of the statement of operations.  Basic EPS is computed by dividing the net income (loss) available to common shareholders (numerator) by the weighted average common shares outstanding (denominator) during the period.  Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options.  The treasury method is used for computing diluted EPS; the average stock price for the period is used in determining the number of net shares to be purchased from options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.  For the fiscal year ended 2008, 13,753,984 options to purchase shares of common stock were excluded because the impact of such options was anti-dilutive.

New Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes -- An Interpretation of FASB Statement 109” (“FIN 48”) which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In addition, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 were effective for the Company beginning with its fiscal year 2008. As a result of the adoption of FIN 48 and as of September 30, 2008, no material adjustments to the Company’s financial position and results of operations were required.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 are effective for the Company beginning with its fiscal year 2009. The Company is currently evaluating the impact this standard will have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”). The statement permits entities to choose to measure certain financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning with its fiscal year 2009.  The standard is not expected to have a material impact on the Company’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business.  The Company is currently evaluating the impact of the adoption of SFAS 141(R); however, it is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which prescribes the accounting by a parent company for minority interests held by other parties in a subsidiary of the parent company.  The Company is currently evaluating the impact of the adoption of SFAS 160; however, it is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	Acquisition of Bio Refining Industries Inc (“BRII”)

On September 5, 2008, the Company entered into a share exchange agreement to acquire 100% of the outstanding shares of BRII (or the “Sellers”).   As a result of the purchase of BRII using shares of the Company’s common stock, the original owners of BRII collectively owned and had voting rights of 62.0% of the combined Company. The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer.

The Company paid the Sellers 120,908,000 of its newly issued shares of common stock in exchange for all of the outstanding shares of BRII. The transaction was valued at $0.07 per share.  In connection with this transaction, the Company received the following assets and liabilities of BRII consolidated:

Cash	$32,564
Other current assets	28,516
Plant and equipment	27,696,393
Total assets	27,757,473

Liabilities assumed	(19,490,018)
Net BRII assets acquired	$8,267,455

As required by the purchase method of accounting for business combinations, the above BRII consolidated information includes the assets and liabilities of Century, the accounting acquirer, at their historical costs and the assets and liabilities of BRII, the parent, and Optimis Consolidated, at the fair market values at the date of acquisition.

In connection with the share exchange agreement between RFC and BRII, the Company’s CEO was granted 2,418,160 shares of common stock and options to acquire common stock of 6,045,400 in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an Equity Transaction, as defined by his employment agreement.  The 2,418,160 shares of common stock were valued at $0.07 per share and the $174,107 was recorded as share-based compensation expense in statement of operations for the year ended September 30, 2008.  The exercise price of the 6,045,400 options issued, which vested immediately, is equal to the fair value of the shares issued in the transaction, or $0.07 per share (see Note 12).

As the accounting acquirer, the assets and liabilities of BRII were recorded using their historical amounts.  The historical amounts for BRII are the historical amounts of its predecessor company, Century Consolidated (see Notes 1 and 5).   The assets and liabilities of RFC, Optimis, PTOTI, PBC and Research were accounted for at their fair market value at the date of acquisition using the purchase method of accounting.  The Company recorded a capital contribution of $9,520,525 (see Note 5) related to the combination of RFC and BRII.

The results of operations for Century Consolidated, the ultimate accounting acquirer, are included in the consolidated statement of operations for the entire year ending September 30, 2008.  The results of operations for RFC, the legal acquirer and also the accounting acquiree, and Optimis, PTOTI, PBC and Research, have been included from the date of their acquisition by BRII (September 5, 2008) through September 30, 2008.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Formation of BRII and the Acquisition of Century, PTPBI, Optimis and PTOTI by BRII

On August 15, 2008, the owners of two Malaysian operating entities (Century and Optimis) and of two Indonesian entities (PTPBI and PTOTI), along with an entity that served in an advisory capacity, incorporated Bio Refining Industries Inc. (BRII), a Nevada corporation.

BRII was formed as a holding company to roll-up and consolidate the holdings Century and Optimis.  The majority shareholder of Century and Optimis originally controlled each of these entities, but did not control BRII after the September 5, 2008 roll-up.  Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII (but not a controlling position), Century Consolidated was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.  The assets and liabilities of BRII and Optimis and its 95% owned subsidiary, PTOTI, were recorded at their fair value on the date of acquisition and the assets and liabilities of Century Consolidated, as the acquirer, were recorded at their historical values

Century Consolidated, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange between BRII and RFC:

	RFC	PBC	Research	Optimis Group	Total
Cash	$42,349	$63,241	$14,104	$17,283	$137,157
Other current assets	15,700	18,929	-	12,273	46,904
Plant and equipment	2,403	40,116,346	2,154	11,753,365	51,874,268
Total assets	60,452	40,198,516	16,258	11,782,921	52,058,329

Liabilities assumed	(99,160)	(33,211,881)	(71,681)	(9,154,900)	(42,537,622)
Net assets acquired	$(38,708)	$6,986,635	$(55,423)	$2,628,021	$9,520,525

6.     Acquisition of Plant Biofuels Corporation Snd. Bhd.

On December 31, 2007, the Company entered into a share exchange agreement to acquire Plant Biofuels Corporation Snd. Bhd (“PBC”).  As a result of the purchase of PBC by using shares of the Company’s common stock, the original owners of PBC received a 90.2% ownership and voting interest in the combined Company. The transaction was accounted for as a reverse merger, with PBC as the accounting acquirer.  In connection with this acquisition, one of the principals of PBC joined the Company’s board of directors and its senior management.

As the accounting acquirer, the assets and liabilities of PBC were recorded using their historical amounts and the assets and liabilities of RFC were accounted for using the purchase method of accounting at their fair market value at the date of acquisition.

The Company paid the selling shareholders 73,000,000 of its newly issued shares of common stock in exchange for all of the outstanding shares of PBC. The transaction was valued at $0.10 per share.  In connection with this transaction, the Company’s CEO was granted 1,460,000 shares of common stock and options to acquire common stock of 3,650,000 (see Note 12) in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an equity transaction, as defined.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. Acquisition of Plant Biofuels Corporation Snd. Bhd. (continued)

In exchange for the $7,300,000 of share consideration, the Company received assets and liabilities of PBC as follows:

Cash	$14,515
Other current assets	490,230
Plant and equipment	23,811,382
Total assets	24,316,127

Accounts payable	(2,854,608)
Long-term notes payable	(14,161,519)
Net PBC assets acquired	$7,300,000

PBC (along with its parent, RFC and Research) was subsequently acquired by BRII on September 5, 2008 in a business combination accounted for using the purchase method of accounting as described in Note 4.  In connection with that business combination, the assets and liabilities of PBC (along with its parent, RFC and Research) were recorded at their fair value as of September 5, 2008.

7.	Trade and Other Payables

Trade and Other Payables consisted of the following:

	September 30, 2008	September 30, 2007

Trade payables	$151,234	$47,255
Plant contractor payable and other	22,947,736	9,366,400
Total	$23,098,970	$9,413,655

The plant contractor provided engineering and design services in connection with the construction of biodiesel plants. Subsequent to September 30, 2008, the plant contractor payable amount was converted into the Company’s Series A Convertible Preferred Stock (see Note 17).

8.	Accrued Liabilities

Accrued liabilities consisted of the following:

	September 30, 2008	September 30, 2007

Plant contractor accrual	$823,703	$-
Accrued interest	975,264	-
Other	43,994	483,877
Total	$1,842,961	$483,877

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	Property, Plant and Equipment, Net

Property and equipment, net consisted of the following:

	September 30, 2008	September 30, 2007

Land	$1,639,207	$-
Buildings and improvements	21,266	22,250
Furniture and equipment	28,313	25,683
Computer equipment	16,002	11,434
Automobiles	13,854	-
Total	1,718,642	59,367
Less-accumulated depreciation	(1,258)	(59,353)
Property and equipment, net	$1,717,384	$14

Plant in Progress
Plant in progress consisted of the following:

	September 30, 2008	September 30, 2007

PBC plant	$39,002,491	$-
Century/PTPBI plant	15,054,284	9,073,700
Optimis/PTOTI plant	11,716,775	-
Total	$65,773,550	$9,073,700

The Company leases the land for its plants under 99 year agreements and capitalizes the upfront payments for the leasehold interests.  The $1,639,207 carrying amount above for the land includes these upfront lease payments and land costs, duties and professional fees incurred in relation to the acquisition of the land.

Plant in progress at September 30, 2008 and 2007 includes approximately $1.0 million and $0, respectively, of interest cost which has been capitalized into plant in progress related to the PBC plant in 2008 and the Century plant in 2007.

The Century/PTPBI plant amount capitalized through September 30, 2008 includes approximately $15.0 million at Century in engineering and design plans.  The Optimis/PTOTI plant amount capitalized through September 30, 2008 includes approximately $11.7 million in engineering and design plans.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. Long-term Debt

In October 2007, PBC entered into a $20,085,900 facilities agreement (the “Facilities”) with a bank, which provided available borrowings under two individual term loans totaling $17,174,900 and a revolving line with available credit of $2,911,000.  At September 30, 2008, $2,911,000 is available under the revolving line of credit; however, any disbursements are restricted for purchases of raw materials and repayable within six months from date of disbursement.  A total of $17,099,979 is outstanding under the Facilities at September 30, 2008, which includes two term loans totaling $17,099,979 and $0 borrowed under the revolving credit facility.

The term loans under the Facilities bear interest at the bank’s effective costs of funds +1.25% in year one, increasing to +2% in year two and beyond.  At September 30, 2008, the interest rate for the term loans was 7.5% per annum.  The interest rate for the revolving line of credit is the bank’s cost of funds +2%.  At September 30, 2008, the interest rate for the revolving line of credit was 8%.

Long-term debt consisted of the following:

September 30, 2008
Term loan maturing December 1, 2013, payable in monthly installments of $21,291 beginning December 1, 2009 bearing interest at 7.5% as of September 30, 2008	$873,300

Term loan maturing January 1, 2014, payable in monthly installments of $392,974 beginning January 1, 2010, bearing interest at 7.5% as of September 30, 2008	16,226,679
Total	$17,099,979

PBC and the Company has incurred $975,000 in interest charges  related to the term loans for the year ended September 30, 2008, all of which has been capitalized and recorded as additions to construction in progress on the PBC plant  (see Note 9 above).  Interest payments will be made with the commencement of monthly installments beginning on each term loans respective date as described above.  The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC.  In addition, the term loans are jointly and severally guaranteed by the directors of PBC.

Long-term debt outstanding as of September 30, 2008 matures as follows:

Fiscal year ended
2009	$-
2010	3,224,440
2011	4,274,995
2012	4,274,995
2013	4,274,995
Thereafter	1,050,554
Total	$17,099,979

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11. Stockholders’ Equity

The Company is authorized to issue five hundred million (500,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock with par values of $0.0001, respectively.  As of September 30, 2008 the Company had 204,469,594 and 917,168 of shares of common and series A nonvoting, convertible preferred shares (“Series A”), respectively, issued and outstanding and 13,753,984 of common shares reserved for options and warrants.

As described in Note 1, the historical financial results of the Company are those of Century Consolidated, the accounting acquirer in the September 5, 2008 transactions between RFC, BRII, Century and Optimis. The RFC and BRII share exchange was accounted for as a reverse merger, and the roll-up of Century and Optimis into BRII was accounted for as a purchase, with Century Consolidated, as the acquirer and the predecessor company.  Accordingly, the stockholder’s equity transactions discussed in this footnote are the historical transactions for the Century Consolidated until September 5, 2008, the date of the BRII roll-up and the RFC and BRII reverse merger.  Stock related activities of RFC, the legal acquirer, are included in the historical results at the time of actual incurrence.  The stock related activities of the additional acquired entities in the September 5, 2008 reverse merger, Optimis, OPTPI, PBC and Research, are also included in the historical results after the merger date. In accordance with generally accepted accounting principals, the share amounts issued that relate to the activities of Century Consolidated in the historical transactions prior to September 5, 2008, have been restated (“Restated RFC shares”) to reflect the actual RFC shares issued in the September 5, 2008 share exchange for that entity by the legal acquirer, RFC.

On January 22, 2007, Century issued 831,418 of Restated RFC shares of restricted common stock for total proceeds of $358,204.

On September 11, 2007, the Company issued 812,500 shares of restricted common stock to a founder of the Company at $0.00049 per share for consideration totaling $400.

On September 24, 2007 the Company issued 5,687,500 shares of restricted common stock to an entity at $0.11429 per share for consideration totaling $650,000.

On December 31, 2007, the Company consummated a share exchange agreement to acquire PBC, a company incorporated in Malaysia. The Company exchanged 73,000,000 shares of its restricted common stock for 100% of the issued and outstanding ordinary shares of PBC and became a 100% owned subsidiary of the Company.  The Company received net assets of $7,300,000 in connection with this share exchange agreement and the transaction was valued at $0.10 per share. In connection with this transaction, the Company’s CEO was granted 1,460,000 shares of common stock and options to acquire common stock of 3,650,000 in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an equity transaction, as defined by his employment agreement.  The 1,460,000 shares and the 3,650,000 options were valued at $146,000 and $319,697 (see note 12), respectively and were recorded as share-based expense at the time of the share exchange agreement.  Due to the reverse merger accounting required in connection with the September 5, 2008 combination of RFC and BRII, this amount was included in paid in capital and not in the Company’s share-based compensation expense for the year ended September 30, 2008.

On July 28, 2008, Century issued 12,445,079 Restated RFC shares of restricted common stock to individuals in exchange for the forgiveness of $5,530,000 of advances made to the company during the period March 2007 through July 2008.

On August 15, 2008, BRII was incorporated as a Nevada corporation and 102,000,000 Restated RFC shares were issued to its founders for proceeds of $5,100.  On August 31, 2008, Optimis, a wholly owned subsidiary of BRII issued 5,350,000 restated RFC shares of common stock for total proceeds of $2,748,895.  The combined Restated RFC shares issued in connection with these two events represents 107,350,000 Restated RFC shares.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11. Stockholders’ Equity (continued)

On September 5, 2008, the Company consummated a share exchange agreement to acquire BRII. The Company exchanged 120,908,000 shares of its restricted common stock for 100% of the issued and outstanding ordinary shares of BRII and BRII became a 100% owned subsidiary of the Company.  The transaction was valued at $0.07 per share.  In connection with this transaction, the Company’s CEO was granted 2,418,160 shares of common stock and options to acquire common stock of 6,045,400 in accordance with the terms of his employment agreement.  The 2,418,160 shares and the 6,045,400 options were valued at $174,107 and $390,822 (see note 12), respectively and were recorded as share-based compensation expense at the time of the share exchange agreement.  In connection with this transaction, one of the founders provided financial consulting services to BRII and received 3,000,000 shares of RFC common stock for its services.  These shares were valued at $0.07 per share were capitalized as a part of the cost of the acquisition.

On September 24, 2008, the Company issued Plant Offshore Group Limited (“POGL”) 917,168 shares of its Series A.  The Series A shares have an automatic conversion feature into common shares on a 10:1 basis if at any time during the twelve month period following the purchase the Company’s common stock begins trading on a stock exchange, market or other trading facility.   Subsequent to this twelve month period if the Series A have not been converted into common stock the holders have the option to convert all outstanding Series A shares into debt totaling $9,171,680, plus any accrued and outstanding dividends payable.  The holders have the right to receive 25% of the Company’s annual net income after taxes until the outstanding debt is repaid.  In addition, the Company will make quarterly interest payments at a rate of 8% in arrears in the form of common stock at a conversion rate of $1.00 per common share.  In connection with this transaction, the Company’s CEO was granted 183,433 shares of common stock and options to acquire 458,584 shares of common stock at an exercise price of $1.00 per share in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an equity transaction, as defined by his employment agreement.  The 183,433 shares and the 458,584 options were valued at $13,208 and $22,831 (see note 12), respectively and were recorded as share-based compensation expense at the time of the share exchange agreement.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Options

During fiscal year 2008, the Company granted 3,600,000 stock options to certain key employees with an exercise price of $0.10 per share (the “Employee Options”).  The Employee Options are exercisable to purchase shares of RFC common stock at a price equal to or greater than the fair value of the stock at the time the options were granted.   The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

The calculated fair value of the 3,600,000 Employee Options issued is $318,000.  Of that amount, $81,000 was recorded as share-based compensation expense in the separate company RFC statement of operations for the period October 1, 2007 through September 5, 2008 and $237,000 was the unamortized balance of share-based compensation expense to be recognized over the remaining vesting period for the Employee Options (2.2 years).  However, on September 5, 2008, RFC was acquired in a reverse merger in connection with a share exchange agreement with BRII. As such, the $81,000 expense amount is not included in the accompanying consolidated statement of operations for the accounting acquirer, BRII (see Note 5).

For the period from October 1, 2006 (inception) through September 30, 2008, stock options totaling 10,153,984 with immediate vesting terms were issued to the current CEO in connection with certain equity transactions as described above in accordance with his employment agreement  (the “CEO Options”).

The exercise prices for the CEO Options are as follows:

Date issued	Options issued	Exercise price per share	Fair value
12/31/07	3,650,000	$0.10	$319,697
9/05/08	6,045,400	$0.07	390,822
9/24/08	458,584	$1.00	22,831
			$733,350

Compensation expense recognized in the accompanying consolidated statement of operations related to the Employee Options and CEO Options for the years ended September 30, 2008 and for the period from October 1, 2006 (inception) through September 30, 2008 was approximately $413,000 and $413,000, respectively.  The amounts expensed result from the immediate vesting of 6,045,400 and 458,584 CEO Options in connection with the BRII transaction on September 5, 2008 and the POGL transaction on September 24, 2008, respectively and represent the fair value of the options granted.  The remaining 3,650,000 CEO Options of the total 10,153,984 granted, were issued in connection with the share exchange agreement with PBC.  On September 5, 2008, RFC and PBC were acquired in a reverse merger in connection with a share exchange agreement between RFC and BRII.  As such, the calculated fair value of the 3,650,000 CEO Options, or $319,000, is not included in the historical accompanying consolidated statement of operations for the accounting acquirer, Century Consolidated (see Notes 1 and  5).

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Options (continued)

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including risk free interest rate, volatility, expected dividend yield, and expected option life. Changes to the assumptions could cause significant adjustments to valuation. For stock option grants issued since inception, the Company estimated a volatility factor of 129.5% utilizing a weighted average of comparable published volatilities due to its lack of trading history. The Company applied the simplified method to determine the expected term of grants. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant for instruments will similar terms.  Accordingly, the Company has computed the fair value of all options granted during the period ended September 30, 2008 using the Black-Scholes option pricing model and the following weighted average assumptions:

Expected volatility	129.5%
Expected term (in years)	5.5 to 6.25
Risk free rate	1.37%

A summary of activity in common stock options for the period from October 1, 2006 (inception) through September 30, 2008 is as follows.  The table below reflects the combined results of the 3,600,000 Employee Options and the 10,153,984 CEO options discussed above:

	Options	Weighted- Average Exercise Price

Outstanding October 1, 2006	-	$-
Granted	13,753,984	0.119
Repurchased	-	-
Cancelled	-	-
Exercised	-	-
Outstanding at September 30, 2008	13,753,984	$0.119

The following is a summary of options outstanding and exercisable at September 30, 2008:

Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life	Options Exercisable	Weighted-Average Remaining Contractual Life
$ 0.10	7,250,000	9.2	3,650,000	9.2
$ 0.07	6,045,400	9.9	6,045,400	9.9
$ 1.00	458,584	9.9	458,584	9.9
$ 0.12	13,753,984	9.5	10,153,984	9.7

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Options (continued)

The following is a summary of options vested and unvested at September 30, 2008:

Exercise Price	Options Vested	Weighted-Average Remaining Contractual Life	Options Unvested	Weighted-Average Remaining Contractual Life
$0.10	3,650,000	9.2	3,600,000	9.2
$0.07	6,045,400	9.9	-	-
$1.00	458,584	9.9	-	-
	10,153,984		3,600,000

The intrinsic value of all vested and unvested options at September 30, 2008 is $0.

13.	Related Party Transactions

On December 31, 2007, RFC acquired the outstanding stock of PBC in a reverse merger.  PBC was controlled  by two entities, Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn Bhd, both of which entities were controlled by an individual, who, following the merger, became a member of the  Company’s board of directors.   Advances totaling $1,264,447 from Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn Bhd are included in accounts payable, related parties at September 30, 2008.

On September 24, 2008, RFC entered into a subscription agreement with POGL, whereby POGL subscribed to purchase 917,168 new shares of Series A of RFC at an issue price of $10.00 per preferred share.  The $9,171,680 purchase price for these preferred shares was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares.   POGL is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia.  Additionally, a current Director of RFC is an independent non-executive Chairman of POGL.   Advances totaling $1,016,818 from Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, are included in accounts payable, related parties at September 30, 2008.

The September 30, 2008 balance for accounts payable, related party in the Company’s accompanying balance sheet includes $24,337 of amounts payable to a director of Century and $19,828 of amounts payable to other related parties.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	Income Taxes

The Company conducts all of its operating business through its United States parent, RFC, and its seven operating subsidiaries as follows:  United States (2), Malaysia (3) and Indonesia (2).  The Company files a consolidated United States income tax return for RFC.  The Company’s five foreign subsidiaries are governed by the tax laws of the local country and file local returns, as required.

The Company recorded no US Federal income tax for the years ended September 30, 2008 and 2007 for the period October 1, 2006 (inception) through September 30, 2008.  The income tax is different from applying the statutory US income tax rate of 34% to the net loss before taxes as a result of the following items:

	2008	2007	Inception through September 30, 2008
Tax at statutory rate of 34%	$(328,000)	$9,000	$(319,000)
Impact of permanent differences	217,000	-	217,000
Non-US income taxed at different rates	49,000	(9,000)	40,000
Adjustment to valuation allowance	62,000	-	62,000
	$-	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of September 30 are as follows:

	2008	2007
Deferred tax assets:
US net operating loss	$30,000	$-
Non-US net operating loss	138,000	-
	168,000	-
Less valuation allowance	(168,000)	_____________ -
	$-	$-

The components of total tax expense for the year ending September 30, 2008 and 2007 are as follows:

	Current	Deferred	Total
Federal	$-	-	$-
State	-	-	-
Non-US	-	-	-
	$-	-	$-

Through September 30, 2008, a valuation allowance has been recorded to offset the deferred tax related to the net operating losses.  During the period ended September 30, 2008, the Company determined that it was more likely than not that it would not realize its deferred tax assets and a valuation allowance was recorded.

At September 30, 2008, the Company had approximately $780,000 of net operating loss carry forwards, of which $89,000 was generated in the Company’s US operations.  The US federal net operating loss carry-forwards, if not utilized, will begin to expire in 2028, while the Indonesian related net operating losses begin to expire after five years and the Malaysian net operating losses can be carried forward indefinitely.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Commitment and Contingencies

Leases

Certain Company facilities and equipment are leased under agreements expiring at various dates through 2010.  The Company has entered into a capital lease for a motor vehicle and an operating lease for office space.

Minimum future lease payments under capital and operating leases for each of the next five years and in the aggregate are as follows:

	Capital Lease	Operating Lease
Year ending:
2009	$8,206	$36,329
2010	5,470	27,247
Thereafter	-	-
Total minimum lease payments	13,676	63,576
Less: amount representing interest	(561)	-
Present value of net minimum lease	$13,115	$63,576

Litigation

The Company is not a party to any pending legal proceedings other than ordinary routine litigation incidental to its business. In management’s opinion, adverse decisions on these ordinary legal proceedings, individually or in the aggregate, would not have a materially adverse impact on the Company’s results of operations, financial condition or cash flows.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16. Restatement

As discussed in Note 5, the Company considered Century Consolidated to be the accounting acquirer in the transaction related to the formation of BRII, however the Company originally accounted for this transaction and a combination under common control (whereby the assets and liabilities of Century, Optimis, PTPBI, PTOTI were accounted for in the Company’s consolidated financial statements at their historical costs).  As result of the change from the common control assumption to Century Consolidated being the accounting acquirer the Company restated its consolidated financial statements as of and for the year ended September 30, 2008 and for the period from October 1, 2006 (inception) through September 30, 2008.     A summary of the significant effects of the restatement is as follows:

	2008
	As Previously
	Reported	As Restated
Property, plant and equipment, net	$67,410,762	$67,490,934
Total assets	68,304,201	68,384,043
Minority interest	27,279	30,410
Additional paid in capital	15,753,450	16,104,289
Accumulated other comprehensive income	185,212	(405,435)
Deficit accumulated during development stage	(1,190,993)	(904,688)
Total stockholders' equity	14,768,116	14,814,613
Total liabilities, convertible preferred stock and stockholders' equity	68,304,201	68,384,043

Operating expenses	$1,228,413	$1,003,689
Other income (loss), net	55,241	39,537
Loss attributable to minority interests	3,897	766
Net income (loss)	(1,169,275)	(963,386)

Net cash (used) provided by operating activities	$(836,803)	$(262,845)
Net cash (used) provided by investing activities	(24,992,425)	67,112
Net cash (used) provided by financing activities	26,118,755	108,746

	Period from October 1, 2006 (inception) through September 30, 2008
	As Previously
	Reported	As Restated
Operating expenses	$1,280,537	$1,007,355
Other income (loss), net	52,159	68,413

Net cash (used) provided by operating activities	$1,072,672)	$(233,300)
Net cash (used) provided by investing activities	(25,615,619)	67,112
Net cash (used) provided by financing activities	(27,127,359)	184,860

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. Subsequent Events

On December 2, 2008, RFC entered into a subscription agreement with Oilcorp Behad (“Oilcorp”), whereby Oilcorp subscribed to purchase 2,211,166 new shares of Series A Convertible Preferred Stock of RFC at an issue price of $10.00 per share in exchange for $22,111,664 of trade payables due to Oilcorp by the Company. The Series A shares have an automatic conversion feature into common shares on a 10:1 basis if at any time during the twelve month period following the purchase the Company’s common stock begins trading on a stock exchange, market or other trading facility.   Subsequent to this twelve month period if the Series A have not been converted into common stock the holders have the option to convert all outstanding Series A shares into debt.  This transaction is currently pending and is subject to customary closing conditions such as satisfactory due diligence by Oilcorp and approval by a majority of the Oilcorp shareholders.

Subsequent to September 30, 2008, four individuals who had previously made advances totaling $1,929,799 to the Company and certain of its subsidiaries, agreed to convert these advances payable into common shares of the Company.  Effective February, 3, 2009, these advances were exchanged for 2,061,570 shares of common stock at an issuance price of $.94 per share.  Additionally, eleven other individuals purchased 1,480,196 shares of RFC common stock at $1.00 per share during the period February 20, 2009 through May 15, 2009.

In connection with the transactions for the 2,061,570 and 1,480,196 shares of common stock, the Company’s CEO was granted 70,835 shares of common stock and options to acquire common stock of 177, 088 in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively, in the event the Company enters into an equity transaction, as defined by his employment agreement.

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Balance Sheets
As of March 31, 2009 (unaudited) and September 30, 2008

	March 31, 2009 (unaudited)	September 30, 2008
ASSETS
Cash and cash equivalents	$111,945	$206,676
Trade and other receivables	15,539	13,589
Other current assets	55,929	31,423
Total current assets	183,413	251,688

Plants in progress	63,011,490	65,773,550
Other Property and equipment, net	1,627,539	1,717,384
Property, plant and equipment, net	64,639,029	67,490,934

Other assets	604,741	641,421

TOTAL ASSETS	$65,427,183	$68,384,043

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
LIABILITIES
Trade and other payables	$21,362,055	$23,098,970
Accounts payable, related parties	1,598,164	2,325,430
Accrued liabilities	2,377,670	1,842,961
Current portion of long term debt	1,024,213	0
Total current liabilities	26,362,103	27,267,361
Term loans payable	15,088,889	17,099,979
Total liabilities	41,450,992	44,367,340

Convertible preferred stock (Note 11)	9,171,680	9,171,680
Minority interest	30,071	30,410

STOCKHOLDERS’ EQUITY
Common stock, $.0001 par value, 500,000,000 authorized and 207,146,656 and 204,469,594 issued and outstanding, respectively	20,715	20,447
Additional paid in capital	18,708,718	16,104,289
Accumulated other comprehensive income	(1,914,580)	(405,435)
Accumulated deficit	(2,040,413)	(904,688)
Total equity	14,774,440	14,814,613

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$65,427,183	$68,384,043

The accompanying notes are an integral part of the consolidated financial statements

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Statements of Operations
For the Six Months Ended March 31, 2009 and 2008 and the Period from October 1, 2006 (Inception) through March 31, 2009 (unaudited)

	For the Six Months Ended March 31, 2009	For the Six Months Ended March 31, 2008	October 1, 2006 (Inception) through March 31, 2009
Revenues	$-	$-	$-
Cost of sales	-	-	-
Gross profit	-	-	-

Operating expenses:
Payroll and share-based compensation	657,581	5,814	1,364,010
Legal and professional fees	355,103	19,261	433,831
Depreciation	13,667	88	15,722
Other general and administrative expenses	206,804	78,488	426,947
Total operating expenses	1,233,155	103,651	2,240,510
Operating loss	(1,233,155)	(103,651)	(2,240,510)
Other income , net	97,091	31,581	165,504

Loss attributable to minority interests	339	347	1,105
Loss before income taxes	(1,135,725)	(71,723)	(2,073,901)
Income tax expense	-	-	-
Net loss	$(1,135,725)	$(71,723)	$(2,073,901)

Basic and diluted earnings per share	$(0.01)	$(0.01)	$(0.03)
Weighted average shares outstanding	205,300,238	7,612,922	71,083,355

The accompanying notes are an integral part of the consolidated financial statements.

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Statement of Stockholders’ Equity for the Periods from October 1, 2006 (Inception) through March 31, 2009 (unaudited)

	Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated Deficit During Development	Retained
	Shares	Amount	Capital	Income	Stage	Earnings	Total
Balance at October 1, 2006 (Inception) Note 3	281,504	$28	$114,051	$2,911	$-	$33,488	$150,478
Issuance of common shares	831,418	83	358,121	-	-	-	358,204
Issuance of common shares	812,500	81	(81)	-	-	-	-
Issuance of common shares	5,687,500	569	(569)	-	-	-	-
Comprehensive loss-
Net income	-	-	-	-	58,698	(33,488)	25,210
Foreign currency translation adjustment	-	-	-	(31,634)	-	-	(31,634)
Total comprehensive loss							(6,424)
Balance at September 30, 2007	7,612,922	761	471,522	(28,723)	58,698	-	502,258

Shares issued in combination of Renewable Fuel and PBC accounted for as a reverse merger	74,460,000	7,446	(7,446)	-	-	-	-
Issuance of common shares	12,445,079	1,245	5,529,715	-	-	-	5,530,960
Combination of Renewable Fuel and BRII accounted for as a reverse merger	107,350,000	10,735	9,509,790	-	-	-	9,520,525
Share-based compensation	2,601,593	260	600,708	-	-	-	600,968
Comprehensive loss-
Net loss	-	-	-	-	(963,386)	-	(963,386)
Foreign currency translation adjustment	-	-	-	(376,712)	-	-	(376,712)
Total comprehensive loss							(1,340,108)
Balance at September 30, 2008	204,469,594	$20,447	$16,104,289	$(405,435)	$(904,688)	$-	$14,814,613

Issuance of common shares	2,624,570	262	2,492,537	-	-	-	2,492,799
Share-based compensation	52,491	6	111,892	-	-	-	111,898
Comprehensive loss -
Net loss	-	-	-	-	(1,135,725)	-	(1,135,725)
Foreign exchange translation adjustment	-	-	-	(1,509,145)	-	-	(1,509,145)
Total comprehensive loss							(2,644,870)
Balance at March 31, 2009	207,146,656	$20,715	$18,708,718	$(1,914,580)	$(2,040,413)	$-	$14,774,440

The accompanying notes are an integral part of the consolidated financial statements.

Renewable Fuel Corp
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Six Months Ended March 31, 2009 and 2008 and the Period from October 1, 2006 (Inception) through March 31, 2009 (unaudited)

	For the Six Months Ended	For the Six Months Ended	Inception through
	March 31, 2009 Unaudited	March 31, 2008 Unaudited	March 31, 2009 Unaudited
Cash flows from operating activities:
Net loss	$(1,135,725)	$(71,723)	$(2,073,901)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,667	88	15,722
Non-cash adjustments to inventory	-	-	(23,164)
Non-cash share-based compensation expense	111,898	-	712,866
Bad debt expense	-	-	88
Loss on foreign exchange (Note 3)	-	-	97,640
Loss on disposal of investments	-	12,160	12,160
Minority interest in net loss	(339)	(347)	(1,105)
Change in assets and liabilities:
Increase (decrease) in trade and other receivables	571	-	75,862
Decrease (Increase) in other current assets	(28,740)	(69,026)	500,194
Decrease in other assets	-	3,902	15,528
(Decrease) increase in trade and other payables	(143,690)	(49,278)	(730,056)
(Decrease) in payables, related party	-	(12,330)	2,948
Increase (decrease) in current liabilities	(233,124)	-	(253,564)
Net cash (used in) provided by operating activities	(1,415,482)	(186,554)	(1,648,782)
Cash flows from investing activities:
Proceeds from disposal of investments	-	67,112	67,112
Net cash used in investing activities	-	67,112	67,112
Cash flows from financing activities:
Advances from shareholders	1,304,626	1,685,957	7,817,030
Cash received in share exchange agreements	-	-	137,157
Payments to contractors	(803,577)	(1,739,374)	(7,626,482)
Proceeds from share issuances	563,000	-	921,204
Net cash provided by financing activities	1,064,049	(53,416)	1,248,909
Net increase (decrease) in cash	(351,433)	(172,859)	(332,761)
Effect of exchange rate changes	256,702	109,225	423,311
Cash, beginning of period	206,676	78,289	21,395
Cash, end of period	$111,945	$14,655	$111,945
Supplemental non-cash investing and financing activities disclosure:
Non-cash additions of plant, property and equipment in accounts payable	$401,773	$6,659,100	$15,234,427
Conversion of advances to common stock	$1,929,799	$-	$7,460,759
Conversion of trade payable to preferred stock	$-	$-	9,171,680
Net assets acquired in share exchanges (Note 5)	$-	$-	$9,520,525

The accompanying notes are an integral part of the financial statements

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Nature of the Business and Principles of Consolidation

Nature of Business and Organization

Renewable Fuel Corp (A Development Stage Company) is an early-stage privately held, integrated producer, blender and distributor of biodiesel and blended fuels.  Renewable Fuel Corp (“Renewable Fuel” or the “Company”) was incorporated in the State of Nevada on September 11, 2007.  The Company owns biodiesel production licenses in Malaysia and two additional biodiesel licenses in Indonesia.

The company conducts its operations through its two wholly-owned Malaysian subsidiaries, Plant Biofuels Corporation Sdn BHd (“PBC”) and Research Fuel Corp Sdn Bhd (“Research”) and its wholly-owned US holding company, Bio Refining Industries Inc (“BRII”).

BRII conducts its operations through its two wholly-owned Malaysian subsidiaries, Century Corp Sdn Bhd (“Century”) and Optimis Teguh Sdn Bhd (“Optimis”).  Subsidiaries of Century and Optimis, PT Plant Biofuel Indonesia (“PTPBI”) and PT Optimis Teguh Indonesia (“PTOTI”), respectively, own the licenses for the Company’s two biodiesel plants under construction in Indonesia.

PBC owns the Company’s Malaysian biodiesel plant. The Malaysian plant is near completion and is expected to begin production and sales in 2009.  Initial design and site preparation is underway at the two Indonesian sites, with construction anticipated to be completed in 2010 and 2011, respectively.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Renewable Fuel and its subsidiaries, all of which are wholly-owned except PTPBI, which is 99% owned and PTOTI, which is 95% owned.  All intercompany accounts and transactions have been eliminated in consolidation.  The minority interest ownership at March 31, 2009 and September 30, 2008 was $30,071 and $30,410, respectively.

Basis of Presentation

BRII was incorporated on August 15, 2008 and was formed as a holding company to roll-up and consolidate the holdings of Century and Optimis.  On September 5, 2008, BRII entered into individual share exchange agreements with the shareholders of Century and with the shareholders of Optimis, whereby the shareholders of Century and Optimis received shares of common stock in BRII in exchange for 100% of the common shares of Century and Optimis.  The individual shareholders then contributed the shares they received to BRII.

On September 5, 2008, and simultaneous with the execution of the individual share exchange agreements discussed in the preceding paragraph, the Company entered into a share exchange agreement to acquire 100% of the outstanding shares of BRII.   As a result of the purchase of BRII using shares of the Company’s common stock, the original owners of BRII collectively owned and had voting rights of 62.0% of the combined Company. The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel.  Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII (but not a controlling position), Century was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.  The assets and liabilities of Optimis, as well as of Renewable Fuel, PBC and Research were recorded at their fair value on the date of acquisition.   As such, Century is the predecessor company for BRII, and due to the reverse merger with Renewable Fuel, it is also the predecessor company for Renewable Fuel. As the predecessor company, the assets and liabilities of Century were accounted for in the Renewable Fuel consolidated financial statements at their historical costs.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Nature of the Business and Principles of Consolidation (continued)

The accounts of Optimis, PTOTI, Renewable Fuel, PBC and Research have been included in the Company’s consolidated financial statements from September 5, 2008 (“acquisition date”), the date of the share exchange agreements.  Accordingly, the included historical financial statements for the six months ended March 31, 2009 and including the period October 1, 2006 (inception) through September 5, 2008 are those only of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI (“Century Consolidated”).  Thus, for the period October 1, 2006 (inception) through March 31, 2009, the included operating results are those of Century Consolidated for the entire period, along with the results for Optimis, PTOTI, Renewable Fuel, PBC and Research from September 5, 2008 (acquisition date) through March 31, 2009.

The accompanying interim financial statements have been prepared by management without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, in accordance with the accounting policies described in our annual report on  Form 10 for the year ended September 2008, and reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim period on a basis consistent with the annual audited consolidated financial statements. All such adjustments are of a normal recurring nature. The consolidated financial statements include the accounts of RFC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the audited financial statements and related notes included in our annual report on Form 10 for the year ended September 30, 2008.

2.	Liquidity and Capital Resources

The Company has experienced cumulative losses from operations of $2,073,901 from October 1, 2006 (inception) through March 31, 2009, has total equity of $14,774,440 and has not commenced its operations; rather, it is still in the development stages. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern.

As of March 31, 2009, the Company has raised its $18.7 million of equity through a combination of its initial capitalization, various share exchanges as it acquired its operating subsidiaries and through the conversion of cash advances for common stock with various entities and the issuance of additional shares of common stock.  In addition, the Company also has borrowed $16.1 million under its credit facility with a Malaysian bank.  These funds have been used to acquire certain capital equipment and infrastructure to support development and implementation of its business plan, payment of salaries and fees of technical and marketing personnel, marketing and promoting, working capital and general corporate purposes.  Additional funds will need to be generated by the Company to complete the three biodiesel plants currently under construction and to further support the development of its business model.

The Company is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. No assurances, however, can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	Summary of Significant Accounting Policies

Consolidated Condensed Financial Statements
The accompanying consolidated condensed financial statements present unaudited interim financial information and therefore do not contain certain information included in the annual consolidated financial statements of the Company and its subsidiaries.  In the opinion of management, all adjustments (consisting only of normally recurring items) it considers necessary for a fair presentation have been included in the accompanying consolidated condensed financial statements.  These consolidated condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Renewable Fuel Consolidated Statements as of September 30, 2008 and for the Year Ended September 30, 2008 and for the Period from October 1, 2006 (Inception) through September 30, 2008 and Independent Auditors’ Report.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Basis of Accounting
These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

A Development Stage Company
The accompanying financial statements have been prepared in accordance with the Statement of Financial  Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises.” A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from.  As of March 31, 2009, the Company has not fully commenced operations nor has it received significant revenues from its planned principal operations.

The Company’s operating subsidiary, Century, was originally incorporated on March 21, 1995.  In its beginning, Century was engaged in the business of selling properties for development.  Beginning October 1, 2006, the Company made a strategic decision to change its core business to the construction of biodiesel plants and producing, blending and distributing biodiesel and blended fuels.  Thus, the inception period for the results of Century is deemed to be October 1, 2006, the date Century began designing its biodiesel plant.  Operating results not related to the ongoing construction of the biodiesel plants and the core business of producing, blending and distributing biodiesel and blended fuels are included in other income (loss), net on the statements of operations.  The remaining land held for sale by Century is included in other assets on the balance sheet.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less at the date of purchase.

Accounts Receivable
The carrying value of the Company’s accounts receivable, net of allowance for doubtful accounts, represent their estimated net realizable value.  If events or changes in circumstances indicate that a certain receivable may be unrealizable, further consideration is given to the collectability of those balances, the allowance for doubtful accounts is adjusted accordingly.  At March 31, 2009 and September 30, 2008, the allowance for doubtful accounts was $0.

Property, Plant and Equipment, Net
Property and equipment are stated at historical cost net of accumulated depreciation.  Maintenance, repairs and minor replacements are charged against operations as incurred; major replacements or betterments are capitalized at cost.  Depreciation is provided using the straight-line method based on the estimated useful lives of the assets as follows:

Description	Useful life (in years)
Office renovation	10
Office furniture and equipment	4-10
Autos and trucks	5
Computer equipment	4-5
Leasehold improvements	Shorter of the useful life or term of the lease

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Construction in progress represents costs associated with property, plant and equipment under construction at the Company’s production facilities. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the production facility construction, including a portion of interest costs incurred during the related construction period, as well as direct labor and related benefits. The amount of capitalized interest in a period is determined by applying an interest rate, which is based upon borrowings outstanding during the period, to the average amount of accumulated expenditures during the period not to exceed the total amount of interest cost incurred during the period. Such costs are reclassified to an appropriate fixed asset classification and depreciated when the asset is placed into service.

Long-Lived Assets
The Company evaluates its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires reviewing long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds estimated fair value and is recorded in the period the determination was made. Management believes there was no impairment at March 31, 2009.

Stock-Based Compensation
The Company applies the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”).  Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.

Income Taxes
In accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date.  A valuation allowance is recorded for the entire deferred tax assets due to the uncertainty of the net realizable value of the asset.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Company is subject to uncertainty of future events, economic, environmental and political factors and changes in the Company's business environment; therefore, actual results could differ from these estimates.  Accordingly, accounting estimates used in the preparation of the Company's consolidated financial statements will change as new events occur, more experience is acquired, as additional information is obtained and as the Company's operating environment changes.  Changes are made in estimates as circumstances warrant.  Such changes in estimates and refinement of estimation methodologies are reflected in the statements.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Financial Instruments and Credit Risk
Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federally insured domestic institutions to minimize risk.  The balances in these accounts did not exceed the federally insured limit at March 31, 2009 and the Company has not historically incurred losses related to these deposits.  In addition, the Company maintains bank deposits at state-owned banks within Malaysia and Indonesia, which were covered by local government insurance at March 31, 2009. Further, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts receivable are recorded at cost.  The Company periodically evaluates the adequacy of the allowance for estimated losses resulting from the possible non-collection of customer receivables.  Historical collections experience and age of the receivable balance are considered in estimating this allowance.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Concentration of Credit Risk
The Company's operations are carried out in Malaysia and Indonesia. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in Malaysia and Indonesia, and by the general state of Malaysia and Indonesia's economy. The Company's operations in Malaysia and Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Foreign Currency Translation and Other Comprehensive Income
The reporting currency of the Company is the US dollar. The functional currency of the Company’s two wholly-owned Malaysian subsidiaries is the Malaysian Ringgit (RM) and of the two Indonesian subsidiaries is the Indonesian Rupiah (IDR).  For the subsidiaries whose functional currencies are other than the US dollar, all  assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at the historical rates and items in the income and cash flow statements are translated at the average rate for the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Accumulated other comprehensive income (loss) in the consolidated statement of shareholders’ equity amounted to ($1,914,580) and ($405,435) as of March 31, 2009 and September 30, 2008, respectively

Income (Loss) Per Share
The Company accounts for income (loss) per share in accordance with SFAS No. 128 (“SFAS 128”) “Earning per Share.”  SFAS 128 requires the presentation of both basic and fully diluted earnings per share (“EPS”) on the face of the statement of operations.  Basic EPS is computed by dividing the net income (loss) available to common shareholders (numerator) by the weighted average common shares outstanding (denominator) during the period.  Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options.  The treasury method is used for computing Diluted EPS; the average stock price for the period is used in determining the number of net shares to be purchased from options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.  For the periods ended March 31, 2009 and 2008, 13,885,213 and 7,250,000 options to purchase shares of common stock were excluded because the impact of such options was anti-dilutive.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.	Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The accounting provisions of SFAS 157 were effective for the Company beginning with its fiscal year 2009.  As a result of the adoption of SFAS 157 and as of March 31, 2009, no material adjustments to the Company’s financial position and results of operations were required.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS 159”).  The statement permits entities to choose to measure certain financial assets and liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  The accounting provisions of SFAS 159 were effective for the Company beginning with its fiscal year 2009.  As a result of the adoption of SFAS 159 and as of March 31, 2009, no material adjustments to the Company’s financial position and results of operations were required.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)”), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business.  The provisions of SFAS 141(R) are effective for the Company beginning with its fiscal year 2010.  The Company is currently evaluating the impact of the adoption of SFAS 141(R); however it is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which prescribes the accounting by a parent company for minority interests held by other parties in a subsidiary of the parent company.  The provisions of SFAS 160 are effective for the Company beginning with its fiscal year 2010.  The Company is currently evaluating the impact of the adoption of SFAS 160; however, it is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.	Acquisition of Bio Refining Industries Inc

On September 5, 2008, the Company entered into a share exchange agreement to acquire 100% of the outstanding shares of Bio Refining Industries Inc (“BRII” or the “Sellers”).  As a result of the purchase of BRII using shares of the Company’s common stock, the original owners of BRII collectively owned and had voting rights of 62.0% of the combined Company.  The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer.

The Company paid the Sellers 120,908,000 of its newly issued shares of common stock in exchange for all of the outstanding shares of BRII.  The transaction was valued at $0.07 per share. In connection with this transaction, the Company received the following assets and liabilities of BRII consolidated:

Cash	$32,564
Other current assets	28,516
Plant and equipment	27,696,393
Total assets	27,757,473

Liabilities assumed	(19,490,018)
Net BRII assets acquired	$8,267,455

As required by the purchase method of accounting for business combinations, the above BRII consolidated information includes the assets and liabilities of Century, the accounting acquirer, at their historical costs and the assets and liabilities of BRII, the parent, and Optimis Consolidated, at the fair market values at the date of acquisition.

In connection with the share exchange agreement between Renewable Fuel and BRII, the Company’s CEO was granted 2,418,160 shares of common stock and options to acquire common stock of 6,045,400 in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an Equity Transaction, as defined by his employment agreement.  The 2,418,160 shares of common stock were valued at $0.07 per share and the $174,107 was recorded as share-based compensation expense in statement of operations for the year ended September 30, 2008.  The exercise price of the 6,045,400 options issued, which vested immediately, is equal to the fair value of the shares issued in the transaction, or $0.07 per share (see Note 12).

As the accounting acquirer, the assets and liabilities of BRII were recorded using their historical amounts.  The historical amounts for BRII are the historical amounts of its predecessor company, Century Consolidated (see Notes 1 and 5).   The assets and liabilities of Renewable Fuel, Optimis, PTOTI, PBC and Research were accounted for at their fair market value at the date of acquisition using the purchase method of accounting.  The Company recorded a capital contribution of $9,520,525 (see Note 5) related to the combination of Renewable Fuel and BRII.

The results of operations for Century Consolidated, the ultimate accounting acquirer, are included in the consolidated statement of operations for the period from October 1, 2006 (inception) through March 31, 2009.  The results of operations for Renewable Fuel, the legal acquirer and also the accounting acquiree, and Optimis, PTOTI, PBC and Research, have been included from the date of their acquisition by BRII (September 5, 2008) through March 31, 2009.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5.	Formation of BRII and the Acquisition of Century, PTPBI, Optimis and PTOTI by BRII

On August 15, 2008, the owners of two Malaysian operating entities (Century and Optimis) and of two Indonesian entities (PTPBI and PTOTI), along with an entity that served in an advisory capacity,  incorporated Bio Refining Industries Inc. (BRII), a Nevada corporation.

BRII was formed as a holding company to roll-up and consolidate the holdings Century and Optimis.  The majority shareholder of Century and Optimis originally controlled each of these entities, but did not control BRII after the September 5, 2008 roll-up.  Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII (but not a controlling position), Century Consolidated was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.

The assets and liabilities of BRII and Optimis and its 95% owned subsidiary, PTOTI, were recorded at their fair value on the date of acquisition and the assets and liabilities of Century Consolidated, as the acquirer, were recorded at their historical values

Century Consolidated, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange between BRII and Renewable Fuel:

	Renewable Fuel	PBC	Research	Optimis Group	Total
Cash	$42,349	$63,241	$14,104	$17,283	$137,157
Other current assets	15,700	18,929	-	12,273	46,904
Plant and equipment	2,403	40,116,346	2,154	11,753,365	51,874,268
Total assets	60,452	40,198,516	16,258	11,782,921	52,058,329
Liabilities assumed	(99,160)	(33,211,881)	(71,681)	(9,154,900)	(42,537,622)
Net assets acquired	$(38,708)	$6,986,635	$(55,423)	$2,628,021	$9,520,525

6. Acquisition of Plant Biofuels Corporation Snd. Bhd.

On December 31, 2007, the Company entered into a share exchange agreement to acquire Plant Biofuels Corporation Snd. Bhd (“PBC”).  As a result of the purchase of PBC by using shares of the Company’s common stock, the original owners of PBC received a 90.2% ownership and voting interest in the combined Company. The transaction was accounted for as a reverse merger, with PBC as the accounting acquirer.  In connection with this acquisition, one of the principals of PBC joined the Company’s board of directors and its senior management.

As the accounting acquirer, the assets and liabilities of PBC were recorded using their historical amounts and the assets and liabilities of Renewable Fuel were accounted for using the purchase method of accounting at their fair market value at the date of acquisition.

The Company paid the selling shareholders 73,000,000 of its newly issued shares of common stock in exchange for all of the outstanding shares of PBC. The transaction was valued at $0.10 per share.  In connection with this transaction, the Company’s CEO was granted 1,460,000 shares of common stock and options to acquire common stock of 3,650,000  (see Note 12) in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an equity transaction, as defined.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Acquisition of Plant Biofuels Corporation Snd. Bhd. (continued)

In exchange for the $7,300,000 of share consideration, the Company received assets and liabilities of PBC as follows:

Cash	$14,515
Other current assets	490,230
Plant and equipment	23,811,382
Total assets	24,316,127

Accounts payable	(2,854,608)
Long-term notes payable	(14,161,519)
Net PBC assets acquired	$7,300,000

PBC (along with its parent, Renewable Fuel and Research) was subsequently acquired by BRII on September 5, 2008 in a business combination accounted for using the purchase method of accounting as described in Note 4.  In connection with that business combination, the assets and liabilities of PBC (along with its parent, Renewable Fuel and Research) were recorded at their fair value as of September 5, 2008.

7. Trade and Other Payables

Trade and Other Payables consisted of the following:

	March 31, 2009	September 30, 2008
Trade payables	$269,175	$151,234
Plant contractor payable	21,092,880	22,947,736
Total	$21,362,055	$23,098,970

The plant contractor provided engineering and design services in connection with the construction of biodiesel plants. On December 2, 2008, Renewable Fuel entered into a subscription agreement with Oilcorp Behad, the plant contractor, to convert the payable into the Company’s Series A Convertible Preferred Stock.  This transaction is currently pending and is subject to customary closing conditions (see Note 16).

8.	Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31, 2009	September 30, 2008
Plant contractor accrual	$603,487	$823,703
Accrued interest	1,608,447	975,264
Other	165,736	43,994
Total	$2,377,670	$1,842,961

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.     Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following:

	March 31, 2009	September 30, 2008
Land	$1,518,545	$1,639,207
Buildings and improvements	20,007	21,266
Furniture and equipment	31,418	28,313
Computer equipment	16,368	16,002
Automobiles	53,947	13,854
Total	1,640,285	1,718,642
Less-accumulated depreciation	(12,746)	(1,258)
Property, Plant and Equipment, net	$1,627,539	$1,717,384

Plant in Progress
Plant in progress consisted of the following:
	March 31, 2009	Sept. 30, 2008
PBC plant	$37,804,503	$39,002,491
Century/PTPBI plant	14,166,412	15,054,284
Optimis/PTOTI plant	11,040,575	11,716,775
Total	$63,011,490	$65,773,550

The Company leases the land for its plants under 99 year agreements and capitalizes the upfront payments for the leasehold interests.  The $1,518,545 carrying amount above for the land includes these upfront lease payments and land costs, duties and professional fees incurred in relation to the acquisition of the land.

Plant in progress at March 31, 2009 and September 30, 2008 includes approximately $1.6 million and $1.0 million, respectively, of interest cost which has been capitalized into plant in progress related to the PBC plant.

The Century/PTPBI plant amount capitalized through March 31, 2009 includes approximately $14.2 million at Century in engineering and design plans.  The Optimis/PTOTI plant amount capitalized through March 31, 2009 includes approximately $11.0 million in engineering and design plans.

10.	Long-term Debt

In October 2007, PBC entered into an $18,856,102 facilities agreement (the “Facilities”) with a bank, which provided available borrowings under two individual term loans totaling $16,113,102 and a revolving line with available credit of $2,743,000.  At March 31, 2009, $2,743,000 was available under the revolving line of credit; however, any disbursements are restricted to purchases of raw materials and repayable within six months from date of disbursement.  A total of $16,113,102 is outstanding under the Facilities at March 31, 2009, which includes two term loans totaling $16,113,102 and $0 borrowed under the revolving credit facility.

The term loans under the Facilities bear interest at the bank’s effective costs of funds +1.25% in year one, increasing to +2% in year two and beyond.  At March 31, 2009, the interest rate for the term loans was 8.25% per annum.  The interest rate for the revolving line of credit is the bank’s cost of funds +2%.  At March 31, 2009, the interest rate for the revolving line of credit was 8.25%.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.	Long-term Debt (continued)

Long-term debt consisted of the following:

	March 31, 2009	September 30, 2008
Term loan maturing December 1, 2013, payable in monthly installments of $17,144 beginning December 1, 2009 bearing interest at 8.25% as of March 31, 2009	$822,900	$873,300

Term loan maturing January 1, 2014, payable in monthly installments of $318,546 beginning January 1, 2010, bearing interest at 8.25% as of March 31, 2009	15,290,202	16,226,679
	16,113,102	17,099,979
Less: current portion of long term debt	(1,024,213)	-
Long term debt	$15,088,889	$17,099,979

PBC and the Company has incurred $633,000 in interest charges  related to the term loans for the six months ended March 31, 2009, all of which has been capitalized and recorded as additions to construction in progress on the PBC plant  (see Note 9 above).  Interest payments will be made with the commencement of monthly installments beginning on each term loans’ respective date as described above.  The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC.  In addition, the term loans are jointly and severally guaranteed by the directors of the PBC.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity

The company is authorized to issue five hundred million (500,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock with par values of $0.0001 each.  As of March 31, 2009 the Company had 207,146,656 and 917,618 shares of common and series A nonvoting, convertible preferred stock (“Series A”), respectively, issued and outstanding and 13,885,213 of common shares reserved for options and warrants.

On February 3, 2009, four individuals who had previously made advances totaling $1,929,799 to the Company and certain of its subsidiaries, agreed to convert these advances payable into common shares of the Company.  These advances were forgiven and the Company issued 2,061,570 shares of common stock to the four individuals at an issuance price of $.94 per share.  In connection with this transaction, the Company’s CEO was granted 41,231 shares of common $1.00 and options to acquire common stock of 103,079 in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively, in the event the Company enters into an Equity Transaction, as defined by his employment agreement.

Additionally, four other individuals purchased 563,000 shares of Renewable Fuel common stock at $1.00 per share during the period February 20, 2009 through March 25, 2009.  In connection with these transactions, the Company’s CEO was granted 11,260 shares of common stock and 28,150 options to acquire common stock in accordance with the terms of his employment agreement.

12.	Stock Options

During fiscal year 2008, the Company granted 3,600,000 stock options to certain key employees with an exercise price of $0.10 per share (the “Employee Options”).  The Employee Options are exercisable to purchase shares of Renewable Fuel common stock at a price equal to or greater than the fair value of the stock at the time the options were granted.   The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

Approximately $53,000 of the share-based compensation expense related to the Employee Options was recognized for the six-month period ended March 31, 2009 and for the period from October 1, 2006 (inception) through March 31, 2009.  As of March 31, 2009, the unamortized balance of the share-based compensation expense of approximately $185,000 is to be recognized over the remaining vesting period for the Employee Options (1.6 years).

For the period from October 1, 2006 (inception) through March 31, 2009 stock options totaling 10,285,213 with immediate vesting terms were issued to the current CEO in connection with certain equity transactions as described above in accordance with his employment agreement  (the “CEO Options”).

The exercise prices for the CEO Options are as follows:

		Exercise price per
Date issued	Options issued	share	Fair value
12/31/07	3,650,000	$0.10	$ 319,697
9/05/08	6,045,400	$0.07	$ 390,822
9/24/08	458,584	$1.00	$ 22,831
2/02/09	103,079	$1.00	$ 5,112
3/31/09	28,150	$1.00	$ 1,451
	10,285,213		$ 739,913

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12.	Stock Options (continued)

Compensation expense recognized in the accompanying consolidated statement of operations related to the CEO Options for the six months ended March 31, 2009 and 2008 and for the period from October 1, 2006 (inception) through March 31, 2009 were approximately $6,600, $0 and $420,000, respectively.  The amounts expensed result from the immediate vesting of 6,045,400 and 458,584 and 103.079 and 28,150 CEO Options in connection with the BRII transaction on September 5, 2008, the POGL transaction on September 24, 2008, the cash advance conversion on February 3, 2009, and the stock issuance through March 31, 2009 and represent the fair value of the options granted.  The remaining 3,650,000 CEO Options of the total 10,285,213 CEO Options granted, were issued in connection with the share exchange agreement with PBC.  On September 5, 2008, Renewable Fuel and PBC were acquired in a reverse merger in connection with a share exchange agreement between Renewable Fuel and BRII.  As such, the calculated fair value of the 3,650,000 CEO Options, or $319,000, is not included in the historical accompanying consolidated statement of operations for the accounting acquirer, BRII (see Notes 1 and 5).

The Company has computed the fair value of options granted using the Black-Scholes option pricing model.  In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including risk free interest rate, volatility, expected dividend yield, and expected option life.   Changes to the assumptions could cause significant adjustments to valuation.  For stock option grants issued since inception, the Company estimated a volatility factor of 129.5% utilizing a weighted average of comparable published volatilities due to its lack of trading history.  The Company applied the simplified method to determine the expected term of grants.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant for instruments with similar terms.  Accordingly, the Company has computed the fair value of all options granted during the period ended March 31, 2009 using the Black-Scholes option pricing model and the following weighted average assumptions:

Expected volatility	129.5%
Expected term (in years)	5.5 to 6.25
Risk free rate	1.37%

A summary of activity in common stock options for the period from October 1, 2006 (inception) through March 31, 2009 is as follows.  The table below reflects the combined results of the 3,600,000 Employee Options and the 10,285,213 CEO Options discussed above:

	Options	Weighted Average Exercise Price
Outstanding October 1, 2006 (inception)	-	$-

Granted	3,650,000	0.10

Outstanding March 31, 2008	3,650,000	0.10

Granted	10,235,213	0.15
Repurchased	-	-
Exercised	-	-

Outstanding at March 31, 2009	13,885,213	$0.14

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12.	Stock Options (continued)

The options above were issued by RFC since October 1, 2006, which was an accounting acquiree as discussed in Note 1.  As such, options granted prior to September 5, 2008 were not included in the Company’s statements of operations prior to September 5, 2008.

The following is a summary of options outstanding and exercisable at March 31, 2009:

Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life	Options Exercisable	Weighted-Average Remaining Contractual Life
$0.100	7,250,000	9.2	3,650,000	9.2
$0.072	6,045,400	9.9	6,045,400	9.9
$1.000	589,813	9.4	589,813	9.4
$0.125	13,885,213	9.2	10,285,213	9.1

The following is a summary of options vested and unvested at March 31, 2009:

Exercise Price	Options Vested	Weighted-Average Remaining Contractual Life	Options Unvested	Weighted-Average Remaining Contractual Life
$0.100	3,650,000	9.2	3,600,000	8.6
$0.072	6,045,400	9.9	-	-
$1.000	589,813	9.4	-	-
$0.125	10,285,213	9.1	3,600,000	8.6

The intrinsic value of all vested and unvested options at March 31, 2009 is $0.

13.   Related Party Transactions

On December 31, 2007, Renewable Fuel acquired the outstanding stock of PBC in a reverse merger.  PBC was controlled by two entities, Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn Bhd, both of which entities were controlled by an individual, who, following the merger, became a member of the  Company’s board of directors.   Advances totaling $0 and $1,264,447 from Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn Bhd are included in accounts payable, related parties at March 31, 2009 and September 30, 2008, respectively.

On September 24, 2008, Renewable Fuel entered into a subscription agreement with POGL, whereby POGL subscribed to purchase 917,168 new shares of Series A of Renewable Fuel at an issue price of $10.00 per preferred share.  The $9,171,680 purchase price for these preferred shares was paid to the Company by POGL by exchanging $9,171,168 of the Company’s trade payables due to POGL for these shares.   POGL is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia.  Additionally, a current Director of Renewable Fuel, is an independent non-executive Chairman of POGL.   Advances totaling $1,052,307 and $1,016,818 from Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, are included in accounts payable, related parties at March 31, 2009 and September 30, 2008, respectively.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.   Related Party Transactions (continued)

The March 31, 2009 and September 30, 2008 balances for accounts payable, related party in the Company’s accompanying balance sheet includes $545,857 and $24,337, respectively, of amounts payable to a director and $0 and $19,828, respectively, of amounts payable to other related parties.

14.	Income Taxes

The Company conducts all of its operating business through its United States parent, Renewable Fuel, and its seven operating subsidiaries as follows:  United States (2), Malaysia (3) and Indonesia (2).  The company files a consolidated United States income tax return for Renewable Fuel.  The Company’s five foreign subsidiaries are governed by the tax laws of the local country and file local returns, as required.

The Company recorded no US Federal income tax expense for the six months ended March 31, 2009 and 2008 and for the period October 1, 2006 (inception) through March 31, 200 due to operating losses incurred by the Company during the respective periods.  The Company’s effective income tax rates were 0%, 0% and 0% for the six months ended March 31, 2009 and 2008 and for the period October 1, 2006 (inception) through March 31, 2009.   The effective tax rate has been impacted by the tax treatment of share-based compensation expense, the impact of permanent differences such as non-deductible entertainment expenses and the impact of valuation allowances recorded to offset the deferred tax related to the net operating losses of the Company.

Through March 31, 2009, a valuation allowance has been recorded to offset the deferred tax related to the net operating losses.  During the period ended March 31, 2009, the Company determined that it was more likely than not that it would not realize the deferred tax assets and a valuation allowance was recorded.

15.	Commitment and Contingencies

The Company is not a party to any pending legal proceedings other than ordinary routine litigation incidental to its business.  In management’s opinion, adverse decisions on these ordinary legal proceedings, individually or in the aggregate, would not have a materially adverse impact on the Company’s results of operations, financial condition or cash flows.

RENEWABLE FUEL CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

16.	Subsequent Events

On December 2, 2008, Renewable Fuel entered into a subscription agreement with Oilcorp Behad (“Oilcorp”), whereby Oilcorp subscribed to purchase 2,211,166 new shares of Series A Convertible Preferred Stock of Renewable Fuel at an issue price of $10.00 per share in exchange for $22,111,664 of trade payables due to Oilcorp by the Company. The Series A shares have an automatic conversion feature into common shares on a 10:1 basis if at any time during the twelve month period following the purchase the Company’s common stock begins trading on a stock exchange, market or other trading facility.   Subsequent to this twelve month period if the Series A have not been converted into common stock the holders have the option to convert all outstanding Series A shares into debt.  This transaction is currently pending and is subject to customary closing conditions such as satisfactory due diligence by Oilcorp and approval by a majority of the Oilcorp shareholders.

Additionally, seven other individuals purchased 917,196 shares of Renewable Fuel common stock at $1.00 per share during April 1 through May 15, 2009.  In connection with these transactions, the Company’s CEO was granted 18,344 shares of common stock and options to acquire 45,860 shares of common stock at an exercise price of $1.00 per share in accordance with the terms of his employment agreement.

Report Of Independent Registered Public Accounting Firm
To The Board Of Directors Of
PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

We have audited the accompanying balance sheets of Plant Biofuels Corporation Sdn. Bhd. as of 5 September 2008 and 30 September 2007, and the related statements of operations, changes in stockholders' equity and cash flows for the period ended 5 September 2008 and nine months ended 30 September 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 5 September 2008 and 30 September 2007, and the results of its operations and its cash flows for the period ended 5 September 2008 and the nine months ended 30 September 2007, in conformity with the accounting principles generally accepted in the United States of America.

Horwath
Firm No: AF 1018
Chartered Accountants

Kuala Lumpur

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Balance Sheet At 5 September 2008

		5.9.2008	30.9.2007
	NOTE	$	$
ASSETS
CURRENT ASSETS
Cash and cash equivalents		63,241	10,246
Trade accounts receivable		2,584	50,231
Other receivables		10,480	8,913
Tax refundable		5,474	-
Advance to holding company		391	-
Advance to related party	2	-	1,097,064

TOTAL CURRENT ASSETS		82,170	1,166,454

Property and equipment, net	3	68,523	25,366
Construction in progress		38,497,178	17,590,115
Capitalised land lease		1,171,075	1,205,406

		39,818,946	19,987,341

The annexed notes form an integral part of these financial statements.	Page 2

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Balance Sheet At 5 September 2008 (Cont’d)

		5.9.2008	30.9.2007
	NOTE	$	$
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Capital lease obligations - current	4	7,003	7,468
Accounts payable and accrued expenses		11,748	35,245
Accrued expense and other payables		357,654	1,716,354
Construction contract payable		14,356,441	14,708,532
Income taxes payable		-	8,186
Advance from related party	6	674,867	852,020

Total current liabilities		15,407,713	17,327,805

Capital lease obligations - less current	4	6,629	13,265
Term loans	7	17,797,539	-

Total liabilities		33,211,881	17,341,070

Commitments and contingencies	8	-	-

Stockholders' equity
Common stock, par value $0.29, 25,000,000 shares authorised; 24,000,000 and 9,000,000 shares issued and outstanding		7,046,270	2,586,770
Additional paid-in-capital		-	-
Accumulated other comprehensive (loss)/income		(117,823)	68,456
Accumulated deficit		(321,382)	(8,955)

Total stockholders' equity		6,607,065	2,646,271

Total liabilities and stockholders' equity		39,818,946	19,987,341

The annexed notes form an integral part of these financial statements.	Page 3

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Statement Of Operations
For The Financial Period Ended 5 September 2008

		1.10.2007	1.1.2007
		to	to
		5.9.2008	30.9.2007
	NOTE	$	$

SALES		5,720	35,088

COST OF SALES		-	28,780

GROSS PROFIT		5,720	6,308

OPERATING EXPENSES
SELLING, GENERAL AND ADMINSTRATIVE		295,718	124,275
DEPRECIATION AND AMORTISATION		21,554	6,591

TOTAL OPERATING EXPENSES		317,272	130,866

OPERATING LOSS		(311,552)	(124,558)

OTHER INCOME/EXPENSES
INTEREST EXPENSE		(1,648)	(878)

LOSS BEFORE INCOME TAXES		(313,200)	(125,436)

INCOME TAX BENEFIT/PROVISIONS		773	-

NET LOSS		(312,427)	(125,436)

BASIS LOSS PER COMMON SHARE		(0.02)	(0.03)

BASIS WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING		21,493,151	4,926,740

The annexed notes form an integral part of these financial statements.	Page 4

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Statement Of Changes In Stockholders' Equity
For The Financial Period Ended 5 September 2008

				Accumulated
				Other
			Additional	Comprehensive		Total
	Common Stock		Paid-in	Income/	Retained	Shareholders'
	Shares	Amount	Capital	(Loss)	Earnings	Equity
		$	$	$	$	$

Balance, 1 January 2007	5,000,000	1,411,570	-	14,208	116,481	1,542,259

Shares issued for cash	4,000,000	1,175,200	-	-	-	1,175,200

Net loss	-	-	-	-	(125,436)	(125,436)

Currency translation adjustment	-	-	-	54,248	-	54,248

Comprehensive income	-	-	-	-	-	(71,188)

Balance, 30 September 2007	9,000,000	2,586,770	-	68,456	(8,955)	2,646,271

Shares issued for cash	15,000,000	4,459,500	-	-	-	4,459,500

Net loss	-	-	-	-	(312,427)	(312,427)

Currency translation adjustment	-	-	-	(186,279)	-	(186,279)

Comprehensive income	-	-	-	-	-	(498,706)

Balance, 5 September 2008	24,000,000	7,046,270	-	(117,823)	(321,382)	6,607,065
The annexed notes form an integral part of these financial statements.	Page 5

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Statement Of Cash Flows
For The Financial Period Ended 5 September 2008

	1.10.2007	1.1.2007
	to	to
	5.9.2008	30.9.2007
	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(313,200)	(125,436)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortisation	21,554	6,591
Interest expense	882,432	-

Changes in operating assets and liabilities
Decrease in trade and other receivable	45,377	249,788
Increase in construction in progress	(21,458,524)	(16,517,859)
Decrease in trade accounts payable	(23,038)	(90,025)
(Decrease)/Increase in accruals and other payables	(1,338,513)	1,523,163
(Decrease)/Increase in construction contract payable	(67,391)	13,682,615
Decrease in income tax payable	(12,862)	(2,607)
Decrease in billing excess of cost	-	(2,310)

Net cash used in operating activities	(22,264,165)	(1,276,080)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(54,583)	(2,858)
Payment on land lease	-	(1,188,502)

NET CASH USED IN INVESTING ACTIVITIES	(54,583)	(1,191,360)

CASH FLOWS FROM FINANCING ACTIVITIES
Drawdown of term loans	17,091,167	-
Advance from related party	681,543	840,072
Repayment of advance to related party	(843,755)	457,028
Repayment to holding company	1,086,422	-
Payments on hire purchase obligation	(6,765)	(5,284)
Proceeds from issuance of share capital	4,364,250	1,158,720

NET CASH PROVIDED BY FINANCING ACTIVITIES	22,372,862	2,450,536

Effect of exchange rate changes on cash	(1,119)	719

The annexed notes form an integral part of these financial statements.	Page 6

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Statement Of Cash Flows
For The Financial Period Ended 5 September 2008 (Cont'd)

		1.10.2007	1.1.2007
		to	to
		5.9.2008	30.9.2007
	NOTE	$	$

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		52,995	(16,185)

CASH IN BANK, BEGINNING OF THE YEAR		10,246	26,431

CASH IN BANK, END OF THE YEAR		63,241	10,246

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Tax paid		(12,862)	(2,607)
Interest paid		(752)	(840)

The annexed notes form an integral part of these financial statements.	Page 7

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies

The summary of significant accounting policies is presented to assist in the understanding of the financial statements.  The financial statements and notes are representations of management.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

(a)           Description of business

The Company is a private company limited by shares and is incorporated under the Malaysian Companies Act, 1965. The Company is located in the Country of Malaysia and is principally engaged in the businesses of mechanical, electrical and civil engineering in the oil and gas, building and infrastructure industries. There have been no significant changes in the nature of these activities during the financial period. The Company is currently constructing a biodiesel production facility in the town of Gebeng and state of Pahang, Malaysia.

(b)	Going concern

The accompanying financial statements have been presented assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred significant operating losses as of September 5, 2008, had a net working capital deficit of approximately $15,325,000. Management’s plans to address these matters include the issuance of debt and equity securities and increasing revenue.  Unless the Company successfully obtains suitable significant additional financing and attains profitable operations, there is substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(c)           Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Company is subject to uncertainty of future events, economic, environmental and political factors and changes in the Company's business environment; therefore, actual results could differ from these estimates.  Accordingly, accounting estimates used in the preparation of the Company's financial statements will change as new events occur, more experience is acquired, as additional information is obtained and as the Company's operating environment changes.  Changes are made in estimates as circumstances warrant.  Such changes in estimates and refinement of estimation methodologies are reflected in the statements.

Significant estimates and assumptions by management affect: revenue recognition, the allowance for doubtful accounts, the carrying value of prepaid expenses, the carrying value of long-lived assets, the amortisation of long-lived assets, the carrying values, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies, and value of stock options and warrants issued.

(d)           Construction Contracts

Construction contracts accounting requires reliable estimation of the costs to complete the contract and reliable estimation of the stage of completion.

(i)           Contract Revenue

Construction contracts accounting requires that variation claims and incentive payments only be recognised as contract revenue to the extent that it is probable that they will be accepted by the customers. As the approval process often takes some time, a judgment is required to be made of its probability and revenue recognised accordingly.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(d)           Construction Contracts (Cont'd)

(ii)           Contract Costs

Using experience gained on each particular contract and taking into account the expectations of the time and materials required to complete the contract, management estimates the profitability of the contract on an individual basis at any particular time.

(e)           Concentration of credit risks

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer's current credit worthiness, as determined by a review of the customer's current credit information. The Company continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified.

The Company does not has any major concentration of credit risk related to any individual customer or counterparty.

A significant amount of the Company’s assets and resources are dependent on the financial support of the shareholders, should the shareholders determine to no longer finance the operations of the company, it may be unlikely for the Company to continue its activities.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(f)           Functional and foreign currency transactions

The functional currency of the Company is measured using the currency of the primary economic environment in which the Company operates. Currently the Ringgit Malaysia (“RM”) is the Company’s functional currency. The financial statements are presented in United States Dollar which is the parent’s functional and presentation currency.

Transactions in foreign currency are converted into in the respective functional currencies on initial recognition, using the exchange rates approximating those ruling at the transaction dates. Monetary assets and liabilities at the balance sheet date are translated at the rates ruling as of that date. Non-monetary assets and liabilities are translated using exchange rates that existed when the values were determined. All exchange differences are taken to the income statement.

(g)           Translation of foreign currency

The Company accounts for currency translation in accordance with SFAS No. 52, “Foreign Currency Translation.” The balance sheet accounts are translated into U.S. dollar (“USD”) at the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at average exchange rates during the current year. The resulting translation adjustments are included in accumulated other comprehensive income.

(h)           Fair value of financial instruments

The Financial Accounting Standards Board’s Statement 107, “Disclosures about Fair Value of Financial Instruments”, requires the determination of fair value of the Company’s financial assets and liabilities.  The estimated fair values of financial instruments were determined by management using available market information and appropriate valuation methodologies.  The carrying amounts of financial instruments including cash, accounts receivable, advance to related party, accounts payable, and other current liabilities approximate their fair value because of their short maturities. The carrying amount approximates the fair value of capital lease obligation.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(i)           Comprehensive income

The Company accounts for comprehensive income/(loss) in accordance with SFAS No. 130 "Reporting Comprehensive income" which requires comprehensive income/(loss) and its components to be reported when a company has items of comprehensive income/(loss). Comprehensive income/(loss) includes net income/(loss) plus other comprehensive income/(loss). For the period ended 5 September 2008 and the nine months ended 30 September 2007, the difference between net income/(loss) and comprehensive income/(loss) is foreign currency translation.

(j)           Revenues

(i)           Construction Contracts

Revenue from contracts is recognised on the percentage of completion method unless the outcome of the contract cannot be reliably determined, in which case revenue on contracts is only recognised to the extent of contract costs incurred that are recoverable. Foreseeable losses, if any, are provided for in full as and when it can be reasonably ascertained that the contract will result in a loss. The stage of completion is determined based on the proportion of contract costs incurred to date against total estimated costs where the outcome of the project can be reliably determined.

(ii)           Engineering and technical services

Engineering and technical services are recognised upon services rendered to customers and customers’ acceptance.

(k)           Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investment that can be converted to cash in ninety days or less.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(l)           Trade accounts receivable

Trade accounts receivable are carried at the original invoice amount and do not bear interest. The Company makes allowance for doubtful accounts based on an assessment of the recoverability of receivables. Allowances are applied to receivables where events or changes in circumstances indicate that the carrying amounts may not be recoverable. Management specifically analyses historical bad debt, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms when making a judgment to evaluate the adequacy of the allowance for doubtful debts of receivables. Where the expectation is different from the original estimate, such difference will impact the carrying value of receivables. Delinquent accounts are written off when, and if, they are determined to be uncollectible. Management has determined that an allowance for doubtful accounts was not necessary as of 5 September 2008 or 30 September 2007.

(m)           Capitalised land lease

The Company entered into a land lease agreement for 99 years and made up-front payments for the leasehold interest in land. These prepaid lease payments are capitalised and are amortised on a straight-line basis over the lease terms. The title to the leasehold land is in the process of being issued to the Company by the relevant authorities.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(n)           Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the lesser of the useful lives of the respective assets beginning at the point assets are placed in service, or the term of the applicable lease in which the assets are located. The Company capitalises costs of additions and improvements which increase the value or materially extend the life of the related assets, including direct costs of constructing property, plant and equipment and interest costs related to construction. Maintenance and repairs are expensed as incurred. Estimated asset lives for depreciation and amortisation purposes are as follows:

Years

Office renovation	10
Office furniture and equipment	6-10
Autos and trucks	5
Computer	5

Construction in progress of approximately $38,497,000 and $17,590,000 at 5 September 2008 and 30 September 2007, respectively, represents costs associated with property, plant and equipment under construction at the Company’s production facility. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the production facility construction, including a portion of interest costs incurred during the related construction period, as well as direct labor and related benefits. The amount of capitalised interest in a period is determined by applying an interest rate, which is based upon borrowings outstanding during the period, to the average amount of accumulated expenditures during the period not to exceed the total amount of interest cost incurred during the period. Such costs are reclassified to an appropriate fixed asset classification and depreciated when the asset is placed into service.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(o)           Impairment or disposal of long-lived assets

The Company reviews its fixed assets, such as property, plant & equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognised is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

(p)           Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred income taxes are recognised by the asset and liability method for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards, using enacted tax rates in effect for the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in earnings in the period that includes the enactment date.

(q)           Income/(loss) per share

The Company accounts for income/(loss) per share in accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”) "Earning per Share".  SFAS requires the presentation of both basic and fully diluted earnings per share (EPS) on the face of the statement of operations.  Basic EPS is computed by dividing the net income/(loss) available to common shareholders (numerator) by the weighted average common shares outstanding (denominator) during the period.  Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options.  The treasury method is used for computing Diluted EPS; the average stock price for the period is used in determining the number of net shares to be purchased from options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(r)           Advertising Expense

The Company recognises advertising expense as incurred.  Advertising expense amounted approximately to $4,390 and $900 for the year ended 5 September 2008 and period ended 30 September 2007, respectively.

(s)           New pronouncements

On 15 February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealised gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after 15 November 2007.  The Company does not expect that adoption of SFAS No. 159 will have a material effect on its financial position, results of operations, or liquidity and does not currently believe it will have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. SFAS No. 158 improves financial reporting by requiring an employer to recognise the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheets. Konami adopted the recognition and disclosure provision of SFAS No. 158 effective 31 March 2007. SFAS No. 158 also requires that the defined benefit plan assets and obligations be measured as of the date of the employer’s fiscal year-end balance sheet for fiscal years ending after 15 December 2008. The Company does not expect the adoption of the measurement provisions of SFAS No. 158 to have a material effect on its financial statements.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

1.	Description Of Business And Summary Of Significant Accounting Policies (Cont'd)

(s)           New pronouncements (Cont'd)

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements”. This new standard provides guidance for using fair value to measure assets and liabilities. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Under Statement 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. The provisions of Statement 157 are effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those fiscal years. The Company does not expect that adoption of SFAS No. 157 will have a material effect on its financial position, results of operations, or liquidity and does not currently believe it will have a material impact on its financial statements.

On 13 July 2006, FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 10”9, was issued. FIN 48 clarifies the accounting for uncertainty in income taxes recognised in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after 15 December 2006. The Company does not expect that adoption of (FIN) No. 48 will have a material effect on its financial position, results of operations, or liquidity and does not currently believe it will have a material impact on its financial statements.

2.	Advances To Related-Party

As of 30 September 2007, the Company had advances of approximately $1 million, due from Bio-Aspect Sdn Bhd, a Malaysian company and shareholder.  The amount is unsecured, non-interest-bearing and not subjected to fixed term of repayments.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

2.	Advances To Related-Party (Cont’d)

During the period ended 30 September 2007, the Company collected repayments of approximately $463,000 from Bio-Aspect Sdn Bhd. During the period ended 5 September 2008, the Company collected repayments of approximately $1,097,000.

3.	Property And Equipment, Net

	5.9.2008	30.9.2007
	$	$

Office renovation	21,595	-
Office equipment	28,032	264
Computers	7,522	2,899
Autos and trucks	42,507	43,348

	99,656	46,511
Less: Accumulated depreciation	(31,133)	(21,145)

	68,523	25,366

4.	Capital Lease Obligation

The Company is a lessee with a motor vehicle leasing company under capital leases expiring May 2010.  The assets and liabilities under the capital leases are recorded at the fair value and present value of minimum lease payments. The assets are depreciated over their estimated useful lives of 5 years. Depreciation of the assets under the capital lease is included in depreciation expense for 2008 and 2007. The carrying amount of the leased assets at 5 September 2008 and 30 September 2007 are approximately $14,000 and $22,000, respectively. These amounts are included as part of property and equipment.

The interest rate on the capital lease is 4.83% and is imputed based on the Company's incremental borrowing rate at the inception of the lease.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

4.	Capital Lease Obligation (Cont’d)

Minimum future lease payments under capital leases for each of the next five years and in the aggregate is as follows:

	5.9.2008	30.9.2007
	$	$
Period/Year ending 5 September/30 September
2008	-	8,282
2009	8,122	13,802
2010	6,090	-
Thereafter	-	-

Total minimum lease payments	14,212	22,084
Less: Amount representing interest	(580)	(1,351)

Present value of net minimum lease	13,632	20,733
Less: Current portion	(7,003)	(7,468)

Capital lease obligations	6,629	13,265

5.	Stockholders' Deficit

During the period ended 30 September 2007 the Company increased its’ authorized ordinary shares from 5,000,000 to 25,000,000 shares.

On 30 November 2007, the Company issued 10,500,000 of ordinary shares to Bio-Aspect Sdn Bhd, a Malaysian company and shareholder at approximately $0.29 per share for a consideration of approximately $3,121,650.

On 30 November 2007, the Company issued 4,500,000 of ordinary shares to Exquisite Foresight Sdn Bhd, a Malaysian company and shareholder at approximately $0.29 per share for consideration of approximately $1,337,850.

On 30 January 2008, the entire ordinary shares of the Company of 24,000,000 was transferred to Renewable Fuel Corp, holding company

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

6.	Related Party Transactions And Related Party Advances

During the period ended 5 September 2008 and period ended 30 September 2007, approximately $35,700 and $29,600, respectively, of employee benefits, including contributions to defined contribution plan were paid to key officers and directors of the Company.

During the period ended 5 September 2008, Bio-Aspect Sdn Bhd, a Malaysian company advanced the Company approximately $674,000.  This advance is unsecured, non interest bearing and has no repayment terms.

7.	Term Loans

	5.9.2008	30.9.2007
	$	$
Secured:
Not later than one year	-	-
Later than one year	17,797,539	-

	17,797,539	-

Term Loan	Number of Maturity Instalments	Monthly Instalments	Effective Date Of Repayment	2008	2007
		$		$	$

1	48	21,407	1 December 2009	920,209	-
		to 27,230

2	48	395,130	1 January 2010	16,877,330	-
		to 502,613

				17,797,539	-

The term loans of the Company at the balance sheet date bore effective interest rates ranging from 7.5% to 8.25% per annum and are secured by way of:-

(a)	a first fixed charge over the leasehold land and factory of the Company;

(b)	a fixed and floating charge over the assets of the Company; and

(c)	a joint and several guarantee of the directors of the Company.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

8.	Commitments And Contingencies

At 5 September 2008, the construction contract agreement to build two biodiesel production facilities was valued at approximately $37.1 million, which comprised the contract value of $26.1 million for the construction of the 100,000 metric tones biodiesel plant and a change order of $5.8 million for the plant infrastructure. A second change order in respect of additional cost incurred for the extension of time and increase in material cost, which amounted to $5.2 million was approved on 22 August 2008, thus increasing the contract value to $37.1 million.

9.	Employee Benefit Plan

The Company’s contributions to defined contribution plans are charged to the income statement in the period which they relate. Once the contributions are paid, the Company has no further liability in respect of the defined contribution plans.

10.	Income Taxes

The Company accounts for its income taxes in accordance with tax laws and regulations of Malaysia. Significant components of deferred tax assets and liabilities that result from temporary differences between the financial statement and tax basis of assets and liabilities are as follows:

	5.9.2008	30.9.2007
	$	$
Deferred tax assets
Net operating loss carried forward	77,000	23,000

Gross deferred tax assets	77,000	23,000
Less valuation allowance	(77,000)	(23,000)

Total deferred tax assets	-	-

Through 5 September 2008 and 30 September 2007, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  The Company has recorded a valuation allowance on its deferred tax assets due to the uncertainty as to whether such assets will be realized.  At 5 September 2008 and 30 September 2007, the Company had approximately $77,000 and $23,000 of net operating loss carry forward that relates to activities in Malaysia which can be carried forward indefinitely.

PLANT BIOFUELS CORPORATION SDN. BHD.
(Incorporated in Malaysia)
Company No: 625499 - X

Notes To The Financial Statements
For The Financial Period Ended 5 September 2008

10.	Income Taxes (Cont'd)

Reconciliations of the differences between the statutory tax rates and the effective tax rates are as follows:

	5.9.2008	30.9.2007

Statutory tax rate	26.0%	27.0%

Increase reduction in taxes resulting from:
Non-deductible expenses	(4)	(9)
Differential in tax rates	-	-
Overprovision in prior years	(0.2)	-
Change in valuation allowance	(22)	(18)

Effective income tax rate	(0.2)%	0.0%

11.	Significant Events During The Year

In October 2007, the Company entered into a Secured Credit Facility Agreement providing for the availability of $20.3 million of borrowings ("Facility Debt") with Bank Pembangunan Malaysia Berhad to finance construction of the biodiesel production facility. The Facility Debt consists of two construction loans, which together total approximately $17.3 million of available borrowings and convertible into term loans (under the same interest rate structure as the construction loans) upon the twenty-fifth (25th) month from the date of the first drawdown. No principal payments are required during the drawdown period and interest during this period will be capitalized. Thereafter, principal payments will be payable monthly at a minimum annual rate of 7.5% of principal. These term loans mature in October 2013. Facility Debt also includes working capital loans of up to $3 million, a portion of which may be used as letters of credit. The working capital loan is subject to annual review up to five year.

On 30 November 2007, the Company increased its issued and paid-up capital from $2,586,770 to $6,993,770 by the allotment of 15,000,000 new ordinary shares of $0.29 each at par. The shares were issued for cash consideration. The new shares issued rank pari passu in all respects with the existing shares of the Company.

AUDITORS' REPORT TO THE MEMBERS OF
CENTURY CORP SDN. BHD.
(Company No. 336693-V)

We have audited the financial statements set out on pages 6 to 25. The preparation of the financial statements is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United
States. These standards require that we plan and perform the audit to obtain all the information and explanations, which we considered necessary to provide us with sufficient evidence to give reasonable assurance that the financial statements are free of material misstatement. Our audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. Our audit includes an assessment of the accounting principles used and significant estimates made by the directors as well as evaluating the overall adequacy of the presentation of the information in the financial statements. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at 30 September 2008 and 30 September 2007 and the results of the operations, of the changes in equity and of the cash flows for the year ended 30 September 2008 and 30 September 2007 and are in conformity with accounting principles generally accepted in the
United States.

Without qualifying our opinion above, we draw attention to Note 10 of the Financial Statements of the
Company that the capital investment cost of USD12,870,000 in the subsidiary company which shall be paid progressively has not fully paid up. The amount unpaid as at 30 September 2008 amounted to USD11,560,022.

We also report the following:

a)	We are satisfied that the accounts of the subsidiaries that have been consolidated with the
Company's financial statements are in form and content appropriate and proper for the purposes of the preparation of the financial statements of the Group and we have received satisfactory information and explanations required by us for those purposes.

b)	Our audit reports on the accounts of the subsidiaries did not contain any qualification.

KUAN TONG HENG
Chartered Accountant
E. S. LIM & CO.

Kuala Lumpur,	3 March 2009

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

CONSOLIDATED BALANCE SHEET AS AT 30 SEPTEMBER 2008

		2008	2007
	Note	USD	USD
ASSETS
Property, plant and equipment	7	15,413,434	9,073,714
Investment properties	8	0	63,759
Investments	9	0	15,513
CURRENT ASSETS
Inventories, at cost		641,421	656,949
Trade receivables	11	0	27,066
Other receivables	12	22,714	555,685
Tax recoverable		24,193	24,486
Cash and bank balances		16,222	78,289
		704,550	1,342,475
Less: CURRENT LIABILITIES
Trade payables	13	1,053	47,255
Other payables		10,144,148	9,850,277
Other payables, related parties	14	27,200	95,671
		10,172,401	9,993,203
NET CURRENT LIABILITIES		(9,467,851)	(8,650,728)
		5,945,583	502,258

Financed by:-
SHARE CAPITAL	15	6,003,243	472,283
CURRENCY TRANSLATION RESERVE		(30,598)	(28,723)
ACCUMULATED (LOSS)/PROFIT		(26,405)	58,698
MINORITY INTERESTS		(657)	0
SHAREHOLDERS' EQUITY		5,945,583	502,258

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		2008	2007
	Note	USD	USD
Sales	16	88,449	-
Cost of sales		(28,635)	23,164
Gross profit		59,814	23,164
Other operating income		1,864	5,712
Staff costs	17	(26,771)	0
Depreciation of property, plant and equipment		(214)	(82)
Other operating expenses		(120,453)	(3,584)
(Loss)/Profit from operations		(85,760)	25,210
Finance costs		-	-
(Loss)/Profit before taxation	18	(85,760)	25,210
Taxation		-	-
(Loss)/Profit after taxation		(85,760)	25,210

Attributable to:
Equity holders of the Group and of the Company		(85,103)	25210
Minority interests		(657)	-
		(85,760)	25,210

Dividend per share		-	-

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		Currency
	Share	translation	Accumulated	Minority
	capital	reserve	profit/(loss)	interests	Total
	USD	USD	USD	USD	USD
Balance at 1 October 2006	114,079	2,911	33,488	-	150,478
Issue of share capital	358,204	-	-	-	358,204
Profit after taxation	-	-	25,210	-	25,210
Currency translation reserve	-	(31,634)	-	-	(31,634)
Balance at 30 September 2007	472,283	(28,723)	58,698	-	502,258
Loss after taxation	-	-	(85,103)	-	(85,103)
Issue of share capital	5,530,960	-	-	-	5,530,960
Currency translation reserve	-	(1,875)	-	-	(1,875)
Transferred to income statement	-	-	-	(657)	(657)
Balance at 30 September 2008	6,003,243	(30,598)	(26,405)	(657)	5,945,583

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		Currency
	Share	translation	Accumulated	Minority
	capital	reserve	profit/(loss)	interests	Total
	USD	USD	USD	USD	USD
Balance at 1 October 2006	114,079	2,911	33,488	-	150,478
Issue of share capital	358,204	-	-	-	358,204
Profit after taxation	-	-	25,210	-	25,210
Currency translation reserve	-	(31,634)	-	-	(31,634)
Balance at 30 September 2007	472,283	(28,723)	58,698	-	502,258
Loss after taxation	-	-	(85,103)	-	(85,103)
Issue of share capital	5,530,960	-	-	-	5,530,960
Currency translation reserve	-	(1,875)	-	-	(1,875)
Transferred to income statement	-	-	-	(657)	(657)
Balance at 30 September 2008	6,003,243	(30,598)	(26,405)	(657)	5,945,583

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2008

	2008	2007
	USD	USD
CASH FLOW FROM OPERATING ACTIVITIES
Net (expense)/income	(85,760)	25,210
Adjustments to reconcile to cash provided by operations :
Allowance for doutful debts	88	0
Depreciation of property, plant and equipment	214	82
Loss on disposal of investment property	12,160	0
Non-cash adjustment to inventories	0	(23,164)
Property, plant and equipment written off	14	0
Change in working capital items :
Inventories	36,259	0
Trade receivables	26,978	54,301
Other receivables	416,015	4,802
Trade payables	(46,189)	3,439
Other payables	(461,725)	(35,125)
Net cash provided by operating activities	(101,946)	29,545
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from disposal of investments	67,112	0
Net cash from investing activities	67,112	0
CASH FLOW FROM FINANCING ACTIVITY
Proceeds from shares issued	5,530,960	358,204
Advances from shareholders	0	551,852
Payments to contractor and other vendors	(5,525,236)	(833,942)
Net cash generated from financing activities	5,724	76,114
EFFECT ON FOREIGN EXCHANGE RATE
CHANGES ON CASH	(32,957)	(48,765)
NET (DECREASE)/INCREASE IN CASH AND
CASH EQUIVALENTS	(62,067)	56,894
CASH AND CASH EQUIVALENTS AT
BEGINNING OF THE YEAR	78,289	21,395
CASH AND CASH EQUIVALENTS AT
END OF THE YEAR	16,222	78,289
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and bank balances	16,222	78,289

* For disclosure on non-cash activities, please refer to Note 21 of the notes to the financial statements.

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

BALANCE SHEET AS AT 30 SEPTEMBER 2008

		2008	2007
	Note	USD	USD
ASSETS
Property, plant and equipment	7	15,038,400	9,073,714
Investment properties	8	0	63,759
Investments	9	0	15,513
Investment in subsidiary company	10	12,870,000	12,870,000
CURRENT ASSETS
Inventories, at cost		641,421	656,949
Trade receivables	11	0	27,066
Other receivables	12	14,942	555,685
Tax recoverable		24,193	24,486
Cash and bank balances		4,824	78,289
		685,380	1,342,475
Less: CURRENT LIABILITIES
Trade payables	13	1,053	47,255
Other payables		10,127,134	9,850,277
Other payables, related parties	14	11,583,026	12,209,766
		21,711,213	22,107,298
NET CURRENT LIABILITIES		(21,025,833)	(20,764,823)
		6,882,567	1,258,163

Financed by:-
SHARE CAPITAL	15	6,003,243	472,283
CURRENCY TRANSLATION RESERVE		840,647	727,182
RETAINEDPROFIT		38,677	58,698
SHAREHOLDERS' EQUITY		6,882,567	1,258,163

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

INCOME STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		2008	2007
	Note	USD	USD
Sales	16	88,449	-
Cost of sales		(28,635)	23,164
Gross profit		59,814	23,164
Other operating income		1,755	5,712
Staff costs	17	-	-
Depreciation of property, plant and equipment		-	(82)
Other operating expenses		(81,590)	(3,584)
(Loss)/Profit from operations		(20,021)	25,210
Finance costs		-	-
(Loss)/Profit before taxation	18	(20,021)	25,210
Taxation		-	-
(Loss)/Profit after taxation		(20,021)	25,210

Dividend per share		-	-

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		Currency
	Share	translation	Retained
	capital	reserve	profit	Total
	USD	USD	USD	USD
Balance at 1 October 2006	114,079	2,911	33,488	150,478
Issue of share capital	358,204	-	-	358,204
Currency translation reserve	-	724,271	-	724,271
Profit after taxation	-	-	25,210	25,210
Balance at 30 September 2007	472,283	727,182	58,698	1,258,163
Issue of share capital	5,530,960	-	-	5,530,960
Currency translation reserve	-	113,465	-	113,465
Loss after taxation	-	-	(20,021)	(20,021)
Balance at 30 September 2008	6,003,243	840,647	38,677	6,882,567

The accompanying notes form part of the financial statements.

CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2008

	2008	2007
	USD	USD
CASH FLOW FROM OPERATING ACTIVITIES
Net (expense)/income	(20,021)	25,210
Adjustments to reconcile to cash provided by operations :
Allowance for doutful debts	88	-
Depreciation of property, plant and equipment	-	82
Loss on disposal of investment property	12,160	-
Non-cash adjustment to inventories	-	(23,164)
Property, plant and equipment written off	14	-
Change in working capital items :
Inventories	36,259	-
Trade receivables	26,978	54,301
Other receivables	423,787	4,802
Trade payables	(46,189)	3,439
Other payables	(478,743)	(35,125)
Net cash (used in)/generated from operating activities	(45,667)	29,545
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from disposal of investments	67,112	-
Net cash generated from investing activities	67,112	-
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from shares issued	5,530,960	358,204
Advances from shareholders	-	551,852
Payments to contractor and other vendors	(5,700,870)	(833,942)
Net cash (used in)/generated from financing activities	(169,910)	76,114
EFFECT ON FOREIGN EXCHANGE RATE
CHANGES ON CASH	75,000	(48,765)
NET (DECREASE)/INCREASE IN CASH AND
CASH EQUIVALENTS	(73,465)	56,894
CASH AND CASH EQUIVALENTS AT
BEGINNING OF THE YEAR	78,289	21,395
CASH AND CASH EQUIVALENTS AT
END OF THE YEAR	4,824	78,289
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and bank balances	4,824	78,289

* For disclosure on non-cash activities, please refer to Note 21 of the notes to the financial statements.

The accompanying notes form part of the financial statements.

CENTURY CORP SDN. BHD.
(Company No. 336693-V)
(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS - 30 SEPTEMBER 2008

1.	PRINCIPAL ACTIVITIES

The principal activities of the Company consist of property development, project management and investment holding. The principal activities of the subsidiary company is stated in Note 10 to the financial statements. There has been no significant change in these activities during the year.

2.	REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS

The Company's registered office is No.39-3, Jalan Wangsa Setia 3, Wangsa Melawati, 53300
Kuala Lumpur.

The Company's principal place of business is G-01-07, Jalan SS6/16A, Dataran Glomac,
Pusat Bandar Kelana Jaya, 47301 Petaling Jaya, Selangor Darul Ehsan.

3.	FINANCIAL RISK MANAGEMENT POLICIES

The Group's and the Company's financial risk management policy seeks to ensure that adequate financial resources are available for the development of the Group's and of the
Company's businesses whilst managing its risks. The Group's and the Company's policy is not to engage in speculative transactions.

The main areas of financial risks faced by the Group and the Company and the policy in respect of the major areas of treasury activity are set out as follows:

(i) Interest Rate Risk

The Group's and the Company's interest rate risk relates to interest-bearing debts and assets. The Group's and the Company's policy is to borrow principally on the floating rate basis but to retain a proportion of fixed rate debt. The objectives for the mix between fixed and floating rate borrowings are set to reduce the impact of an upward change in interest rates while enabling benefits to be enjoyed if interest rates fall.

The Group's and the Company's investments in financial assets have been placed in fixed deposits to secure the banking facilities granted to the Group and the Company.

3.	FINANCIAL RISK MANAGEMENT POLICIES (Continued)

	(ii)	Credit Risk

The credit risk is controlled by the application of credit approvals, limits and monitoring procedures. In the absence of published ratings, an internal credit review is conducted if the credit risk is material.

	(iii)	Liquidity and Cash Flow Risks

The Group and the Company seeks to achieve a balance between certainty of funding even in difficult times for the markets or the Group and the Company and a flexible, cost-effective borrowing structure. This is to ensure that at the minimum, all projected net borrowing needs are covered by committed facilities. Also, the objective for debt maturity is to ensure that the amount of debt maturing in any one year is not beyond the
Group's and the Company's means to repay and refinance.

	(iv)	Foreign Currency Risk

The Group and the Company is exposed to foreign currency risk as a result of its normal external trading activities where the currency denomination differs from the local currency, Ringgit Malaysia (RM).

6.	SIGNIFICANT ACCOUNTING POLICIES

	6.1	Basis of Consolidation

Subsidiaries are those companies in which the Group has power to exercise control the financial and operating policies so as to obtain benefits therefrom. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group has such power over such company.

Investment in subsidiaries is stated at cost less impairment losses. Such impairment loss made when there is a decline other than temporary in the value of investments and is recognised as an expense in the period in which the decline occurred. The policy for recognition and measurement of impairment losses is in accordance with Note 6.12. On disposal of an investment, the difference between net disposal proceeds and its carrying amount is charged or credited to Income Statement.

The consolidated financial statements incorporate the financial statements of the Company and of its subsidiaries made up to the same financial year end. Subsidiaries acquired or disposed are included in the consolidated financial statements from the date of acquisition or to the date of disposal, as appropriate. Subsidiaries are consolidated using the acquisition method of accounting. Any excess of the cost of the acquisition over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition is recognised immediately in Income Statements.

6.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	6.1	Basis of Consolidation (Continued)

Intra-group transactions, balances and resulting unrealised gains are eliminated on consolidation and the consolidated financial statements reflect external transactions only.
Unrealised losses are eliminated on consolidation unless costs cannot be recovered.

	6.2	Property, Plant and Equipment and Depreciation

(i) Property, plant and equipment are stated at cost less accumulated depreciation, and if any, impairment loss.

(ii) Property, plant and equipment are depreciated on a straight line basis to write off their cost over their estimated useful lives, at the following annual rates:-

Computers	25%
Furniture and fittings	25%
Office equipment	25%
Renovation	25%

(iii) Land under preparation and plant under construction are stated at cost and is not amortised.

6.3	Inventories

Inventories represent completed units of development properties which are valued at the lower of cost and net realisable value. Cost includes materials, labour, sub-contract charges and overhead.

6.4	Investment Properties

(i) Investment properties are held for their investment potential and rental income. They are stated at cost less impairment losses, if any.

(ii) Transferable corporate membership in a golf and country club is stated at cost less impairment losses.

6.5	Investments

Shares in subsidiary companies are stated at cost, less impairment loss where applicable.

6.6	Trade Receivables

Trade receivables are carried at anticipated realisable value. Bad debts are written off in the period in which they are identified. An estimate is made for doubtful debts based on a review of all outstanding amounts at the financial year end.

6.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	6.7	Income Recognition

		(i)	Sale of properties

Revenue from the sale of land and completed properties are recognised as and when billings are raised.

		(ii)	Construction Contracts

Revenue from fixed price construction contracts is recognised on the percentage of completion method, measured by reference to the proportion that contract costs incurred for contract work performed to date that reflect work performed bear to the total estimated contract costs.

When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of contract costs incurred that is probable to be recoverable and contract costs are recognised as an expense in the period in which they are incurred.

An expected loss on a contract is recognised immediately in the income statement.

	6.8	Foreign Currency Translations

Foreign currency assets and liabilities are translated into Malaysian Ringgit at the rates of exchange ruling at the balance sheet date. Transactions during the year have been translated into Malaysian Ringgit at approximately the rates of exchange ruling at the date of transactions. All gains and losses on exchange are dealt through the income statement.

The principal closing rates used in the translation of foreign currency amounts are as follows:-

	2008	2007
	USD	USD
1 Ringgit Malaysia	0.29	0.30

6.9	Income Tax

Income tax on the profit or loss for the year comprises current and deferred tax. Current tax is the expected amount of income taxes payable in respect of the taxable profit for the year and is measured using the tax rates that have been enacted at the balance sheet date.

Deferred tax liabilities and assets are provided for under the liability method at the current tax rate in respect of all temporary differences between the carrying amount of an asset or liability in the balance sheet and its tax base including unused tax losses and capital allowances.

6.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	6.9	Income Tax (Continued)

A deferred tax asset is recognised only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilised. The carrying amount of a deferred tax asset is reviewed at each balance sheet date. If it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilised, the carrying amount of the deferred tax asset will be reduced accordingly. When it becomes probable that sufficient taxable profit will be available, such reductions will be reversed to the extent of the taxable profit.

	6.10	Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments with maturities of three months or less from the date of acquisition and are readily convertible to cash with insignificant risk of changes in value.

	6.11	Financial Instruments

The particular recognition methods adopted for financial instruments carried on the balance sheet date are disclosed in the individual accounting policy statements associated with each item.
Financial instruments are classified as liabilities or equity in accordance with the substance of the contractual arrangement. Interest, dividends, gains and losses relating to a financial instrument classified as liability are reported as expense or income. Distributions to holders of financial instruments classified as equity are charged directly to equity.

	6.12	Impairment of Assets

The carrying values of assets are reviewed for impairment when there is an indication that the assets might be impaired. Impairment is measured by comparing the carrying values of the assets with their recoverable amounts. The recoverable amount is the higher of net realisable value and value in use, which is measured by reference to discounted future cash flows. Recoverable amounts are estimated for individual assets, or if it is not possible, for the cash-generating unit.

	6.13	Employee Benefits

Short-term benefits

Wages, salaries, bonuses and social security contributions are recognised as an expense in the year in which the associated services are rendered by employees of the Group. Short-term accumulating compensated absences such as paid annual leave are recognised when services are rendered by employees that increase their entitlement to future compensated absences, and short-term non-accumulating compensated absences such as sick leave are recognised when the absences occur.

7.	PROPERTY, PLANT AND EQUIPMENT

		Plant under	Land under	Furniture		Office
	Group	construction	preparation	and fittings	Computers	equipment	Renovation	Total
	2008	USD	USD	USD	USD	USD	USD	USD
	Cost
	At 1 October	9,073,700	-	11,864	11,434	13,819	22,250	9,133,067
	Additions	5,964,700	373,811	652	644	138	-	6,339,945
	Written off	-	-	(11,864)	(11,434)	(13,819)	(22,250)	(59,367)
	Currency translation reserve	-	-	-	-	-	-	-
	At 30 September	15,038,400	373,811	652	644	138	-	15,413,645

	Accumulated Depreciation
	At 1 October	-	-	11,852	11,434	13,818	22,249	59,353
	Additions	-	-	93	104	17	-	214
	Written off	-	-	(11,852)	(11,434)	(13,818)	(22,249)	(59,353)
	Currency translation reserve	-	-	(1)	(2)	-	-	(3)
	At 30 September	-	-	92	102	17	-	211

	Net Book Value	15,038,400	373,811	560	542	121	-	15,413,434

	2007
	Net Book Value	9,073,700	-	12	-	1	1	9,073,714

	Depreciation	-	-	82	-	-	-	82

7.	PROPERTY, PLANT AND EQUIPMENT

		Plant under	Furniture		Office
	Company	construction	and fittings	Computers	equipment	Renovation	Total
	2008	USD	USD	USD	USD	USD	USD
	Cost
	At 1 October	9,073,700	11,864	11,434	13,819	22,250	9,133,067
	Additions	5,964,700	-	-	-	-	5,964,700
	Written off	-	(11,864)	(11,434)	(13,819)	(22,250)	(59,367)
	Currency translation reserve	-	-	-	-	-	-
	At 30 September	15,038,400	-	-	-	-	15,038,400

	Accumulated Depreciation
	At 1 October	-	11,852	11,434	13,818	22,249	59,353
	Additions	-	-	-	-	-	-
	Written off	-	(11,852)	(11,434)	(13,818)	(22,249)	(59,353)
	Currency translation reserve	-	-	-	-	-	-
	At 30 September	-	-	-	-	-	-

	Net Book Value	15,038,400	-	-	-	-	15,038,400

	2007
	Net Book Value	9,073,700	12	-	1	1	9,073,714

	Depreciation	-	82	-	-	-	82

7.	PROPERTY, PLANT AND EQUIPMENT

The plant under construction represent a biodiesel production plant in Indonesia which amounted to RM58,540,000. A contractor, Plant & Offshore Technology Sdn. Bhd. was appointed to develop a biodiesel production plant in Indonesia.

Upon the completion of the biodiesel plant, the Company intend to sell it to its subsidiary company, PT Plant Biofuel Indonesia, as capital injection to set off against the unpaid capital investment cost in the subsidiary company as stated in Note 10.

Land under preparation included in Group represents land cost, duties and professional fee in relation to the acquisition of the land.

On 23 March 2007, the Company entered into an agreement with Optimis Teguh Sdn. Bhd. to jointly acquire a piece of land in Indonesia at equal share basis. Under the terms of agreement, the acquisition of the piece of land shall be carried out by the subsidiaries of the parties to the agreement. Therefore, the land under preparation reflected above was a result of the terms of the agreement whereby the subsidiary company, PT Plant Biofuel Indonesia, is acting for the Company to acquire that land.

The equal share for the land of the other party to the agreement has not been deducted from the cost of land reflected above. Under the agreement, the cost belonging to the other party of the agreement will be deducted upon receipt by the subsidiary company, PT Plant Biofuel
Indonesia, of its shares of consideration for the purchase of land.

8.	INVESTMENT PROPERTIES - Group and Company

Freehold land	2008	2007
Cost	USD	USD
At 1 October	63,759	63,759
Disposals	(63,759)	-
At 30 September	-	63,759

9.	INVESTMENTS - Group and Company

Club membership	2008	2007
Cost	USD	USD
At 1 October	$15,513	15,513
Disposals	(15,513)	-
At 30 September	-	15,513

10.	INVESTMENT IN SUBSIDIARY COMPANY

	2008	2007
	USD	USD
Unquoted shares, at cost	12,870,000	12,870,000

10.	INVESTMENT IN SUBSIDIARY COMPANY (Continued)

	The subsidiary company, incorporated in Indonesia is:-
	Name of company	Principal activities	Holdings in equity
			2008	2007
	PT. Plant Biofuel	Remain inactive since	99%	99%
	Indonesia	incorporation

	In year 2007, the Company acquired 99% interest in shares of the above subsidairy
	company, PT. Plant Biofuel Indonesia, for an agreed capital investment cost of USD12,870,000
	(Rupiah 117,503,100,000). The capital investment cost, which shall be paid progressively, has
	been partially paid and as at 30 September 2008, the outstanding unpaid capital investment cost of
	USD11,560,022 which is equivalent to Rupiah 113,375,186,746 has been taken up as investment
	cost and correspondently, the amount payable has been reflected as the amount owing to the
	subsidiary.

	The subsidiary company is audited by firms other than Messrs E. S. Lim & Co.

11.	TRADE RECEIVABLES - Group and Company

	2008	2007
	USD	USD
Trade receivables	-	29,874
Less: Allowance for doubtful debts
Balance at 1 October	2,808	2,808
Current allowance	88	-
Amount written off	(2,896)	-
Balance at 30 June	-	2,808
	-	27,066

The Company's normal trade credit terms range from 30 to 90 days. Other credit terms are assessed and approved on a case by case basis.

12.	OTHER RECEIVABLES

	GROUP		COMPANY
	2008	2007	2008	2007
	USD	USD	USD	USD
Sundry receivables and
deposits	16,123	438,605	14,942	438,605
Related parties	6,591	-	-	-
Amount due from a
shareholder	-	117,080	-	117,080
	22,714	555,685	14,942	555,685

The amount due from a director is unsecured and interest free. This represent the amount of issued share capital of the subsidiary company, PT Plant Biofuel Indonesia, which shall be paid progressively.

13.	TRADE PAYABLES

The normal trade credit terms granted to the Company range from 30 to 90 days.

14.	OTHER PAYABLES, RELATED PARTIES

	GROUP		COMPANY
	2008	2007	2008	2007
	USD	USD	USD	USD
Amount due to a director	24,337	95,671	23,004	95,671
Amount due to subsidiary
company	-	-	11,560,022	12,114,095
Amount due to other
related parties	2,863	-	-	-
	27,200	95,671	11,583,026	12,209,766

The amounts due to subsidiary company is unsecured and interest free. This represent the amount of issued share capital as explained and referred to in Note 10 of the note to the financial statements.

The amounts due to a director and other related parties represent unsecured, interest free advances and with no fixed terms of repayment.

15.	SHARE CAPITAL - Group and Company

	2008	2007
	USD	USD
Authorised:
25,000,000 (5,000,000 in 2007) ordinary shares of USD0.28 each
Balance at 1 Janaury	1,393,500	265,300
Addition	5,819,000	1,128,200
Balance at 30 September	7,212,500	1,393,500

Issued and fully paid:
20,710,000 (1,700,000 in 2007) ordinary shares of USD0.28 each
Balance at 1 Janaury	472,283	114,079
Allotment of shares	5,530,960	358,204
Balance at 30 September	6,003,243	472,283

16.	SALES

The Group's and the Company's sales represents the progress claims billed on properties sold.

17.	EMPLOYEE INFORMATION

	GROUP		COMPANY
	2008	2007	2008	2007
	USD	USD	USD	USD
Staff costs
- short-term benefits	26,771	-	-	-

18.	(LOSS)/PROFIT BEFORE TAXATION

	GROUP		COMPANY
	2008	2007	2008	2007
	USD	USD	USD	USD
(Loss)/Profit before
taxation is arrived at:
After charging:-
Auditors'
remuneration
- current year	2,575	888	2,575	888
- non-statutory	4,741	-	1,746	-
Allowance for
doubtful debts	88	-	88	-
Bad debts written off	22,147	-	22,147	-
Depreciation of
property, plant
and equipment	214	82	-	82
Property, plant and
equipment written
off	14	-	14	-
Loss on disposal of
investment
property	12,160	-	12,160	-
Realised loss on
foreign exchange	108	-	88	-
Rental expenses	4,147	-	-	-
Rental of vehicles	1,099	-	-	-

19.	ACQUISITION OF SUBSIDIARY COMPANY - Group

The fair value of assets of subsidiary company acquired during the year ended 30 September
2007 were as follows :-

2007
USD
Other receivables	13,000,000
Minority interest	(130,000)
Purchase consideration	12,870,000
Less :-
Cash in subsidiary company	-
Cash flow on acquisition net of cash acquired	12,870,000

19.	ACQUISITION OF SUBSIDIARY COMPANY - Group (Continued)

PT. Plant Biofuel Indonesia was accounted for as an acquisition. This acquisition has no effect on the financial results of the Group during the year ended 30 September 2007 as the subsidiary company was incorporated recently.

20.	CAPITAL COMMITMENTS - Group and Company

As at 30 September 2008, the Group and the Company have outstanding capital commitments amounting to approximately USD42,847,794 (USD49,466,300 in 2007). These represent the balance contract price of the plant (Note 7) and the purchase price of a motor vehicle which have been authorised but not provided for in the financial statement.

21.	DISCLOSURE ON NON-CASH ACTIVITIES

	GROUP		COMPANY
	2008	2007	2008	2007
Supplemental non-cash activities disclosure :-	USD	USD	USD	USD
Non-cash addition of
inventories	-	(24,806)	-	(24,806)
Non-cash reduction of
trade receivables	-	1,574	-	1,574
Non-cash reduction of
other receivables	124	31,894	124	31,894
Non-cash reduction of
trade payables	13	-	13	-
Non-cash addition/
(reduction) of other
payables	10,504	(25,996)	10,504	(25,996)
Non-cash reduction/
(addition) of tax
recoverable	293	(1,782)	293	(1,782)
Non-cash addition of
property, plant and
equipment	6,437,164	8,388,099	6,422,396	8,388,099
Value of shares issued in
share exchange
agreements	-	12,780,000	-	12,780,000
Non-cash addition of
investment property	-	(4,640)	-	(4,640)
Non-cash addition of
investments	-	(1,129)	-	(1,129)
	6,448,098	21,143,214	6,433,330	21,143,214

AUDITORS' REPORT TO THE MEMBERS OF
OPTIMIS TEGUH SDN. BHD.
(Company No. 733234-X)

We have audited the financial statements set out on pages 6 to 22. The preparation of the financial statements is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United
States. These standards require that we plan and perform the audit to obtain all the information and explanations, which we considered necessary to provide us with sufficient evidence to give reasonable assurance that the financial statements are free of material misstatement. Our audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. Our audit includes an assessment of the accounting principles used and significant estimates made by the directors as well as evaluating the overall adequacy of the presentation of the information in the financial statements. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at 30 September 2008 and 30 September 2007 and the results of the operations, of the changes in equity and of the cash flows for the year ended 30 September 2008 and 30 September 2007 and are in conformity with accounting principles generally accepted in the
United States.

Without qualifying our opinion above, we draw attention to Note 6 of the Financial Statements of the
Company that the capital investment cost of USD14,250,000 in the subsidiary company which shall be paid progressively has not fully paid up. The amount unpaid as at 30 September 2008 amounted to USD13,197,338.

We also report the following:

a)	We are satisfied that the accounts of the subsidiaries that have been consolidated with the
Company's financial statements are in form and content appropriate and proper for the purposes of the preparation of the financial statements of the Group and we have received satisfactory information and explanations required by us for those purposes.

b)	Our audit reports on the accounts of the subsidiaries did not contain any qualification.

KUAN TONG HENG
Chartered Accountant

Kuala Lumpur,	3 March 2009

BALANCE SHEET AS AT 30 SEPTEMBER 2008

		2008	2007
	Note	USD	USD
ASSETS
Property, plant and equipment	5	11,641,851	0
Investment in subsidiary company	6	14,250,000	14,250,000
CURRENT ASSETS
Other receivables	7	0	2,927
Cash and bank balances		11,776	1,770
		11,776	4,697
Less: CURRENT LIABILITIES
Other payables	8	22,342,950	13,466,967
NET CURRENT LIABILITIES		(22,331,174)	(13,462,270)
		3,560,677	787,730

Financed by:-
SHARE CAPITAL	9	2,748,896	1
CURRENCY TRANSLATION RESERVE		968,006	822,834
ACCUMULATED LOSS		(156,225)	(35,105)
		3,560,677	787,730

The accompanying notes form part of the financial statements.

OPTIMIS TEGUH SDN. BHD.
(Incorporated in Malaysia)

INCOME STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		2008	2007
	Note	USD	USD

Revenue	10	495,886	0
Cost of revenue		(481,443)	0
Gross profit		14,443	0
Staff costs	11	(8,511)	(12,946)
Depreciation of property, plant and equipment		(562)	0
Other operating expenses		(126,490)	(22,159)
Loss from operations		(121,120)	(35,105)
Finance costs		0	0
Loss before taxation	12	(121,120)	(35,105)
Taxation		0	0
Loss after taxation		(121,120)	(35,105)

Dividend per share		0	0

The accompanying notes form part of the financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2008

		Currency
	Share	translation	Accumulated	Minority
	capital	reserve	loss	interests	Total
	USD	USD	USD	USD	USD
Balance at 1 October 2007	1	0	(80,416)	0	(80,415)
Issue of share capital	2,748,895	0	0	0	2,748,895
Currency translation reserve	0	(43,944)	0	0	(43,944)
Loss after taxation	0	0	(137,376)	0	(137,376)
Arising upon acquisition of
subsidiary company	0	0	0	750,000	750,000
Transferred to income statement	0	0	0	(3,240)	(3,240)
Balance at 30 September 2008	2,748,896	(43,944)	(217,792)	746,760	3,233,920

The accompanying notes form part of the financial statements.

CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2008

	2008	2007
	USD	USD
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	(121,120)	(35,105)
Adjustments to reconcile to cash provided by operations :
Depreciation of property, plant and equipment	562	0
Change in working capital items :
Other receivables	2,927	(2,927)
Other payables	8,875,983	13,466,968
Net cash provided by operating activities	8,758,352	13,428,936
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment (Note 5)	(11,649,158)	0
Investment in subsidiary	0	(14,250,000)
Proceeds from disposal of property, plant and equipment	6,745	0
Net cash used in investing activities	(11,642,413)	(14,250,000)
CASH FLOW FROM FINANCING ACTIVITY
Proceeds from shares issued	2,748,895	0
Effect on foreign exchange rate on cash and cash
equivalent	145,172	822,834
NET INCREASE IN CASH AND
CASH EQUIVALENTS	10,006	1,770
CASH AND CASH EQUIVALENTS AT
BEGINNING OF THE YEAR	1,770	0
CASH AND CASH EQUIVALENTS AT
END OF THE YEAR	11,776	1,770

CASH AND CASH EQUIVALENTS COMPRISE:
Cash and bank balances	11,776	1,770

The accompanying notes form part of the financial statements.

OPTIMIS TEGUH SDN. BHD.
(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS - 30 SEPTEMBER 2008

1.	PRINCIPAL ACTIVITIES

The principal activities of the Company consist of general contractor and investment holding. The principal activities of the subsidiary company is stated in Note 6 to the financial statements. There has been no significant change in these activities during the year.

2.	REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS

The Company's registered office is Suite 1, Unit A-5-2, Wisma Yoon Cheng, No. 726, Batu 4 1/2, Jalan Ipoh, 51200 Kuala Lumpur.

The Company's principal place of business is Lot 217, 1st Floor, FAS Avenue, No. 1, Jalan Perbandaran Kelana Jaya, 47301 Petaling Jaya, Selangor Darul Ehsan.

3.	FINANCIAL RISK MANAGEMENT POLICIES

The Group's and the Company's financial risk management policy seeks to ensure that adequate financial resources are available for the development of the Group's and of the Company's businesses whilst managing its risks.  The Group's and the Company's policy is not to engage in speculative transactions.

The main areas of financial risks faced by the Group and the Company and the policy in respect of the major areas of treasury activity are set out as follows:

(i) Credit Risk

The credit risk is controlled by the application of credit approvals, limits and monitoring procedures.  In the absence of published ratings, an internal credit review is conducted if the credit risk is material.

(ii) Liquidity and Cash Flow Risks

The Group and the Company seeks to achieve a balance between certainty of funding even in difficult times for the markets or the Group and the Company and a flexible, cost-effective borrowing structure.  This is to ensure that at the minimum, all projected net borrowing needs are covered by committed facilities.  Also, the objective for debt maturity is to ensure that the amount of debt maturing in any one year is not beyond the Group's and the Company's means to repay and refinance.

3.	FINANCIAL RISK MANAGEMENT POLICIES (Continued)

	(iii)	Foreign Currency Risk

The Group and the Company is exposed to foreign currency risk as a result of its normal external trading activities where the currency denomination differs from the local currency, Ringgit Malaysia (RM).

4.	SIGNIFICANT ACCOUNTING POLICIES

	4.1	Basis of Consolidation

Subsidiaries are those companies in which the Group has power to exercise control the financial and operating policies so as to obtain benefits therefrom. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group has such power over such company.

Investment in subsidiaries is stated at cost less impairment losses. Such impairment loss made when there is a decline other than temporary in the value of investments and is recognised as an expense in the period in which the decline occurred. The policy for recognition and measurement of impairment losses is in accordance with Note 6.9. On disposal of an investment, the difference between net disposal proceeds and its carrying amount is charged or credited to Income Statement.

The consolidated financial statements incorporate the financial statements of the Company and of its subsidiaries made up to the same financial year end. Subsidiaries acquired or disposed are included in the consolidated financial statements from the date of acquisition or to the date of disposal, as appropriate. Subsidiaries are consolidated using the acquisition method of accounting. Any excess of the cost of the acquisition over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition is recognised immediately in Income Statements.

Intra-group transactions, balances and resulting unrealised gains are eliminated on consolidation and the consolidated financial statements reflect external transactions only. Unrealised losses are eliminated on consolidation unless costs cannot be recovered.

	4.2	Property, Plant and Equipment and Depreciation

(i) Property, plant and equipment are stated at cost less accumulated depreciation and if any, impairment losses.

(ii) Property, plant and equipment are depreciated on a straight line basis to write off their cost over their estimated useful lives, at the following annual rates:-

Computer system	20%
Office equipment	20%
Furniture and fittings	20%

(iii)	Plant under construction is stated at cost with no depreciation.

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	4.3	Investments

Shares in subsidiary companies are stated at cost, less impairment loss where applicable, a permanent decline in value.

	4.4	Income Recognition

(i) Construction Contracts

Revenue from fixed price construction contracts is recognised on the percentage of completion method, measured by reference to the proportion that contract costs incurred for contract work performed to date that reflect work performed bear to the total estimated contract costs.

When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of contract costs incurred that is probable to be recoverable and contract costs are recognised as an expense in the period in which they are incurred.

An expected loss on a contract is recognised immediately in the income statement.

	4.5	Foreign Currency Translations

Foreign currency assets and liabilities are translated into Malaysian Ringgit at the rates of exchange ruling at the balance sheet date. Transactions during the year have been translated into Malaysian Ringgit at approximately the rates of exchange ruling at the date of transactions.  All gains and losses on exchange are dealt through the income

The principal closing rates used in the translated of foreign currency amounts are as follows :-

	2008	2007
	USD	USD
1 Riggit Malaysia	0.29	0.30

4.6	Employee Benefits

(i) Short-term benefits

Wages, salaries, bonuses and social security contributions are recognised as an expense in the year in which the associated services are rendered by employees of the Group and of the Company.  Short-term accumulating compensated absences such as paid annual leave are recognised when services are rendered by employees that increase their entitlement to future compensated absences, and short-term non-accumalating compensated absences such as sick leave are recognised when the absences occur.

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	4.6	Employee Benefits (Continued)

(ii) Post-employment benefits

The Company contributes to the Employees Provident Fund (EPF), the national defined contribution plan. Such contributions are recognised as an expense in the income statement as incurred.

	4.7	Income Tax

Income tax on the profit or loss for the year comprises current and deferred tax.  Current tax is the expected amount of income taxes payable in respect of the taxable profit for the year and is measured using the tax rates that have been enacted at the balance sheet date.

Deferred tax liabilities and assets are provided for under the liability method at the current tax rate in respect of all temporary differences between the carrying amount of an asset or liability in the balance sheet and its tax base including unused tax losses and capital allowances.

A deferred tax asset is recognised only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilised.  The carrying amount of a deferred tax asset is reviewed at each balance sheet date.  If it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilised, the carrying amount of the deferred tax asset will be reduced accordingly.  When it becomes probable that sufficient taxable profit will be available, such reductions will be reversed to the extent of the taxable profit.

	4.8	Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments with maturities of three months or less from the date of acquisition and are readily convertible to cash with insignificant risk of changes in value.

	4.9	Impairment of Assets

The carrying values of assets are reviewed for impairment when there is an indication that the assets might be impaired.  Impairment is measured by comparing the carrying values of the assets with their recoverable amounts.  The recoverable amount is the higher of net realisable value and value in use, which is measured by reference to discounted future cash flows.  Recoverable amounts are estimated for individual assets, or if it is not possible, for the cash-generating unit.

An impairment loss is charged to the income statement immediately. Subsequent increase in the recoverable amount of an asset is treated as reversal of the previous impairment loss and is recognised to the extent of the carrying amount of the asset that would have determined (net of amortisation and depreciation) had no impairment loss been recognised.  The reversal is recognised in the income statement immediately.

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	4.10	Financial Instruments

The particular recognition methods adopted for financial instruments carried on the balance sheet are disclosed in the individual accounting policy statements associated with each item.

Financial instruments are classified as liabilities or equity in accordance with the substance of the contractual arrangement. Interest, dividends, gains and losses relating to a financial instrument classified as liability are reported as expense or income. Distributions to holders of financial instruments classified as equity are charged directly to equity.

5.	PROPERTY, PLANT AND EQUIPMENT (Continued) - Group and Company

The plant under construction represent a biodiesel production plant in Indonesia which amounted to RM115,000,000. A contractor, Oil-Line Engineering & Associates Sdn. Bhd. was appointed to develop the biodiesel production plant in Indonesia.

Upon the completion of the biodiesel plant, the Company intend to sell it to its subsidiary company, PT Plant Biofuel Indonesia, as capital injection to set off against the unpaid capital investment cost in the subsidiary company as stated in Note 10.

6.	INVESTMENT IN SUBSIDIARY COMPANY

	2008	2007
	USD	USD
Unquoted shares, at cost	14,250,000	14,250,000

	The subsidiary company, incorporated in Indonesia is:-

	Name of company	Principal activities	Holdings in equity
			2008	2007
	PT. Optimis Teguh Indonesia	Organic Chemical Industry	95%	95%
		which is resourced from
		agricultural.

In the year 2007, the Company acquired 95% interest in shares of the above subsidairy company, PT. Optimis Teguh Indonesia, for an agreed capital investment cost of USD14,250,000 (Rupiah 129,532,500,000). The capital investment cost, which shall be paid progressively, has been partially paid and as at 30 September 2008, the outstanding unpaid capital investment cost of USD13,197,338 which is equivalent to Rupiah 128,867,594,234 has been taken up as investment cost and correspondently, the amount payable has been reflected as the amount owing to the subsidiary.

	The subsidiary company is audited by firms other than Messrs E. S. Lim & Co.

7.	OTHER RECEIVABLES

	GROUP	COMPANY
	2008	2008	2007
	USD	USD	USD
Amount due from a shareholder	722,960	0	0
Amount due from other related parties	7,124	0	0
Other receivables and prepayment	0	0	2,927
	730,084	0	2,927

The amount due from a shareholder is unsecured and interest free. This represent the amount of issued share capital of the subsidiary company, PT Plant Biofuel Indonesia, which shall be paid progressively.

7	OTHER RECEIVABLES (Continued)

The amount due from other related parties represents unsecured, interest free advances and with no fixed terms of repayment.

8.	OTHER PAYABLES

	GROUP	COMPANY
	2008	2008	2007
	USD	USD	USD
Sundry payables and accruals	9,120,156	9,115,775	146
Amount due to a director	29,837	29,837	40,980
Amount due to subsidiary company	0	13,197,338	13,425,841
	9,149,993	22,342,950	13,466,967

The amount due to subsidiary company is unsecured and interest free and comprised of the unpaid issued share capital as explained and referred to in Note 6 of the note to the financial statements.

The amount due to a director represent unsecured, interest free advances and with no fixed terms of repayment.

9.	SHARE CAPITAL

	GROUP	COMPANY
	2008	2008	2007
	USD	USD	USD
Authorised:
10,000,000 (10,000,000 in 2007) ordinary
shares of USD0.29 each	2,909,500	2,909,500	29,095

Issued and fully paid:
9,448,002 (2 in 2007) ordinary shares of USD0.29 each
Balance at 1 October	1	1	1
Allotment of shares	2,748,895	2,748,895	0
Balance at 30 September	2,748,896	2,748,896	1

10.	REVENUE
The Group's and the Company's sales represents the progress claims billed on electrical works.

11.	EMPLOYEE INFORMATION

	GROUP	COMPANY
	2008	2008	2007
	USD	USD	USD
Staff costs
- short-term benefits	7,708	7,708	12,946
- EPF	803	803	0
	8,511	8,511	12,946

The number of employees of the Company excluding directors at the end of the financial period was 1 (nil in 2007).

12.	LOSS BEFORE TAXATION

	GROUP	COMPANY
	2008	2008	2007
	USD	USD	USD
Loss before taxation is arrived at:
After charging:-
Auditors' remuneration :
- statutory	1,746	1,746	141
- non statutory	3,948	1,746	0
Rental of premises	18,828	14,548	21,154
Rental of vehicle	2,673	0	0
Depreciation of property, plant and equipment	562	562	0
Directors' remuneration :
- Salaries and allowance	9,706	9,706	0
- Fee	2,910	2,910	0
- EPF	419	419	0
Realised loss on foreign exchange	110	110	0

13.	CAPITAL COMMITMENTS - Group and Company

As at 30 September, the outstanding capital commitments which has been authorised but not provided for in the financial statements as follows :

	GROUP	COMPANY
	2008	2008	2007
	USD	USD	USD
Balance contract price of the plant (Note 5)	21,617,700	21,617,700	0
Contract price of the leasehold land	186,906	0	0
	21,804,606	21,617,700	0

AUDITORS' REPORT TO THE MEMBERS OF
OPTIMIS TEGUH SDN. BHD.
(Company No. 733234-X)

We have audited the financial statements set out on pages 6 to 22. The preparation of the financial statements is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United
States. These standards require that we plan and perform the audit to obtain all the information and explanations, which we considered necessary to provide us with sufficient evidence to give reasonable assurance that the financial statements are free of material misstatement. Our audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. Our audit includes an assessment of the accounting principles used and significant estimates made by the directors as well as evaluating the overall adequacy of the presentation of the information in the financial statements. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at 5 September 2008 and the results of the operations, of the changes in equity and of the cash flows for the period from 1 October 2007 to 5 September 2008 and are in conformity with accounting principles generally accepted in the United States.

Without qualifying our opinion above, we draw attention to Note 6 of the Financial Statements of the
Company that the capital investment cost of USD14,250,000 in the subsidiary company which shall be paid progressively has not fully paid up. The amount unpaid as at 5 September 2008 amounted to USD13,197,338.

We also report the following:

a)	We are satisfied that the accounts of the subsidiaries that have been consolidated with the
Company's financial statements are in form and content appropriate and proper for the purposes of the preparation of the financial statements of the Group and we have received satisfactory information and explanations required by us for those purposes.

b)	Our audit reports on the accounts of the subsidiaries did not contain any qualification.

KUAN TONG HENG
Chartered Accountant

Kuala Lumpur,	3 March 2009

OPTIMIS TEGUH SDN. BHD.
(Incorporated in Malaysia)

BALANCE SHEET AS AT 5 SEPTEMBER 2008

	Note	USD
ASSETS
Property, plant and equipment	5	12,560,715
Investment in subsidiary company	6	14,250,000
CURRENT ASSETS
Other receivables	7	2,892
Cash and bank balances		17,120
		20,012
Less: CURRENT LIABILITIES
Other payables	8	22,350,047
NET CURRENT LIABILITIES		(22,330,035)
		4,480,680

Financed by:-
SHARE CAPITAL	9	2,748,896
CURRENCY TRANSLATION RESERVE		1,879,926
ACCUMULATED LOSS		(148,142)
		4,480,680

The accompanying notes form part of the financial statements.

OPTIMIS TEGUH SDN. BHD.
(Incorporated in Malaysia)

INCOME STATEMENT
FOR THE PERIOD FROM 1 OCTOBER 2007 TO 5 SEPTEMBER 2008

	Note	USD

Revenue	10	495,886
Cost of revenue		(481,443)
Gross profit		14,443
Staff costs	11	(6,516)
Depreciation of property, plant and equipment		(414)
Other operating expenses		(120,550)
Loss from operations		(113,037)
Finance costs		0
Loss before taxation	12	(113,037)
Taxation		0
Loss after taxation		(113,037)

Dividend per share		0

The accompanying notes form part of the financial statements.

OPTIMIS TEGUH SDN. BHD.
(Incorporated in Malaysia)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE PERIOD FROM 1 OCTOBER 2007 TO 5 SEPTEMBER 2008

		Currency
	Share	translation	Accumulated	Minority
	capital	reserve	loss	interests	Total
	USD	USD	USD	USD	USD
Balance at
1 October 2007	1	0	(35,105)	0	(35,104)
Issue of share capital	2,748,895	0	0	0	2,748,895
Currency translation
reserve	0	895,098	0	0	895,098
Loss after taxation	0	0	(170,493)	0	(170,493)
Transferred to income
statement	0	0	0	(3,024)	(3,024)
Balance at
5 September 2008	2,748,896	895,098	(205,598)	(3,024)	3,435,372

The accompanying notes form part of the financial statements.

CASH FLOW STATEMENT
FOR THE PERIOD FROM 1 OCTOBER 2007 TO 5 SEPTEMBER 2008

USD
CASH FLOW FROM OPERATING ACTIVITIES
Loss before taxation	(113,037)
Adjustments to reconcile to cash provided by operations :
Depreciation of property, plant and equipment	414
Change in working capital items :
Other receivables	35
Other payables	4,560
Net cash provided by operating activities	(108,028)
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment (Note 5)	(2,772,079)
Investment in subsidiary	(73,007)
Net cash used in investing activities	(2,845,086)
CASH FLOW FROM FINANCING ACTIVITY
Proceeds from shares issued	2,748,895
Effect on foreign exchange rate on cash and cash
equivalent	219,569
NET INCREASE IN CASH AND
CASH EQUIVALENTS	15,350
CASH AND CASH EQUIVALENTS AT
BEGINNING OF THE YEAR	1,770
CASH AND CASH EQUIVALENTS AT
END OF THE PERIOD	17,120

CASH AND CASH EQUIVALENTS COMPRISE:
Cash and bank balances	17,120

* For disclosure on non-cash activities, please refer to Note 14 of the notes to the financial statements.

The accompanying notes form part of the financial statements.

OPTIMIS TEGUH SDN. BHD.
(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS - 5 SEPTEMBER 2008

1.	PRINCIPAL ACTIVITIES

The principal activities of the Company consist of general contractor and investment holding. The principal activities of the subsidiary company is stated in Note 6 to the financial statements. There has been no significant change in these activities during the period.

2.	REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS

The Company's registered office is Suite 1, Unit A-5-2, Wisma Yoon Cheng, No. 726, Batu 4 1/2, Jalan Ipoh, 51200 Kuala Lumpur.

The Company's principal place of business is Lot 217, 1st Floor, FAS Avenue, No. 1, Jalan Perbandaran Kelana Jaya, 47301 Petaling Jaya, Selangor Darul Ehsan.

3.	FINANCIAL RISK MANAGEMENT POLICIES

The Group's and the Company's financial risk management policy seeks to ensure that adequate financial resources are available for the development of the Group's and of the Company's businesses whilst managing its risks.  The Group's and the Company's policy is not to engage in speculative transactions.

The main areas of financial risks faced by the Group and the Company and the policy in respect of the major areas of treasury activity are set out as follows:

(i) Credit Risk

The credit risk is controlled by the application of credit approvals, limits and monitoring procedures.  In the absence of published ratings, an internal credit review is conducted if the credit risk is material.

(ii) Liquidity and Cash Flow Risks

The Group and the Company seeks to achieve a balance between certainty of funding even in difficult times for the markets or the Group and the Company and a flexible, cost-effective borrowing structure.  This is to ensure that at the minimum, all projected net borrowing needs are covered by committed facilities.  Also, the objective for debt maturity is to ensure that the amount of debt maturing in any one year is not beyond the Group's and the Company's means to repay and refinance.

3.	FINANCIAL RISK MANAGEMENT POLICIES (Continued)

	(iii)	Foreign Currency Risk

The Group and the Company is exposed to foreign currency risk as a result of its normal external trading activities where the currency denomination differs from the local currency, Ringgit Malaysia (RM).

4.	SIGNIFICANT ACCOUNTING POLICIES

	4.1	Basis of Consolidation

Subsidiaries are those companies in which the Group has power to exercise control the financial and operating policies so as to obtain benefits therefrom. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group has such power over such company.

Investment in subsidiaries is stated at cost less impairment losses. Such impairment loss made when there is a decline other than temporary in the value of investments and is recognised as an expense in the period in which the decline occurred. The policy for recognition and measurement of impairment losses is in accordance with Note 4.9. On disposal of an investment, the difference between net disposal proceeds and its carrying amount is charged or credited to Income Statement.

The consolidated financial statements incorporate the financial statements of the Company and of its subsidiaries made up to the same financial year end. Subsidiaries acquired or disposed are included in the consolidated financial statements from the date of acquisition or to the date of disposal, as appropriate. Subsidiaries are consolidated using the acquisition method of accounting. Any excess of the cost of the acquisition over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition is recognised immediately in Income Statements.

Intra-group transactions, balances and resulting unrealised gains are eliminated on consolidation and the consolidated financial statements reflect external transactions only. Unrealised losses are eliminated on consolidation unless costs cannot be recovered.

	4.2	Property, Plant and Equipment and Depreciation

(i) Property, plant and equipment are stated at cost less accumulated depreciation and if any, impairment losses.

(ii) Property, plant and equipment are depreciated on a straight line basis to write off their cost over their estimated useful lives, at the following annual rates:-

Computer system	20%
Office equipment	20%
Furniture and fittings	20%

(iii)	Plant under construction is stated at cost with no depreciation.

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	4.3	Investments

Shares in subsidiary companies are stated at cost, less impairment loss where applicable, a permanent decline in value.

	4.4	Income Recognition

(i) Construction Contracts

Revenue from fixed price construction contracts is recognised on the percentage of completion method, measured by reference to the proportion that contract costs incurred for contract work performed to date that reflect work performed bear to the total estimated contract costs.

When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of contract costs incurred that is probable to be recoverable and contract costs are recognised as an expense in the period in which they are incurred.

An expected loss on a contract is recognised immediately in the income statement.

	4.5	Foreign Currency Translations

Foreign currency assets and liabilities are translated into Malaysian Ringgit at the rates of exchange ruling at the balance sheet date. Transactions during the year have been translated into Malaysian Ringgit at approximately the rates of exchange ruling at the date of transactions. All gains and losses on exchange are dealt through the income statement.

The principal closing rates used in the translated of foreign currency amounts are as follows :-

USD
1 Riggit Malaysia	0.29

4.6	Employee Benefits

(i) Short-term benefits

Wages, salaries, bonuses and social security contributions are recognised as an expense in the year in which the associated services are rendered by employees of the Group and of the Company.  Short-term accumulating compensated absences such as paid annual leave are recognised when services are rendered by employees that increase their entitlement to future compensated absences, and short-term non-accumalating compensated absences such as sick leave are recognised when the absences occur.

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	4.6	Employee Benefits (Continued)

(ii) Post-employment benefits

The Company contributes to the Employees Provident Fund (EPF), the national defined contribution plan. Such contributions are recognised as an expense in the income statement as incurred.

	4.7	Income Tax

Income tax on the profit or loss for the year comprises current and deferred tax.  Current tax is the expected amount of income taxes payable in respect of the taxable profit for the year and is measured using the tax rates that have been enacted at the balance sheet date.

Deferred tax liabilities and assets are provided for under the liability method at the current tax rate in respect of all temporary differences between the carrying amount of an asset or liability in the balance sheet and its tax base including unused tax losses and capital allowances.

A deferred tax asset is recognised only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilised.  The carrying amount of a deferred tax asset is reviewed at each balance sheet date.  If it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilised, the carrying amount of the deferred tax asset will be reduced accordingly.  When it becomes probable that sufficient taxable profit will be available, such reductions will be reversed to the extent of the taxable profit.

	4.8	Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments with maturities of three months or less from the date of acquisition and are readily convertible to cash with insignificant risk of changes in value.

	4.9	Impairment of Assets

The carrying values of assets are reviewed for impairment when there is an indication that the assets might be impaired.  Impairment is measured by comparing the carrying values of the assets with their recoverable amounts.  The recoverable amount is the higher of net realisable value and value in use, which is measured by reference to discounted future cash flows.  Recoverable amounts are estimated for individual assets, or if it is not possible, for the cash-generating unit.

An impairment loss is charged to the income statement immediately. Subsequent increase in the recoverable amount of an asset is treated as reversal of the previous impairment loss and is recognised to the extent of the carrying amount of the asset that would have determined (net of amortisation and depreciation) had no impairment loss been recognised.  The reversal is recognised in the income statement immediately.

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	4.10	Financial Instruments

The particular recognition methods adopted for financial instruments carried on the balance sheet are disclosed in the individual accounting policy statements associated with each item.

Financial instruments are classified as liabilities or equity in accordance with the substance of the contractual arrangement. Interest, dividends, gains and losses relating to a financial instrument classified as liability are reported as expense or income. Distributions to holders of financial instruments classified as equity are charged directly to equity.

5.	PROPERTY, PLANT AND EQUIPMENT (Continued) - Group and Company

The plant under construction represent a biodiesel production plant in Indonesia which amounted to RM115,000,000. A contractor, Oil-Line Engineering & Associates Sdn. Bhd. was appointed to develop the biodiesel production plant in Indonesia.

Upon the completion of the biodiesel plant, the Company intend to sell it to its subsidiary company, PT Plant Biofuel Indonesia, as capital injection to set off against the unpaid capital investment cost in the subsidiary company as stated in Note 8.

6.	INVESTMENT IN SUBSIDIARY COMPANY

USD
Unquoted shares, at cost	14,250,000

	The subsidiary company, incorporated in Indonesia is:-

	Name of company	Principal activities	Holdings in equity
	PT. Optimis Teguh Indonesia	Organic Chemical Industry	95%
		which is resourced from
		agricultural.

In the year 2007, the Company acquired 95% interest in shares of the above subsidairy company, PT. Optimis Teguh Indonesia, for an agreed capital investment cost of USD14,250,000 (Rupiah 129,532,500,000). The capital investment cost, which shall be paid progressively, has been partially paid and as at 5 September 2008, the outstanding unpaid capital investment cost of USD13,197,338 which is equivalent to Rupiah 128,867,594,234 has been taken up as investment cost and correspondently, the amount payable has been reflected as the amount owing to the subsidiary.

	The subsidiary company is audited by firms other than Messrs E. S. Lim & Co.

7.	OTHER RECEIVABLES

	GROUP	COMPANY
	USD	USD
Amount due from other related parties	9,382	0
Other receivables and prepayment	2,892	2,892
	12,274	2,892

The amount due from other related parties represents unsecured, interest free advances and with no fixed terms of repayment.

8.	OTHER PAYABLES

	GROUP	COMPANY
	USD	USD
Sundry payables and accruals	9,115,423	9,113,232
Amount due to a director	39,477	39,477
Amount due to subsidiary company	0	13,197,338
	9,154,900	22,350,047

The amount due to subsidiary company is unsecured and interest free and comprised of the unpaid issued share capital as explained and referred to in Note 6 of the note to the financial statements.

The amount due to a director represent unsecured, interest free advances and with no fixed terms of repayment.

9.	SHARE CAPITAL

	GROUP	COMPANY
	USD	USD
Authorised:
10,000,000 ordinary shares of USD0.29 each	2,909,500	2,909,500

Issued and fully paid:
9,448,002 ordinary shares of USD0.29 each
Balance at 1 October	1	1
Allotment of shares	2,748,895	2,748,895
Balance at 5 September	2,748,896	2,748,896

10.	REVENUE

The Group's and the Company's sales represents the progress claims billed on electrical works.

11.	EMPLOYEE INFORMATION

	GROUP	COMPANY
	USD	USD
Staff costs
- short-term benefits	14,784	5,922
- EPF	594	594
	15,378	6,516

The number of employees of the Company excluding directors at the end of the financial period was 1.

12.	LOSS BEFORE TAXATION

	GROUP	COMPANY
	USD	USD
Loss before taxation is arrived at:
After charging:-
Auditors' remuneration	1,164	1,164
Rental of premises	18,849	14,548
Rental of vehicle	2,686	0
Depreciation of property, plant and equipment	414	414
Directors' remuneration :
- Salaries and allowance	8,832	8,832
- Fee	2,910	2,910
- EPF	314	314
Foreign exchange loss	110	110

13.	CAPITAL COMMITMENTS - Group and Company

As at 5 September 2008, the outstanding capital commitments which has been authorised but not provided for in the financial statements as follows :

	GROUP	COMPANY
	USD	USD
Balance contract price of the plant (Note 5)	21,617,700	21,617,700
Contract price of the leasehold land	186,906	0
	21,804,606	21,617,700

14.	DISCLOSURE ON NON-CASH ACTIVITIES

	GROUP	COMPANY
	USD	USD
Supplemental non-cash activities disclosure :-
Non-cash addition of property, plant and equipment	8,799,050	8,799,050
Value of shares issued in share exchange agreements	14,176,993	14,176,993
Non-cash addition of other payables	159,719	159,719
	23,135,762	23,135,762

(b)           Exhibits

Exhibit No.                      Document

3.1	Articles of Incorporation
3.2	Bylaws
4	Specimen Stock Certificate
10.1	Soligress Memorandum of Understanding
10.2	Employment Agreement – William VanVliet
10.3	Employment Agreement – Richard S. Henderson
10.4	Employment Agreement – Joseph Putegnat
10.5	Employment Agreement – Steve Braasch
10.6	Employment Agreement – David Slater
10.7	Employment Agreement – Cho Nam Sang
10.8	Share Exchange Agreement with Bio-Aspect Sdn. Bhd. and Exquisite Foresight Sdn. Bhd.
10.9	Share Exchange Agreement with Caerus Ltd.
10.10	Subscription Agreement with OilCorp Berhad
10.11	Plant Offshore Group Limited Subscription Agreement and Investor Questionnaire
23.1	Consent of PMB Helin Donovan
23.2	Consent of ES Lim
23.3	Consent of Horwath
24	Power of Attorney (signature page)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

RENEWABLE FUEL CORP
A Nevada corporation
Date: July 17, 2009
	By:	/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

Date: July 17, 2009
	By:	/s/ Cho Nam Sang
Cho Nam Sang
Director and VP International Affairs

Date: July 17, 2009
	By:	/s/ Richard S. Henderson
Richard S. Henderson
President and Director

Date: July 17, 2009
	By:	/s/ Tan Yee Hean
Tan Yee Hean
Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes William VanVliet and Richard S. Henderson, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therein.

Date: July 17, 2009
By:
/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

Date: July 17, 2009
By:
/s/ Cho Nam Sang
Cho Nam Sang
Director and VP International Affairs

Date: July 17, 2009
By:
/s/ Richard S. Henderson
Richard S. Henderson
President and Director

Date: July 17, 2009
By:
/s/ Tan Yee Hean
Tan Yee Hean
Director